EXECUTION COPY

ASSET PURCHASE AGREEMENT

by and among

VISTACHIARA PRODUCTIONS, INC.,

ACCESS INTEGRATED TECHNOLOGIES, INC.,

BP/KTF, LLC

and

Each Member of BP/KTF, LLC

January 7, 2007

Page

Article I	DEFINITIONS	1
1.1	Certain Definitions	1
1.2	Rules of Construction	6
Article II	TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES	7
2.1	Transfer of Assets	7
2.2	Excluded Assets	9
2.3	Assumption of Liabilities	9
2.4	Excluded Liabilities	9
Article III	PURCHASE PRICE	9
3.1	Purchase Price	9
3.2	Stock Payment Adjustment	10
3.3	Allocation of Purchase Price	10
3.4	Transactional Expenses	10
Article IV	CLOSING	11
4.1	Closing	11
4.2	General Procedure	11
Article V	REPRESENTATIONS AND WARRANTIES OF SELLER	11
5.1	Organization and Corporate Power	11
5.2	Subsidiaries	12
5.3	Execution; Delivery; Valid and Binding Agreement	12
5.4	Authority; No Breach	12
5.5	Governmental Authorities; Consents	12
5.6	Financial Statements and Absence of Certain Developments	12
5.7	Absence of Undisclosed Liabilities	13
5.8	No Material Adverse Changes	13
5.9	Absence of Certain Developments	13
5.10	Title to Properties	14
5.11	Accounts Receivable	15
5.12	Tax Matters	15
5.13	[Intentionally Omitted]	16

-i-

(continued)

Page

5.14	Contracts and Commitments	16
5.15	Intellectual Property; Domain Names	17
5.16	Litigation	18
5.17	[Intentionally Omitted]	19
5.18	Employees	19
5.19	Employee Benefit Plans	19
5.20	Insurance	19
5.21	Affiliate Transactions	19
5.22	Customers and Suppliers	19
5.23	Compliance with Laws; Permits	20
5.24	Environmental Matters	20
5.25	Disclosure	21
5.26	Investment Intent	21
5.27	Information	21
5.28	Accreditation	22
5.29	Brokerage	22
5.30	Accounts Receivable	22
Article VI	REPRESENTATIONS AND WARRANTIES OF BUYER	22
6.1	Incorporation and Corporate Power	22
6.2	Execution, Delivery; Valid and Binding Agreement	22
6.3	No Breach	22
6.4	Sufficiency of Funds	23
6.5	Brokerage	23
6.6	Valid Issuance of Common Stock	23
6.7	SEC Filings; Listing Requirements	23
6.8	Disclosure	23
Article VII	COVENANTS OF SELLER	23
7.1	Conduct of the Business	23
7.2	Access to Books and Records; Access to Employees	25
7.3	Regulatory Filings	25

-ii-

(continued)

Page

7.4	Conditions	26
7.5	No Negotiations, etc	26
7.6	Noncompetition Covenant	26
7.7	Payment to AccessIT	26
7.8	Restrictions on Transfer	26
7.9	Accounts Payable	26
7.10	Accounts Receivable	27
Article VIII	COVENANTS OF BUYER	27
8.1	Regulatory Filings	27
8.2	Conditions	27
Article IX	CONDITIONS TO CLOSING	27
9.1	Conditions to Buyer’s Obligations	27
9.2	Conditions to Seller’s Obligations	30
Article X	TERMINATION	31
10.1	Termination	31
10.2	Effect of Termination	32
Article XI	CONTINGENT CONSIDERATION	32
11.1	Contingent Consideration	32
11.2	Definitions	33
11.3	Acceleration	35
Article XII	ADDITIONAL AGREEMENTS OF THE PARTIES	35
12.1	Transfer Restrictions	35
12.2	Lock Up	36
12.3	Brokers	37
Article XIII	MISCELLANEOUS	37
13.1	Press Releases and Announcements	37
13.2	Expenses	37
13.3	Further Assurances	37
13.4	Cooperation and Exchange of Information	37
13.5	Amendment and Waiver	38

-iii-

(continued)

Page

13.6	Notices	38
13.7	Assignment	38
13.8	Severability	39
13.9	Complete Agreement	39
13.10	Counterparts	39
13.11	Indemnification; Survival of Representations and Warranties; Limitations of Liability 39
13.12	Applicable Law; Consent to Jurisdiction	39

-iv-

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of January 7, 2007, is made and entered into by and among , VISTACHIARA PRODUCTIONS, INC., a Delaware corporation (“Buyer”), Access Integrated Technologies, Inc., a Delaware corporation, the parent of Buyer (“AccessIT”), BP/KTF, LLC, a California limited liability company (the “Seller”) and, solely for purposes of Section 13.11, each of Kidtoon Films, Inc. and Greg Rutkowski (each, a “Member” and, collectively, the “Members”).

WHEREAS, Seller is engaged in the business of turn-key content aggregation, distribution and marketing which brings films and alternate content to exhibitors (the “Business”); and

WHEREAS, Seller desires to sell and assign to Buyer, and Buyer desires to purchase and assume from Seller, on the terms and subject to the conditions set forth in this Agreement, substantially all of the assets of Seller and certain liabilities of Seller.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements and the conditions set forth in this Agreement, Buyer and Seller hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1          Certain Definitions. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

“Acceleration Amount” has the meaning set forth in Section 11.2(a).

“Acceleration Closing” has the meaning set forth in Section 11.3.

“Acceleration Condition” has the meaning set forth in Section 11.2(b).

“Acceleration Event” has the meaning set forth in Section 11.2(c).

“Acceleration Payment” has the meaning set forth in Section 11.2(d).

“Acceleration Payment Notice” has the meaning set forth in Section 11.3.

“AccessIT” has the meaning set forth in the preamble to this Agreement.

“AccessIT SEC Filings” has the meaning set forth in Section 6.7.

“Additional Shares” has the meaning set forth in Section 3.2(a).

“Affiliate” means, as applied to any person, any other person directly or indirectly controlling, controlled by, or under common control with, that person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of capital stock or other equity ownerships, by contract or otherwise.

“Aggregate Earn Out Payment” has the meaning set forth in Section 11.2(e).

“Aggregate Net Income Target” has the meaning set forth in Section 11.2(f).

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Annual Financial Statements” has the meaning set forth in Section 5.6.

“Assets” has the meaning set forth in Section 2.1.

“Assignment and Assumption Agreement” has the meaning set forth in Section 4.2.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Balance Sheet Date” has the meaning set forth in Section 5.8.

“Bill of Sale” has the meaning set forth in Section 4.2.

“Business” has the meaning set forth in the recitals to this Agreement.

“Business Day” means any day other than a Saturday, a Sunday, a day on which commercials banks are authorized by Law to be closed in the State of New York or a day on which Nasdaq is not open for trading.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer’s Acceleration Notice” has the meaning set forth in Section 11.3.

“Buyer’s Net Income” has the meaning set forth in Section 11.2(g).

“Certificate of Formation” means the Certificate of Formation of the Seller filed with the Secretary of State of the State of California on June 5, 2006, a true, correct and complete copy of which has heretofore been delivered to Buyer by Seller.

“Closing” has the meaning set forth in Section 4.1.

“Closing Date” has the meaning set forth in Section 4.1.

“Code” has the meaning set forth in Section 3.3.

“Common Stock” means the class A common stock, par value $0.001 of AccessIT.

“Deficiency” has the meaning set forth in Section 11.2(h).

“Disclosure Schedules” has the meaning set forth in Article V.

“Domain Names” has the meaning set forth in Section 5.15(a).

“Earn Out Amount” has the meaning set forth in Section 11.2(i).

“Earn Out Determination Date” has the meaning set forth in Section 11.2(j).

“Earn Out Payment” has the meaning set forth in Section 11.2(k).

“Earn Out Period” has the meaning set forth in Section 11.2(l).

“Earn Out Statement” has the meaning set forth in Section 11.2(m).

“Earn Out Termination Notice” has the meaning set forth in Section 11.3.

“Employment Agreements” means the Employment Agreements, dated as of the Closing Date, by and between Buyer and each of Jonathan Dern, Michele Martell and Greg Rutkowski, each in substantially the form attached hereto as Exhibit F.

“Environmental Law” means any present or future federal (including, but not limited to, the Federal Water Pollution Control Act, 33 U.S.C. Sections 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq., the Clean Air Act, 42 U.S.C. Sections 7401 et seq., the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Sections 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1808 et seq., and the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136 et seq.), state or local statute, ordinance, rule or regulation, any judicial or administrative order or judgment (whether or not by consent), any common law doctrine and any provision or condition of any permit, license or other operating authorization relating to (i) the protection of the environment, health and safety or the public welfare from actual or potential exposure (or the effects of exposure) to any actual or potential release, discharge, disposal or emission (whether past or present) of any

Regulated Substance or (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Regulated Substance.

“ERISA” has the meaning set forth in Section 5.19.

“Exchange Act” has the meaning set forth in Section 6.7.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Facilities” has the meaning set forth in Section 5.24.

“Fair Market Value” has the meaning set forth in Section 3.2(b)(i).

“Final Earn Out Entitlement” has the meaning set forth in Section 11.2(n).

“Financial Statements” has the meaning set forth in Section 5.6.

“GAAP” means accounting principles generally accepted in the United States of America as in effect from time to time, consistently applied.

“Governmental Authority” has the meaning set forth in Section 5.16.

“Intellectual Property” has the meaning set forth in Section 2.1(e).

“Law” has the meaning set forth in Section 5.4.

“Leases” has the meaning set forth in Section 5.10(a).

“Losses” has the meaning set forth in Section 13.11(c).

“Material Adverse Effect” has the meaning set forth in Section 5.1.

“Member” or “Members” has the meaning set forth in the preamble to this Agreement.

“Minimum Value” has the meaning set forth in Section 3.2(b)(ii).

“Most Recent Financial Statements” has the meaning set forth in Section 5.6.

“Nasdaq” means the Nasdaq Global Market.

“Non-Competition Agreements” means the Non-Competition Agreements, dated as of the Closing Date, entered into by each of Jonathan Dern, Michele Martell and Greg Rutkowski, each in substantially the form attached hereto as Exhibit G.

“PCBs” has the meaning set forth in Section 5.24(f)(iii).

“Permits” has the meaning set forth in Section 5.23(b).

“Purchase Price” has the meaning set forth in Section 3.1.

“Real Property” has the meaning set forth in Section 5.10(a).

“Registration Date” has the meaning set forth in Section 12.2.

“Registration Rights Agreement’ means the Registration Rights Agreement, dated as of the Closing Date, by and between AccessIT and Seller, in substantially the form attached hereto as Exhibit A.

“Regulated Substances” means any pollutant, contaminant, toxic, hazardous or noxious substance whose presence, storage, use or disposal is regulated by any Governmental Authority, including (A) petroleum or any petroleum distillates, flammable substances, explosives or radioactive materials; (b) asbestos or any asbestos-containing material of any kind or character; (c) polychlorinated biphenyls (“PCBs”), as regulated by the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., (d) any materials or substances defined or designated as “hazardous substances” pursuant to the Clean Water Act, 33 U.S.C. Section 1251 et seq. or the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq.; (e) any material defined or designated as a “chemical substance,” “new chemical substance” or “hazardous substance or mixture” pursuant to the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.,; and (f) any material defined or designated as “hazardous waste” pursuant to the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.

“Related Agreements” has the meaning set forth in Section 9.1(f).

“Screenvision” has the meaning set forth in Section 9.1(q).

“SD Entertainment” means SD Entertainment, Inc.

“SD Services Agreement” means the Services Agreement, dated as of the Closing Date, by and between SD Entertainment and Buyer, in substantially the form attached hereto as Exhibit E.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Intellectual Property” has the meaning set forth in Section 5.15(b).

“Services Agreement” has the meaning set forth in Section 2.2.

“Stock Payment” means 460,000 shares of Common Stock, as adjusted pursuant to Section 3.2.

“Tangible Personal Property” has the meaning set forth in Section 2.1(a).

“Tax” or “Taxes” means any federal, state, local or foreign income, gains, gross receipts, branch, license, payroll, employment, excise, utility, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, employment, disability, compensation, real property, personal property, sales, use, goods and services, transfer, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other person.

“Tax Return” means any and all returns, declarations, reports, claims for refund, disclosures, estimates, or information returns or statements required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto, and any amendment thereof.

“Transfer” has the meaning set forth in Section 12.2.

“VWAP” means, for any date, the price determined by the daily volume weighted average price per share of the Common Stock for such date ( or the nearest preceding date) on Nasdaq as reported by Bloomberg Financial L.P. (based on a Business Day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time).

“Yearly Earn Out Period” has the meaning set forth in Section 11.2(o).

“Yearly Income” has the meaning set forth in Section 11.2(p).

“Yearly Net Income Target” has the meaning set forth in Section 11.2(q).

1.2          Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (i) any definition of or reference to any contract, instrument or other document herein shall be construed as referring to such Contract, instrument or other document as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any person shall be construed to include such person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) any definition or reference to any law shall be construed as referring to such law as from time to time amended, supplemented or otherwise modified, and (v) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE II

TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES

2.1          Transfer of Assets. On the terms and subject to the conditions set forth in this Agreement, Seller shall, at the Closing, sell, transfer and assign to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller’s right, title and interest, as of the Closing Date, in and to all of the assets of Seller (collectively, except for the Excluded Assets, the “Assets”), including, but not limited to:

(a)          All of the equipment, machinery, furniture, fixtures, furnishings, leasehold improvements (the “Tangible Personal Property”) and other tangible personal property (other than Inventory (as such term is defined below)) owned by Seller;

(b)          Seller’s interest in all licenses, contracts or agreements to which Seller is a party;

(c)          all unfilled or uncompleted customer contracts, commitments or purchase or sales orders received and accepted by Seller in the ordinary course of business;

(d)          all documents or other tangible materials embodying technology or intellectual property rights owned by, licensed to or otherwise controlled by Seller, whether such properties are located on Seller’s business premises or on the business premises of Seller’s suppliers or customers, including, without limitation all software programs (including both source and object codes) and related documentation for software used in or developed for support of the Business;

(e)          all rights arising throughout the world, in, arising out of, or associated with patents, patent applications, trademarks, service marks, trade names, trade dress, logos, corporate names, copyrights, mask works, inventions, trade secrets, know-how, concepts, computer software (including, without limitation, all source code, object code, firmware, operating systems, technical manuals and specifications), technical data, industrial designs, proprietary rights, proprietary processes, databases and data collections, other information or other intellectual property rights owned by, licensed to or otherwise controlled by Seller, or used in, developed for use in or necessary to the conduct of the Business as now conducted or planned to be conducted including, without limitation, those set forth in the Disclosure Schedule under the caption referencing Section 5.15 and including trade names, internet domain names and websites and similar intangible rights used in connection with the Business, and the rights to institute or maintain any action or investigation for and to recover damages for any past infringement thereof or any actions of unfair competition relating thereto, together with all copies and tangible embodiments of any of the foregoing, in whatever form or medium (the “Intellectual Property”). For the sake of clarity, Intellectual Property shall also include all intellectual property rights (and any other rights) and title in and to all software;

(f)           the names Bigger Picture, Kidtoon Films or any combination or variation of words in which the names appear or any rights associated with such name or any right to use such name in all jurisdictions in which Seller either currently uses any such name or has any right to use any such name and any stationery on which such names appear;

(g)          all of Seller’s books, records and other documents and information relating to the Assets or the Business, including, without limitation, all customer, prospect, dealer and distributor lists, sales literature, inventory records, purchase orders and invoices, sales orders and sales order log books, customer information, commission records, correspondence, employee payroll and personnel records, product data, price lists, product demonstrations, quotes and bids and all product catalogs and brochures;

(h)          all accounts or notes receivable (excluding intra-company accounts) owing to Seller;

(i)           all permits, licenses and other governmental approvals held by Seller to the extent they are assignable;

(j)	all prepaid expenses and deposits made by Seller;
(k)	all long-term investments of Seller;

(l)           any rights to recovery by Seller arising out of litigation that is pending prior to or commences after the Closing Date to the extent the claim arises prior to the Closing Date;

(m)         all insurance policies of Seller and all rights of Seller (including rights to receive dividends) under or arising out of such insurance policies;

(n)          rights to receive refunds with respect to any and all Taxes paid by Seller, including interest payable with respect thereto; and

(o)          goodwill (including all goodwill associated with and symbolized by the name or names identified in subsection (i) above as used as a trademark or service mark and all goodwill associated with and symbolized by any other names, trademark or service mark, trade name or corporate name), all related tangibles and intangibles of Seller and all rights to continue to use the Assets in the conduct of a going business.

Notwithstanding anything contained herein to the contrary, the parties hereto expressly agree that Buyer is not assuming any of the liabilities, obligations or undertakings relating to the foregoing Assets, except for those liabilities and obligations specifically assumed by Buyer in Section 2.3 hereof.

2.2          Excluded Assets. Notwithstanding the terms of Section 2.1, the Assets shall not include (i) assets and rights owned by SD Entertainment and provided to Seller pursuant to that certain Services Agreement between SD Entertainment and Seller dated July 28, 2006 (the “Services Agreement”), and (ii) any, and Seller shall retain and continue to own all, of the assets and rights set forth in the Disclosure Schedule under the caption referencing this Section 2.2 (the “Excluded Assets”).

2.3          Assumption of Liabilities. Buyer shall only assume, pay, perform in accordance with their terms or otherwise satisfy, as of the Closing Date, those liabilities of Seller set forth in the Disclosure Schedule under the caption referencing this Section 2.3 (the “Assumed Liabilities”). Buyer agrees to perform all of Seller’s obligations, duties and responsibilities under any contracts that are Assets arising on and after the Closing Date; provided that Buyer does not agree to perform any obligation, duty or responsibility of Seller which arose during the periods before the Closing Date or which are obligations arising out of or in connection with the actions, or failure to act, of Seller before the Closing Date. For clarity’s sake, Buyer does not agree to perform any obligation, duty or responsibility of Seller relating to periods prior to the Closing Date, including obligations, duties or responsibilities for such periods which are not due until after the Closing Date. Except as expressly provided herein, the assumption by Buyer of the Assumed Liabilities and the transfer thereof by Seller in no way shall expand the rights and remedies of any third party against Buyer or its officers, directors, stockholders and advisors as compared to the rights and remedies such third party would have had against such parties had Buyer not assumed the Assumed Liabilities.

2.4          Excluded Liabilities. Other than as set forth above in Section 2.3, Seller shall retain, and Buyer shall not assume or agree to pay, perform, or discharge, and nothing contained in this Agreement shall be construed as an assumption by Buyer of, any liabilities, obligations or undertakings of Seller of any nature whatsoever, whether accrued, absolute, fixed or contingent, known or unknown, due or to become due, unliquidated or otherwise. Seller shall be responsible for all of the liabilities, obligations and undertakings of Seller not assumed by Buyer pursuant to Section 2.3 hereof.

ARTICLE III

PURCHASE PRICE

3.1          Purchase Price. As consideration for the sale of the Assets by Seller, Buyer shall, on the Closing Date, (i) pay to Seller the Stock Payment, as adjusted pursuant to

Section 3.2, and (ii) grant to Seller the right to the Earn Out Payment (collectively, the “Purchase Price”).

3.2	Stock Payment Adjustment.

(a)          The Stock Payment to be issued at Closing shall be subject to adjustment on the Closing Date, if and to the extent that on the Closing Date the Minimum Value (as defined below) shall exceed the Fair Market Value (as defined below). In such event, the Stock Payment shall be increased by the number of additional shares of Common Stock (“Additional Shares”) determined in accordance with the following formula:

((Stock Payment x Minimum Value) – (Stock Payment x Fair Market Value)) ÷ Fair Market Value = Additional Shares

Notwithstanding the foregoing, in no event shall (i) the aggregate number of Additional Shares exceed 40,000 shares of Common Stock and (ii) AccessIT be required to issue fractional shares, but instead the parties shall round down to the nearest full share.

(b)          As used in this Section 3.2, the following terms shall have the following meanings:

(i)           “Fair Market Value” means the VWAP for the thirty (30) Business Day period ending on the Business Day immediately prior to the Closing Date.

(ii)          “Minimum Value” means Eight Dollars ($8) per share of Common Stock.

3.3          Allocation of Purchase Price. For federal income tax purposes, Buyer and Seller shall allocate the Purchase Price among the Assets in such a manner as reasonably determined by Buyer’s auditors, after taking into account the applicable Treasury Regulations and the fair market value of such items. Buyer shall prepare for filing all Returns (as defined in Section5.8(a)) that may be required with respect to the transaction provided for herein pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), any Treasury Regulations promulgated thereunder, any other similar provision of the Code and any other similar, applicable foreign, state or local Tax law or regulation. Seller shall provide information that may be required by Buyer for the purpose of preparing such Returns, execute and file such Returns as requested by Buyer and file all other returns and Tax information on a basis that is consistent with such Returns prepared by Buyer.

3.4          Transactional Expenses. Seller shall be liable for the aggregate amount of any and all sales, use, transfer, conveyance, bulk transfer, business and occupation, value added or gross receipts Taxes or other Taxes, duties, excises or governmental charges, imposed by any taxing jurisdiction with respect to the sale, transfer, or assignment of the Assets or otherwise on account of this Agreement or the transactions contemplated herein.

ARTICLE IV

CLOSING

4.1          Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Kelley Drye & Warren LLP, 101 Park Avenue, New York, New York 10178 at 10:00 a.m. on January 12, 2007, or at such other place and/or on such other date as is mutually agreeable to Buyer and Seller. The date on which the Closing occurs is referred to herein as the “Closing Date,” and the Closing shall be deemed effective as of 8:00 a.m., City of New York time, on the Closing Date.

4.2          General Procedure. At the Closing, each party shall deliver to the party entitled to receipt thereof the documents required to be delivered pursuant to Article IX hereof and such other documents, certificates, instruments and materials (or complete and accurate copies thereof, where appropriate) as may be reasonably required in order to effectuate the intent and provisions of this Agreement, and all such documents, instruments and materials shall be satisfactory in form and substance to counsel for the receiving party. The conveyance, transfer, assignment and delivery of the Assets shall be effected by Seller’s execution and delivery to Buyer of a bill of sale substantially in the form attached hereto as Exhibit B (the “Bill of Sale”) and such other instruments of conveyance, transfer, assignment and delivery as Buyer shall reasonably request to cause Seller to transfer, convey, assign and deliver the Assets to Buyer, and the assignment and assumption of Seller’s Liabilities to Buyer shall be effected by Seller’s and Buyer’s execution of an assignment and assumption agreement substantially in the form attached hereto as Exhibit C (the “Assignment and Assumption Agreement”).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that, except as set forth in the Disclosure Schedule delivered by Seller to Buyer on the date hereof (the “Disclosure Schedule”) (which Disclosure Schedule sets forth the exceptions to the representations and warranties contained in this Article V under captions referencing the Sections to which such exceptions apply):

5.1               Organization and Corporate Power. Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of California and has all requisite company power and authority and all authorizations, licenses, permits and certifications necessary to carry on the Business as now being conducted and to own, lease and operate the Assets. Seller is qualified as a foreign corporation to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be qualified and in which the failure to be so qualified would have a Material Adverse Effect (as hereinafter defined) on the financial or operating condition of the Business. “Material Adverse Effect” in this Agreement shall mean any material adverse effect on the business, operations, assets, liabilities, financial condition, prospects or results of the Business, taken as a whole.

5.2          Subsidiaries. Seller has no subsidiaries nor owns any capital stock or other proprietary interest, directly or indirectly, in any corporation, association, trust, partnership, joint venture or other entity.

5.3          Execution; Delivery; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Seller, and, as of the Closing Date, by Seller’s members, to the extent required by applicable law or Seller’s operating agreement and/or Certificate of Formation and no other proceedings on its or their part are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by Seller and, assuming that this Agreement is the valid and binding agreement of Buyer, constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms.

5.4          Authority; No Breach. Seller has the requisite company power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Except as set forth in the Disclosure Schedule under the caption referencing this Section 5.4, the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby do not conflict with or result in any breach of any of the provisions of, or constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Certificate of Formation or operating agreement of Seller or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Seller or the Assets are bound or affected (other than consents required under Section 9.1(c) hereof, which Seller undertakes to obtain prior to the Closing Date), or any federal, state, local or foreign law, statute, rule, ordinance, administrative ruling, regulation or order, judgment or decree to which Seller or the Assets are subject (collectively, “Laws”).

5.5          Governmental Authorities; Consents. Seller is not required to submit any notice, report or other filing with any Governmental Authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth in the Disclosure Schedule under the caption referencing this Section 5.5, no consent, approval or authorization of any Governmental Authority or other person is required to be obtained by Seller in connection with its execution, delivery and performance of this Agreement.

5.6          Financial Statements and Absence of Certain Developments. Set forth in the Disclosure Schedule under the caption referencing this Section 5.6, are the following financial statements: (A) the balance sheet and statements of operations and cash flows for the Business as of and for the fiscal year ended December 31, 2005 (the “Annual Financial Statements”); and (B) the consolidated balance sheet and statements of operations and cash flows for the Business as of and for the eleven (11) month period ended November 30, 2006 (the “Most Recent Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements fairly present the financial condition of Seller as of such dates and the results of its operations and changes in its cash flows for the periods covered thereby.

5.7          Absence of Undisclosed Liabilities. With respect to the Assets or the operations of the Business, Seller has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, except (i) as reflected in the Most Recent Financial Statements, (ii) liabilities that have arisen after the Balance Sheet Date in the ordinary course of business (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit), or (iii) as otherwise set forth in the Disclosure Schedule under the caption referencing this Section 5.7. A complete and accurate list of all of Seller’s accounts payable is set forth in the Disclosure Schedule under the caption referencing Section 7.9.

5.8          No Material Adverse Changes. Since the date of the balance sheet included in the Most Recent Financial Statements (the “Balance Sheet Date”), there has been no material adverse change in the assets, financial condition, operating results, customer, employee or supplier relations, business condition or prospects of Seller.

5.9          Absence of Certain Developments. Since the Balance Sheet Date, Seller has not:

(a)          borrowed any amount or incurred or become subject to any liability in excess of $10,000 except (i) current liabilities incurred in the ordinary course of business and (ii) liabilities under contracts entered into in the ordinary course of business;

(b)          mortgaged, pledged or subjected to any lien, charge or any other encumbrance, any of the Assets except (i) liens for current property taxes not yet due and payable, (ii) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materialmen and the like, (iii) liens in respect of pledges or deposits under workers’ compensation laws, or (iv) liens set forth under the caption referencing this Section 5.9 in the Disclosure Schedule;

(c)          discharged or satisfied any lien or encumbrance or paid any liability other than current liabilities paid in the ordinary course of business;

(d)          sold, assigned or transferred (including, without limitation, transfers to any employees, Affiliates or shareholders) any tangible assets of the Business or canceled any debts or claims, in each case, except in the ordinary course of business;

(e)          sold, assigned or transferred (including, without limitation, transfers to any employees, Affiliates or shareholders) any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets used in or held for use in the Business;

(f)           disclosed, to any person other than Buyer and authorized representatives of Buyer, any proprietary confidential information of the Business or otherwise related to the Assets, other than pursuant to a confidentiality agreement prohibiting the use or further disclosure of such information, which agreement is identified in the Disclosure Schedule under the caption referencing this Section 5.9 and is in full force and effect on the date hereof;

(g)          waived any rights of material value or suffered any extraordinary losses or adverse changes in collection loss experience, whether or not in the ordinary course of business or consistent with past practice;

(h)          taken any other action or entered into any other transaction other than in the ordinary course of business and in accordance with past custom and practice, or entered into any transaction with any “insider” (as defined in Section 5.21 hereof) other than employment arrangements otherwise disclosed in this Agreement and the Disclosure Schedule, or the transactions contemplated by this Agreement;

(i)           suffered any material theft, damage, destruction or loss of or to any property or properties owned or used by it in connection with the Business, whether or not covered by insurance;

(j)           made or granted any bonus or any wage, salary or compensation increase to any officer or employee who earns more than $30,000 per year, or consultant or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement, or adopted any new employee benefit plan or arrangement or made any commitment or incurred any liability to any labor organization;

(k)          made any single capital expenditure or commitment therefor in excess of $10,000;

(l)           made any loans or advances to, or guarantees for the benefit of, any persons such that the aggregate amount of such loans, advances or guarantees at any time outstanding is in excess of $10,000; or

(m)         made charitable contributions or pledges that in the aggregate exceed $5,000.

5.10	Title to Properties.

(a)          Seller does not own any real property. The real property demised by the leases (the “Leases”) described under the caption referencing this Section 5.10 in the Disclosure Schedule constitutes all of the real property used or occupied by Seller used in connection with the Business (the “Real Property”). The Real Property has access, sufficient for the conduct of the Business as now conducted or as presently proposed to be conducted, to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas and other utilities, used in the operation of the Business at that location.

(b)          The Leases are in full force and effect. Seller has delivered to Buyer complete and accurate copies of each of the Leases, and none of the Leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to Buyer. SD Entertainment, as tenant under the Leases, is not in default, and no circumstances exist which, if unremedied, would, either with or without notice or the passage of time or both, result in such default under any of the Leases; nor, to the best knowledge of Seller, is any other party to any of the Leases in default.

(c)          Seller owns good and marketable title to the Assets, including each item of Tangible Personal Property and tangible assets reflected on the Most Recent Financial Statements or acquired since the date thereof, free and clear of all liens and encumbrances, except for (i) liens for current Taxes not yet due and payable, (ii) liens set forth under the caption referencing this Section 5.10 in the Disclosure Schedule, (iii) the properties subject to the Leases, (iv) assets disposed of since the Balance Sheet Date in the ordinary course of business, (v) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers and materialmen and (vi) liens in respect of pledges or deposits under workers’ compensation laws; provided, however, that all such liens set forth in clauses (i) through (vi) above aggregate less than $5,000.

(d)          The Disclosure Schedule, under the caption referencing this Section 5.10, sets forth a description of all the Assets which constitute equipment, machinery, furniture, fixtures, furnishings and leasehold improvements. Except as otherwise described in the Disclosure Schedule under the caption referencing this Section 5.10, all of the Assets are in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business. There are no defects in such assets or other conditions relating thereto which, in the aggregate, materially adversely affect the operation or value of any Asset. Seller owns, or leases under valid leases, or is provided by SD Entertainment under the Services Agreement, all assets necessary for the conduct of the Business.

(e)          Seller is not in violation of any applicable zoning ordinance or other Law, relating to the operation of any properties used in the operation of the Business, and Seller has not received any notice of any such violation, or the existence of any condemnation proceeding with respect to any of the Real Property, except, in each case, with respect to violations the potential consequences of which do not or will not have a Material Adverse Effect on Seller.

(f)           Seller has no knowledge of improvements made or contemplated to be made by any public or private authority, the costs of which are to be assessed as special Taxes or charges against any of the Real Property, and there are no present assessments.

5.11       Accounts Receivable. The accounts receivable of Seller as of the date of this Agreement are set forth in the Disclosure Schedule under the caption referencing this Section 5.11, and are valid receivables, are not subject to valid counterclaims or setoffs, and are collectible in accordance with their terms, except as otherwise described in the Disclosure Schedule under the caption referencing this Section 5.11, and except to the extent of the bad debt reserve reflected on the Most Recent Financial Statements.

5.12	Tax Matters.

(a)          Seller has timely filed all Tax Returns required to be filed with the appropriate tax authorities in all jurisdictions in which such Tax Returns are required to be filed (taking into account any extension of time to file granted or to be obtained); and all such Tax Returns are true complete and correct in all material respects.

(b)          Except as to Taxes the payment of which is prohibited or stayed by the Bankruptcy Code, all Taxes shown to be payable on such Tax Returns have been paid

(c)          All Taxes not yet due have been adequately accrued in accordance with GAAP.

(d)          All Taxes required to be withheld, collected or deposited by Seller have been timely withheld, collected and deposited and, to the extent required by Law, all such Taxes have been paid when due to the appropriate Tax Authority, and Seller is in compliance in all material respects with respect to all withholding and information reporting requirements under all applicable Laws.

(e)          Except as set forth in the Disclosure Schedule under the caption referencing this Section 5.12, no federal, state, local or foreign Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Seller, and Seller has not received from any federal, state, local or foreign Tax Authority (including jurisdictions where Sellers have not filed a Tax Return) any (i) notice indicating an intent to open an audit or other review, or commence any other administrative or judicial Tax proceeding that is still active, (ii) request for information related to Tax matters where the examination or investigation giving rise to such request is still open, or (iii) notice of deficiency or proposed adjustments for any amount of Tax proposed, asserted, or assessed by any Tax Authority that remains unpaid. No written claim has been made by a Tax Authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction.

(f)           Buyer and the Assets will not be bound by any Tax sharing, Tax allocation, Tax indemnity or other similar agreements or arrangements (whether or not written) with respect to or involving Seller or the Assets after the applicable Closing Date.

(g)	There are no liens for Taxes on any of the Assets.

(h)          Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(i)           Seller has no liability for the Taxes of any person under Treas. Regs. §1.1502-6 or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise.

(j)           Seller is not a Foreign Person within the meaning of Section 1445 of the Code.

5.13	[Intentionally Omitted]
5.14	Contracts and Commitments.

(a)          The Disclosure Schedule, under the caption referencing this Section 5.14, lists the following agreements, whether oral or written, to which Seller is a party, that are currently in effect: (i) collective bargaining agreements or contracts with any labor union; (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan, other than as described under the caption referencing Section 5.19 hereof (or excluded by such Section from inclusion thereunder) in the Disclosure Schedule; (iii) hospitalization insurance or other welfare benefit plan or practice, whether formal or informal, other than as described under the caption referencing Section 5.19 hereof in the Disclosure Schedule (or excluded by such Section from inclusion thereunder); (iv) contracts for the employment of any officer, individual employee or other person on a full-time or consulting basis or relating to severance pay for any such person; (v) confidentiality agreements; (vi) agreements or indentures relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the Assets; (vii) guarantys of any obligation for borrowed money or otherwise; (viii) leases or agreements under which it is lessee of, or holds or operates any property, real or personal, owned by any other party, for which the annual rental exceeds $10,000; (ix) leases or agreements under which it is lessor of, or permits any third party to hold or operate, any property, real or personal, for which the annual rental exceeds $10,000; (x) contracts or group of related contracts with the same party for the purchase of products or services under which the undelivered balance of such products or services is in excess of $10,000; (xi) contracts or groups of related contracts with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $10,000; (xii) contracts or group of related contracts with the same party (other than any contract or group of related contracts for the purchase or sale of products or services) continuing over a period of more than six months from the date or dates thereof, not terminable by it on 30 days’ or less notice without penalty and involving more than $10,000; (xiii) contracts that prohibit Seller from freely engaging in business anywhere in the world; (xiv) contract for the distribution of any of the products of Seller (including any distributor, sales and original equipment manufacturer contracts); (xv) franchise agreements; (xvi) license agreements or agreements providing for the payment or receipt of royalties or other compensation by Seller in connection with the intellectual property rights listed under the caption referencing Section 5.15 hereof in the Disclosure Schedule; (xvii) contracts or commitments for capital expenditures in excess of $10,000; (xviii) agreements for the sale of any capital asset; or (xix) other agreements that are either material to Seller or were not entered into in the ordinary course of business.

(b)          Seller has performed all material obligations required to be performed by it in connection with the contracts or commitments required to be disclosed in the Disclosure Schedule under the caption referencing this Section 5.14 and is not in receipt of any claim of default under any contract or commitment required to be disclosed under such caption; Seller has no present expectation or intention of not fully performing any material obligation pursuant to any contract or commitment required to be disclosed under such caption; and Seller has no knowledge of any breach or anticipated breach by any other party to any contract or commitment required to be disclosed under such caption.

(c)          Prior to the date of this Agreement, Buyer has been supplied with a true and correct copy of each written contract or commitment, and a written description of each oral contract or commitment, referred to under the caption referencing this Section 5.14 in the Disclosure Schedule, together with all amendments, waivers or other changes thereto.

5.15	Intellectual Property; Domain Names.

(a)          Seller owns and possesses all right, title and interest, or holds a valid license, in and to the Intellectual Property, including such Intellectual Property set forth in the Disclosure Schedule to this Section 5.15. The Disclosure Schedule under the caption referencing this Section 5.15 lists all Intellectual Property whose rights have been licensed to third parties and Intellectual Property that is licensed from third parties. Seller has taken all commercially reasonable steps to protect the Intellectual Property. Seller has not received any notice of, nor are there any facts known to Seller which indicate a likelihood of, any infringement or misappropriation by, or conflict from, any third party with respect to the Intellectual Property; no claim by any third party contesting the validity of any rights Seller has to the Intellectual Property has been made, is currently outstanding or, to the best knowledge of Seller, is threatened; Seller has not received any notice of any infringement, misappropriation or violation by Seller of any intellectual property rights of any third parties and, to the best knowledge of Seller, Seller has not infringed, misappropriated or otherwise violated any such intellectual property rights; and, to the best knowledge of Seller, no infringement, illicit copying, misappropriation or violation has occurred or will occur with respect to products currently being sold by Seller or with respect to products currently under development (in their present state of development) or with respect to the conduct of the Business as now conducted. The Disclosure Schedule under the caption referencing this Section 5.15 sets forth a complete list of all internet domain names owned or used by Seller in the conduct of the Business (the “Domain Names”). No officer, director or employee of Seller, Seller or any of their Affiliates or subsidiaries has any ownership or other interest in the Domain Names. To the best knowledge of Seller, none of the Domain Names infringes any trademarks, trademark rights, trade names, trade name rights or service marks of third parties. Seller has not obtained rights to any Domain Name in violations of any Laws, including, without limitation, the Anti-cybersquatting Consumer Protection Act.

(b)          Except as set forth in the Disclosure Schedule under the caption referencing this Section 5.15, in each case in which Seller has acquired any Intellectual Property from any person where such Intellectual Property constitutes a part of the Intellectual Property owned by Seller (“Seller Intellectual Property”), Seller has obtained a valid and enforceable assignment irrevocably transferring all rights in such associated Intellectual Property to Seller sufficient to allow Seller to file for and, as applicable, maintain, the rights in the said Intellectual Property.

(c)          Seller represents and warrants that (i) each item of Seller Intellectual Property is free and clear of any lien, encumbrance or any security interest; (ii) Seller is the exclusive owner of all Seller Intellectual Property, and Seller is not contractually obligated to pay any compensation to any third party for the use thereof or the material covered thereby in connection with the services, technology or Seller’s products in respect of which Seller Intellectual Property is being used; and (iii) none of Seller’s products, Intellectual Property or services include or incorporate any software whose ownership has been retained by a third party. Seller has not transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any technology or Intellectual Property that is or was Intellectual Property, to any third party.

5.16       Litigation. Except as set forth in the Disclosure Schedule under the caption referencing this Section 5.16, there are no actions, suits, proceedings, orders or investigations pending or, to the best knowledge of Seller, threatened against Seller or affecting the operation by Seller of the Business, at Law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (“Governmental Authority”), and there is no reasonable basis known to Seller for any of the foregoing. Seller is not subject to any outstanding judgment, order or decree of any court or Governmental Authority.

5.17	[Intentionally Omitted]

5.18       Employees. Except as set forth in the Disclosure Schedule under the caption referencing this Section 5.18, Seller has no employees.

5.19       Employee Benefit Plans. Except as otherwise described in the Disclosure Schedule under the caption referencing this Section 5.19:, Seller does not have and has never maintained (i) any pension, profit sharing, stock bonus, deferred compensation, retirement or other “employee pension benefit plans,” as that term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (ii) any “employee welfare benefit plans” as that term is defined in Section 3(1) of ERISA, whether insured or otherwise, maintained or to which contributions have been made by Seller; (iii) any multiemployer plans within the meaning of Section 3(37) of ERISA or (iv) any other employee benefit plans, policies or practices, including, without limitation, deferred compensation arrangements or other similar programs, whether or not formally designated as a plan, and whether or not in writing.

5.20        Insurance. The Disclosure Schedule, under the caption referencing this Section 5.20, lists and briefly describes each insurance policy maintained by Seller with respect to the Assets and operations of the Business and sets forth the date of expiration of each such insurance policy. All of such insurance policies are in full force and effect and are issued by insurers of recognized responsibility. Seller is not in default with respect to its obligations under any of any insurance policies relating to the Assets or the Business.

5.21       Affiliate Transactions. Except as disclosed in the Disclosure Schedule under the caption referencing this Section 5.21, and other than pursuant to this Agreement, no officer, director or employee of Seller or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such persons) (collectively “insiders”), has any agreement with Seller (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the Business of Seller (other than ownership of capital stock of Seller). None of the insiders has any direct or indirect interest in any competitor, supplier or customer of Seller or in any person, firm or entity from whom or to whom Seller leases any property, or in any other person, firm or entity with whom Seller transacts business of any nature. For purposes of this Section 5.21, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law of such officer, director or employee.

5.22        Customers and Suppliers. The Disclosure Schedule, under the caption referencing this Section 5.22, lists the 10 largest customers and suppliers of Seller for the fiscal year ended December 31, 2005 and for the 11-month period ended November 30, 2006 and sets forth opposite the name of each such customer or supplier the approximate percentage of net sales or purchases by Seller attributable to such customer or supplier for each such period. Since the Balance Sheet Date, no customer or supplier listed on the Disclosure Schedule under the caption referencing this Section 5.22 has indicated that it will stop or decrease the rate of business done with Seller except for changes in the ordinary course of Seller’s business.

5.23	Compliance with Laws; Permits.

(a)          To the extent applicable, Seller and its officers, directors, agents and employees have complied in all material respects with all applicable Laws and other requirements pertaining to product labeling, consumer products safety, equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers’ compensation, unemployment and building and zoning codes, which materially affect the Business, the Assets or the Real Property and to which Seller may be subject, and no claims have been filed against Seller alleging a violation of any such Laws regulations or other requirements. Seller has no knowledge of any action, pending or threatened, to change the zoning or building ordinances or any other Laws affecting the Assets or the Real Property. Seller is not relying on any exemption from or deferral of any such applicable law, regulation or other requirement that would not be available to Buyer after it acquires the Assets.

(b)          Seller has, in full force and effect, all material licenses, permits and certificates, from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety) necessary to conduct its Business and own and operate Assets (collectively, the “Permits”). A true, correct and complete list of all the Permits is set forth under the caption referencing this Section 5.23 in the Disclosure Schedule, with an indication as to whether the Permit is assignable to Buyer. Seller has conducted its business in compliance with all material terms and conditions of the Permits.

(c)          Seller has not made or agreed to make gifts of money, other property or similar benefits (other than incidental gifts of articles of nominal value) to any actual or potential customer, supplier, governmental employee or any other person in a position to assist or hinder Seller in connection with any actual or proposed transaction.

(d)          In particular, but without limiting the generality of the foregoing, Seller has not violated and has no liability, and has not received a notice or charge asserting any violation of or liability under, the federal Occupational Safety and Health Act of 1970 or any other federal or state acts (including rules and regulations thereunder) regulating or otherwise affecting employee health and safety in connection with the Business.

5.24	Environmental Matters.

(a)          To the best of Seller’s knowledge, Seller is and has been in material compliance with all applicable Environmental Laws as respects Seller’s Business and operations and Seller’s use real property that is the subject of the Leases listed in the Disclosure Schedule under the caption referencing Section 5.10 (the “Facilities”).

(b)          To the best of Seller’s knowledge, there are no Regulated Substances released by Seller or any other person on or beneath the Facilities in quantities or concentrations that could give rise to obligations, responsibilities or liabilities of Seller or Buyer under any Environmental Law.

(c)          Seller has not received any notice of potential responsibility, written request for information, notice of violation, or governmental order pursuant to Environmental Laws, including but not limited to such notices, requests or orders regarding (i) Seller’s storage, use or disposal of any Regulated Substance in connection with the Business, (ii) Seller’s potential responsibility for any actual or potential release of any Regulated Substance by Seller in connection with the Business, or (iii) the storage, use, disposal or release of any Regulated Substance from, at or under the Facilities.

(d)          To the best of Seller’s knowledge, the Facilities do not contain any: (i) underground storage tanks; (ii) underground injection wells; (iii) septic tanks in which process wastewater or any Regulated Substances have been disposed; (iv) asbestos; (v) equipment using PCBs; or (vi) drums buried in the ground.

(e)          There are no environmental studies, analyses or reports in the possession of Seller or its Affiliates relating to the Business, including, without limitation, the Facilities.

5.25       Disclosure. Neither this Agreement nor any of the Exhibits hereto nor any of the documents delivered by or on behalf of Seller pursuant to Article IX hereof nor the Disclosure Schedule nor any of the financial statements referred to in Section 5.6 hereof, taken as a whole, contain any untrue statement of a material fact regarding Seller or the Business or any of the other matters dealt with in this Article V relating to Seller or the transactions contemplated by this Agreement. This Agreement, the Exhibits hereto, the documents delivered to Buyer by or on behalf of Seller pursuant to Article IX hereof, the Disclosure Schedule and the financial statements referred to in Section 5.6 hereof, taken as a whole, do not omit any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading, and there is no fact that has not been disclosed to Buyer of which any officer or director of Seller is aware that would have a Material Adverse Effect or could reasonably be anticipated to have a Material Adverse Effect on the Assets or the Business, including operating results, assets, customer relations, employee relations and business prospects.

5.26        Investment Intent. Seller acknowledges that none of the shares of Common Stock are registered under the Securities Act or any state securities laws. The shares of Common Stock are being acquired by Seller for investment purposes only and not with a view to the distribution or resale thereof. Seller has no present intention to sell or otherwise dispose of the Common Stock, except in compliance with the provisions of the Securities Act.

5.27        Information. Seller (i) has such knowledge and experience in financial and business affairs that it/he is capable of evaluating the merits and risks involved in purchasing the Common Stock, (ii) is able to bear the economic risks involved in acquiring the Common Stock, and (iii) has had the opportunity to ask questions of, and receive answers from, Buyer and persons acting on Buyer’s behalf concerning the terms and conditions of the Common Stock and to obtain any additional information in connection therewith.

5.28       Accreditation. Seller is an accredited investor within the meaning of Regulation D of the Securities Act.

5.29       Brokerage. No third party shall be entitled to receive any brokerage commissions, finder’s fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller.

5.30	Accounts Receivable.

(a)          The aggregate of Seller’s cash and cash equivalents and Seller’s accounts receivable (net of allowances for doubtful accounts) as set forth on the Disclosure Schedule under the caption referencing Section 5.11, is equal to or greater than Six Hundred and Fifty Thousand Dollars ($650,000).

(b)          No account receivable set forth on the Disclosure Schedule under the caption referencing Section 5.11 is a doubtful account.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer and AccessIT hereby represent and warrant to Seller that:

6.1          Incorporation and Corporate Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder. AccessIT is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

6.2          Execution, Delivery; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by each of Buyer and AccessIT and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by each of Buyer and Access IT and constitutes the valid and binding obligation of each, enforceable in accordance with its terms.

6.3          No Breach. The execution, delivery and performance of this Agreement by each of Buyer and AccessIT and the consummation by Buyer and AccessIT of the transactions contemplated hereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any assets of Buyer or AccessIT, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the certificate of incorporation or bylaws of Buyer or AccessIT or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Buyer or AccessIT is bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which Buyer or AccessIT is subject.

6.4          Sufficiency of Funds. As of the Closing Date, Buyer shall have sufficient cash or other sources of funds to pay the Purchase Price in the manner specified in Section 3.1 and all related fees and expenses.

6.5          Brokerage. No third party shall be entitled to receive any brokerage commissions, finder’s fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer or AccessIT.

6.6          Valid Issuance of Common Stock. When issued, sold and delivered to Seller in accordance with this Agreement, the Common Stock shall be duly and validly issued, fully paid and non-assessable. Assuming the accuracy of Seller’s representations and warranties, the offer, issuance and delivery to Seller pursuant to this Agreement of the Common Stock, and, assuming compliance by Seller with the terms of this Agreement and applicable law, the issuance of the Common Stock shall be exempt from registration under the Securities Act.

6.7          SEC Filings; Listing Requirements. AccessIT has made all filings required to be made by it under the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the securities laws of any state, and any rules and regulations promulgated thereunder (the “AccessIT SEC Filings”). AccessIT is in material compliance with all reporting requirements under the Exchange Act and has maintained material listing requirements for the continued listing of its Common Stock on Nasdaq.

6.8          Disclosure. Neither this Agreement nor any of the AccessIT SEC Filings contain any untrue statement of a material fact regarding AccessIT or its business or any of the other matters dealt with therein, nor omit any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading, and there is no fact that has not been disclosed to Seller of which any officer or director of AccessIT is aware that would have a Material Adverse Effect or could reasonably be anticipated to have a Material Adverse Effect on the business of AccessIT.

ARTICLE VII

COVENANTS OF SELLER

7.1          Conduct of the Business. In connection with the Assets or the Business, Seller agrees to observe each term set forth in this Section 7.1 and agrees that, from the date hereof until the Closing Date, unless otherwise consented to by Buyer in writing:

(a)          The Business shall be conducted only in, and Seller shall not take any action except in, the ordinary course of Seller’s business, on an arm’s-length basis and in accordance in all material respects with all applicable laws, rules and regulations and Seller’s past custom and practice;

(b)          Seller shall not, directly or indirectly, do or permit to occur any of the following insofar as they relate to Business or the Assets: (i) sell, pledge, dispose of or encumber any of the Assets, except in the ordinary course of business; (ii) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof; (iii) incur any indebtedness for borrowed money or issue any debt securities except the borrowing of working capital in the ordinary course of business and consistent with past practice; (iv) permit any accounts payable owed to trade creditors to remain outstanding more than 60 days; (v) accelerate, beyond the normal collection cycle, collection of accounts receivable; or (vi) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the matters set forth in this Section 7.1(b);

(c)          Seller shall not, directly or indirectly, (i) enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officers or directors or consultants; or (ii) in the case of employees, officers or consultants, take any action with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits payable in effect on the date hereof;

(d)          Seller shall not adopt or amend any bonus, profit sharing, compensation, pension, retirement, deferred compensation, employment or other employee benefit plan, trust, fund or group arrangement for the benefit or welfare of any employees or Affiliates;

(e)          Seller shall not cancel or terminate its current insurance policies covering the Assets and the Business, or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(f)           Seller shall (i) use its best efforts to preserve intact the organization and goodwill of the Business, keep available the services of Seller’s officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with Seller in connection with the Business; (ii) confer on a regular and frequent basis with representatives of Buyer to report operational matters and the general status of ongoing operations with respect to the Business; (iii) not intentionally take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at the Closing; (iv) notify Buyer of any emergency or other change in the normal course of the Business or in the operation of the properties of the Business and of any governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing would be material, individually or in the aggregate, to the business, operations or financial condition of Seller or to Seller’s or Buyer’s ability to consummate the transactions contemplated by this Agreement; and (v) promptly notify Buyer in writing if Seller shall discover that any representation or warranty made by it in this Agreement was when made, or has subsequently become, untrue in any material respect;

(g)          Seller shall (i) file any Tax returns, elections or information statements with respect to any liabilities for Taxes of Seller or other matters relating to Taxes of Seller which affect the Assets and pursuant to applicable law must be filed prior to the Closing Date; (ii) promptly upon filing provide copies of any such Tax returns, elections or information statements to Buyer; (iii) make any such Tax elections or other discretionary positions with respect to Taxes taken by or affecting Seller only upon prior consultation with and consent of Buyer; and (iv) not amend any Return;

(h)          Neither Seller nor any of its Affiliates shall make any election without respect to Taxes, change an annual accounting period, adopt or change any accounting method or file any amended return, report or form, if such election, adoption, change or filing would have the effect of increasing the Tax liability of Buyer with respect to any period ending after the Closing Date; and

(i)           Seller shall not perform any act referenced by (or omit to perform any act which omission is referenced by) the terms of Section 5.9.

7.2          Access to Books and Records; Access to Employees. Between the date hereof and the Closing Date, Seller shall afford to Buyer and its authorized representatives full access at all reasonable times and upon reasonable notice to the offices, properties, books, records, officers, employees and other items of the Business, and the work papers of Mann, Gelon, Glodney & Augenstein, Seller’s independent accountants, relating to work done by Mann, Gelon, Glodney & Augenstein for Seller (insofar as the work relates to the Business or the Assets) for each of the periods covered by the Seller’s Financial Statements and otherwise provide such assistance as is reasonably requested by Buyer in order that Buyer may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the Business and the Assets. In addition, Seller and its officers and directors shall cooperate fully (including providing introductions where necessary) with Buyer to enable Buyer to contact such third parties, including customers, prospective customers, specifying agencies, vendors or suppliers of the Business, as Buyer deems reasonably necessary to complete its due diligence; provided that Buyer agrees not to initiate such contacts without the prior approval of Seller, which approval will not be unreasonably withheld. Between the date hereof and the Closing Date, Seller shall arrange meetings between Buyer and Seller’s employees at Buyer’s convenience during regular business hours.

7.3          Regulatory Filings. As promptly as practicable after the execution of this Agreement, Seller shall make or cause to be made all filings and submissions under any Laws applicable to the Business for the consummation of the transactions contemplated herein. Seller will coordinate and cooperate with Buyer in exchanging such information, will not make any such filing without providing to Buyer a final copy thereof for its review and consent at least two full Business Days in advance of the proposed filing and will provide such reasonable assistance as Buyer may request in connection with all of the foregoing.

7.4          Conditions. Seller shall take all commercially reasonable actions necessary or desirable to cause the conditions set forth in Section 9.1 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but in any event within three Business Days of such date).

7.5          No Negotiations, etc. Seller shall not directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage submission of any proposal or offer from any person or entity (including any of its or their officers or employees) relating to any merger, consolidation or acquisition or purchase of all or a material portion of the assets of, or all or substantially all of the equity interests in, Seller or other similar transaction or business combination involving Seller or, unless Seller’s Board of Directors is advised by Seller’s outside counsel in writing to the effect that there would be a material risk of liability on the part of the members of Seller’s Board of Directors to Seller’s stockholders for failure to do so, participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing. Seller shall promptly notify Buyer if any such proposal or offer, or any inquiry from or contact with any person with respect thereto, is made and shall promptly provide Buyer with such information regarding such proposal, offer, inquiry or contact as Buyer may request.

7.6          Noncompetition Covenant. During the two year period commencing on the Closing Date, Seller shall not directly or indirectly engage in any business activities in the United States that are competitive with the business of Seller prior to the consummation of the transactions contemplated hereby. Seller understands that Buyer would not have agreed to purchase the Assets without having received this noncompetition covenant from Seller, and Seller acknowledges that it has entered into this noncompetition covenant as a material inducement to Buyer to consummate the transactions contemplated hereby.

7.7          Payment to AccessIT. Seller shall have paid to AccessIT or its Affiliates any and all amounts due and owing to AccessIT or any of its Affiliates that have accrued prior to the Closing Date.

7.8          Restrictions on Transfer. Seller agrees that it will not transfer or otherwise dispose of any of the shares of Common Stock (or any interest therein) except upon the terms and conditions specified herein.

7.9          Accounts Payable. Within ten (10) days of the Closing Date, Seller shall pay each of Seller’s accounts payable which are set forth as of the date of this Agreement in the Disclosure Schedule under the caption referencing this Section 7.9 and as of such tenth (10th) day following the Closing Date no accounts payable of Seller other than current accounts payable owing to Screenvision Exhibition, Inc. shall be due and owing by Seller. If any invoices or other amounts payable that were incurred or accrued prior to the Closing Date arise and become due and owing after the Closing Date, and such invoices or amounts were not set forth in the Disclosure Schedule under the caption referencing this Section 7.9, Buyer will present such invoices or amounts payable to Seller and Seller shall promptly pay any and all such amounts.

7.10       Accounts Receivable. From and after the Closing Date, Seller shall pay to Buyer within ten (10) business days of receipt thereof, one hundred percent (100%) of the accounts receivable due from any 20th Century Fox entity, as set forth in the Disclosure Schedule under the caption referencing Section 5.11, until such time as Seller shall have paid to Buyer an aggregate of $650,000 hereunder.

ARTICLE VIII

COVENANTS OF BUYER

Buyer covenants and agrees with Seller as follows:

8.1          Regulatory Filings. As promptly as practicable after the execution of the Agreement, Buyer shall make or cause to be made all filings and submissions under any Laws applicable to Buyer for the consummation of the transactions contemplated herein. Buyer will coordinate and cooperate with Seller in exchanging such information, will not make any such filing without providing to Seller a final copy thereof for its review and consent at least two full Business Days in advance of the proposed filing and will provide such reasonable assistance as Seller may request in connection with all of the foregoing.

8.2          Conditions. Buyer shall take all commercially reasonable actions necessary or desirable to cause the conditions set forth in Section 9.2 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but in any event within three (3) Business Days of such date).

ARTICLE IX

CONDITIONS TO CLOSING

9.1          Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

(a)          The representations and warranties set forth in Article V hereof shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties, except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on and as of such date;

(b)          Seller shall have performed in all material respects all of the covenants and agreements required to be performed and complied with by it under this Agreement prior to the Closing;

(c)          Seller shall have obtained, or caused to be obtained, each material consent and approval necessary in order that the transactions contemplated herein not constitute a material breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of the Assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting Seller or any license, franchise or permit of or affecting Seller;

(d)          Seller’s members shall have approved this Agreement and the transactions contemplated hereby;

(e)          All material governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby will have been duly made and obtained;

(f)           There shall not be threatened, instituted or pending any action or proceeding, before any court or Governmental Authority (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by Buyer of all or a material portion of the Assets, or to compel Buyer or any of its subsidiaries to dispose of or to hold separately all or a material portion of the business or assets of Buyer and its subsidiaries, as a result of the transactions contemplated hereby, (iii) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the other agreements attached as exhibits hereto (collectively, the “Related Agreements”), or (iv) otherwise relating to and materially adversely affecting the transactions contemplated hereby;

(g)          There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal, state or foreign court, government or Governmental Authority, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 9.1(g) hereof;

(h)          There shall have been no Material Adverse Effect since the date of this Agreement;

(i)           Each of Jonathan Dern, Michele Martell and Greg Rutkowski shall have executed and delivered Employment Agreements and Non-Competition Agreements;

(j)           On the Closing Date, Seller shall have delivered to Buyer all of the following:

(i)           the Bill of Sale and such other instruments of conveyance, transfer, assignment and delivery as Buyer shall have reasonably requested pursuant to Section 4.2 hereof;

(ii)	the Assignment and Assumption Agreement;

(iii)         certificates of the officers of Seller with the best knowledge of Seller or other persons satisfactory to Buyer substantially in the form set forth in Exhibit

D attached hereto, dated the Closing Date, stating that the conditions precedent set forth in subsections (a) and (b) above and subsection (o) below have been satisfied;

(iv)         copies of the third party and governmental consents and approvals referred to in subsections (c) and (e) above;

(v)          a copy of the text of the resolutions adopted by the board of directors and stockholders of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement; along with a certificate executed on behalf of Seller, by its corporate secretary certifying to Buyer that such copy is a true, correct and complete copy of such resolutions, and that such resolutions were duly adopted and have not been amended or rescinded;

(vi)         incumbency certificates executed on behalf of Seller by its corporate secretary certifying the signature and office of each officer executing this Agreement or any of the Related Agreements;

(vii)	an executed copy of each of the Related Agreements; and

(viii)      executed UCC Termination Statements for any outstanding security interests or liens in the Assets; and

(ix)         such other certificates, documents and instruments as Buyer reasonably requests related to the transactions contemplated hereby;

(k)          Seller shall have provided to Buyer proof, reasonably satisfactory to Buyer, that Seller has paid all amounts due and owing to AccessIT or any of its Affiliates as of the Closing Date;

(l)           All consents set forth the Disclosure Schedule under the caption referencing Section 5.5, including, without limitation, the consent of Twentieth Century Fox Home Entertainment to the assignment by Seller of its contracts to Buyer, shall have been obtained and shall be in full force and effect without the imposition of any conditions not reasonably acceptable to Buyer;

(m)         On the Closing Date, the aggregate of Seller’s cash and cash equivalents and Seller’s accounts receivable (net of allowances for doubtful accounts) shall be equal to or greater than Six Hundred and Fifty Thousand Dollars ($650,000);

(n)          SD Entertainment shall have executed and delivered the SD Services Agreement;

(o)          Seller shall have delivered to Buyer an opinion of counsel, dated as of the Closing Date, the form of which is satisfactory to Buyer and its counsel;

(p)          Seller shall have delivered to Buyer proof, reasonably satisfactory to Buyer, that Kidtoon Films, Inc. has transferred or assigned to Seller all of its assets, related to the Business, including, without limitation, all Intellectual Property, contracts and agreements;

(q)          Screenvision Exhibition, Inc. (“Screenvision”) shall have delivered to Buyer:

(i)           A consent to the employment of Jonathan Dern, Michele Martell and Greg Rutkowski by Buyer which consent will contain a waiver by Screenvision of its rights and remedies under that certain Non-Compete Agreement, dated August 31, 2005, by and among Screenvision, SD Entertainment, Jonathan Dern, Michele Martell and Greg Rutkowski; and

(ii)          Confirmation, in a form satisfactory to Buyer, in its sole and absolute discretion, of the amounts due and owing to Screenvision by Seller which amounts shall not exceed $650,000.

9.2          Conditions to Seller’s Obligations. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

(a)          The representations and warranties set forth in Article VI hereof will be true and correct in all material respects at and as of the Closing as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties, except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on and as of such date;

(b)          Buyer shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

(c)          All material governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby will have been duly made and obtained;

(d)          There shall not be threatened, instituted or pending any action or proceeding, before any court or Governmental Authority, domestic or foreign, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the Related Agreements, or (iii) otherwise relating to and materially adversely affecting the transactions contemplated hereby;

(e)          There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any Governmental Authority, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 9.2(c) hereof;

(f)           On or prior to the Closing Date, AccessIT shall have delivered to its transfer agent irrevocable instructions, instructing the transfer agent to deliver, on an expedited basis, a certificate evidencing a number of shares of Common Stock required to be delivered to Seller on the Closing Date in satisfaction of the Stock Payment and registered in the name of Seller.

(g)	On the Closing Date, Buyer will have delivered to Seller:

(i)           a copy of the letter delivered to AccessIT’s transfer agent pursuant to Section 9.2(f);

(ii)          a certificate of an officer of Buyer stating that the conditions precedent set forth in subsections (a) and (b) above have been satisfied; and

(iii)         an executed copy of each of the other Related Agreements to which it is a party;

(h)          On the Closing Date, AccessIT will have delivered to Seller an executed copy of the Registration Rights Agreement; and

(i)           On or prior to the Closing Date, AccessIT shall have delivered to its transfer agent irrevocable instructions, a copy of which shall have been delivered to Seller, instructing the transfer agent to deliver, on an expedited basis, a certificate evidencing a number of shares of Common Stock required to be delivered to Seller on the Closing Date in satisfaction of the Stock Payment and registered in the name of Seller.

ARTICLE X

TERMINATION

10.1       Termination. This Agreement may be terminated at any time prior to the Closing:

(a)	by the mutual consent of Buyer and Seller;

(b)          by either Buyer or Seller if there has been a material misrepresentation, breach of warranty or breach of covenant on the part of the other in the representations, warranties and covenants set forth in this Agreement;

(c)          by either Buyer or Seller if the transactions contemplated hereby have not been consummated by March 1, 2007; provided that, neither Buyer nor Seller will be entitled to terminate this Agreement pursuant to this Section 10.1(c) if such party’s willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby;

(d)          by Buyer if, after the date hereof, there shall have been a material adverse change in the financial condition or business of the Business or if, after the date hereof, an event shall have occurred which, so far as reasonably can be foreseen, would result in any such change, except to the extent such change is directly caused by Buyer; or

(e)          by Seller if the Fair Market Value is less than Five Dollars ($5.00) per share of Common Stock.

10.2       Effect of Termination. In the event of termination of this Agreement by either Buyer or Seller as provided in and pursuant to Section 10.1, this Agreement shall become void and there shall be no liability on the part of either Buyer or Seller, or their respective stockholders, officers, or directors, except that Sections 13.1, 13.2 and 13.11 hereof shall survive indefinitely, and except with respect to willful breaches of this Agreement prior to the time of such termination.

ARTICLE XI

CONTINGENT CONSIDERATION.

11.1	Contingent Consideration. As part of the Purchase Price:

(a)          Subject to Sections 11.1(d) and (e), during the Earn Out Period, Buyer shall pay to Seller the Earn Out Payment, if any, due with respect to the applicable Yearly Earn Out Period.

(b)          Subject to Section 11.1(c), by each Earn Out Determination Date, Buyer shall, in good faith, calculate the amount of the Earn Out Payment, if any, required to be paid to Seller, deliver to Seller the Earn Out Statement for the applicable Yearly Earn Out Period, and remit to Seller the Earn Out Payment, if any, due for the immediately preceding Yearly Earn Out Period.

(c)          Upon delivery to Seller of the Earn Out Statement and the Earn Out Payment, if any, owed for the applicable Yearly Earn Out Period, Buyer will (A) provide a representative of Seller with reasonable access to the employee(s) of Buyer who prepared the Earn Out Statement for such Yearly Earn Out Period, and (B) provide a representative of Seller with access to the relevant records of Buyer that were used by Buyer to calculate the Earn Out Payment. Buyer may condition such access to the delivery by Seller of a non-disclosure agreement in form and substance reasonably acceptable to Buyer.

(d)          Notwithstanding anything in this Agreement to the contrary, if Seller is obligated to indemnify Buyer under Section 13.11, Buyer may, in addition to any other rights that Buyer has under this Agreement, in equity or at law, reduce the Earn Out Payment (in cash, or, if paid in Common Stock, by the dollar amount used to determine the number of shares of Common Stock to be issued to Seller in satisfaction of the Earn Out Payment) by the amount of indemnification required to be paid by Seller pursuant to Section 13.11.

(e)          Notwithstanding anything in this Agreement to the contrary, if at the end of the Earn Out Period the Final Earn Out Entitlement is less than the Aggregate Earn Out

Payment, Seller shall remit to Buyer the excess of the Aggregate Earn Out Payment over the Final Earn Out Entitlement in immediately available funds; provided, however, that Seller's liability shall be limited to the amount of the Aggregate Earn Out Payment.

(f)           Notwithstanding anything contained herein to the contrary, income accrued or loss incurred by any business pursued by any affiliate of AccessIT, other than Buyer, shall not be included in the calculation of Buyer’s Net Income, including, but not limited to, any business which Jonathan Dern, Michele Martell and Greg Rutkowski, or any of them, shall object to pursuing as a part of the business of Buyer, in which case, it is acknowledged and understood by the parties hereto that it is in AccessIT’s sole discretion to pursue such business through another of its affiliates.

11.2       Definitions. As used in this Article XI, the following terms shall have the following meanings:

(a)          “Acceleration Amount” means Seven Million Five Hundred Thousand Dollars ($7,500,000).

(b)          “Acceleration Condition” means that aggregate Yearly Income through the date on which it is being determined whether the Acceleration Condition exists divided by (i) the number of months of the Earn Out Period that have elapsed as of such date of determination multiplied by (ii) thirty-six (36) and divided by (iii) three (3) is greater that One Million Dollars ($1,000,000).

(c)          “Acceleration Event” means a direct or indirect sale or transfer (in a single transaction or through a series of related transactions) to any third party (other than an Affiliate of AccessIT, provided that: (A) such Affiliate complies with this Agreement as if it were a party to this Agreement; (B) such Affiliate assumes all of the Buyer’s obligations under this Agreement; and (C) the Buyer remains liable for any breach of this Agreement by such Affiliate) of: (1) securities representing greater than 50% of the outstanding voting power, or economic interest in, AccessIT (except as part of an acquisition or financing); or (2) all or substantially all of the assets of AccessIT.

(d)          “Acceleration Payment” means the Acceleration Amount, if any, that is due to Seller, which may be paid, at Buyer’s sole discretion, either (a) in cash or (b) with that number of shares of Common Stock equal to the Acceleration Amount divided by the VWAP for the thirty (30) Business Day period ending on the Business Day four (4) Business Days prior to the Acceleration Closing Date.

(e)          “Aggregate Earn Out Payment” means the aggregate of the Earn Out Payments remitted to Seller for each Yearly Earn Out Period.

(f)	“Aggregate Net Income Target” means Six Million Dollars ($6,000,000).

(g)          “Buyer’s Net Income” means, for each Yearly Earn Out Period, Buyer’s Yearly Income minus the Deficiency.

(h)          “Deficiency” means the amount, if any, by which Buyer’s Net Income for the previous Yearly Earn Out Period is below the Yearly Net Income Target.

(i)           “Earn Out Amount” means, if Buyer’s Net Income is in excess of the Yearly Net Income Target, Buyer’s Net Income minus the Yearly Net Income Target multiplied by two (2) and divided by three (3).

(j)           “Earn Out Determination Date” means (i) for the first Yearly Earn Out Period, July 15, 2008 and (ii) for each subsequent Yearly Earn Out Period, seventy-five (75) days following the end of the applicable Yearly Earn Out Period.

(k)          “Earn Out Payment” means the Earn Out Amount, if any, that is due to Seller with respect to the applicable Yearly Earn Out Period, which may be paid, at Buyer’s sole discretion, either (a) in cash or (b) with that number of shares of Common Stock equal to the amount determined in accordance with Section 11.2(i) divided by the VWAP for the thirty (30) Business Day period ending on the Business Day immediately prior to the Earn Out Determination Date; provided that if Buyer is not eligible on January 1 of the calendar year immediately following the end of any Yearly Earn Out Period to file a registration statement with respect to such shares on a form S-3 Registration Statement, then Buyer, within 90 days of such date, shall in its sole and absolute discretion, either (i) register such shares on another form of registration statement for which it is eligible or (ii) rescind the issuance of shares in payment of the Earn Out Amount and pay the amount that would have been due and owing at the time of such issuance, in cash.

(l)           “Earn Out Period” means the period beginning April 1, 2007 and ending March 31, 2010.

(m)         “Earn Out Statement” means the statement that Buyer is required to prepare and deliver to Seller calculating the Earn Out Payment, if any, owed by Buyer for the applicable Yearly Earn Out Period.

(n)          “Final Earn Out Entitlement” means the dollar amount equal to the aggregate of Buyer’s Yearly Income for each Yearly Earn Out Period minus the Aggregate Net Income Target multiplied by two (2) and divided by three (3).

(o)          “Yearly Earn Out Period” means each yearly period commencing on April 1 and ending on March 31 during the Earn Out Period.

(p)          “Yearly Income” shall mean, for each Yearly Earn Out Period, Buyer’s net income or net loss, determined in accordance with GAAP, minus a corporate surcharge equal to five percent (5%) of Buyer’s revenue for such Yearly Earn Out Period minus twelve percent (12%) of any capital provided to Buyer by AccessIT (generally comprised of intercompany loans and advances made for any reason), if used, each as determined by AccessIT’s independent accountants.

(q)          “Yearly Net Income Target” means Two Million Dollars ($2,000,000) for each Yearly Earn Out Period.

11.3       Acceleration. Buyer shall provide written notice (“Buyer’s Acceleration Notice”) to Seller if Buyer becomes aware of the occurrence of an Acceleration Event during the Earn Out Period at any time when the Acceleration Condition has been met. Within fifteen (15) Business Days following the date of receipt of Buyer’s Acceleration Notice, Seller shall deliver to Buyer written notice that it intends to terminate the provisions of this Article XI (the “Earn Out Termination Notice”). Within fifteen (15) Business Days following receipt by Buyer of the Earn Out Termination Notice, Buyer shall provide written notice to Seller if, in Buyer’s sole and absolute discretion, it desires to pay the Acceleration Amount (the “Acceleration Payment Notice”). If Buyer agrees to pay the Acceleration Amount, the Acceleration Payment shall be subject to the closing of the transaction causing the Acceleration Event (the “Acceleration Closing”), and, only in such case, the Acceleration Payment to Seller may be made by Buyer or AccessIT and should be made, in Buyer’s sole discretion, (i) within five (5) Business Days following the date of the Acceleration Closing, if in cash or (ii) in the same form of consideration received by shareholders of AccessIT at the Acceleration Closing or (iii) on or prior to the date of the Acceleration Closing, if paid in Common Stock; provided, however, that if Buyer pays the Acceleration Payment in stock, Buyer may have its transfer agent deliver the stock certificates to Buyer which Buyer will hold until the Acceleration Closing and the remittance of such stock certificates and the Acceleration Closing will occur simultaneously. If Buyer does not deliver the Acceleration Payment Notice to Seller within fifteen (15) Business Days of receipt by Buyer of the Earn Out Termination Notice, Seller shall, in its sole discretion, have the option to purchase the Business from Buyer at a purchase price equal to the Acceleration Amount to be paid in cash and on reasonable terms and conditions as may be deemed reasonably appropriate and similar to those terms and conditions set forth in this Agreement. Notwithstanding anything contained herein to the contrary, the Acceleration Payment, if any, shall be the sole and exclusive remedy for any claims by Seller for an Earn Out Payment and Buyer shall have no further obligation to make any further payments to Seller pursuant to this Agreement.

ARTICLE XII

ADDITIONAL AGREEMENTS OF THE PARTIES

12.1	Transfer Restrictions.

(a)          Seller acknowledges and understands that (i) the shares of Common Stock it acquires may only be disposed of in compliance with state and federal securities laws and (ii) in connection with any transfer of such shares other than pursuant to an effective registration statement or Rule 144 or to an Affiliate of Seller, Buyer may require the transferor thereof to provide to Buyer an opinion of counsel selected by the transferor and reasonably acceptable to Buyer, the form and substance of which opinion shall be reasonably satisfactory to Buyer, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights and obligations of Seller under this Agreement and the Registration Rights Agreement. Any transfer or purported transfer of such shares in violation of this Section 12.1 shall be void.

(b)          Seller agrees to the imprinting, so long as is required by this Section 12.1(a), of a legend on any shares of Common Stock issued pursuant to this Agreement (and any certificates or instruments representing such shares) in the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT.

12.2       Lock Up. Beginning on the Closing Date and ending on March 31, 2010, Seller will not, without the prior written consent of Buyer, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or file (or participate in the filing of) a registration statement with the Securities and Exchange Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to, any shares of Common Stock issued pursuant to this Agreement (including any shares issued as the Earn Out Payment), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such Common Stock, whether any such transaction is to be settled by delivery of such Common Stock, in cash or otherwise or (iii) publicly announce an intention to effect any transaction specified in clause (i) or (ii) (each of (i), (ii) and (iii) above being herein referred to as a “Transfer”). The foregoing sentence shall not apply to (a) that number of shares of Common Stock issued pursuant to this Agreement which are sold in order to pay any Taxes that result from the consummation of the transactions contemplated herein, (b) on the date that the shares issued as the Stock Payment are registered pursuant to the Registration Statement (the “Registration Date”), ten percent (10%) of the shares of Common Stock issued to Seller as the Stock Payment, (c) on the date that is six (6) months following the Registration Date , ten percent (10%) of the shares of Common Stock issued to Seller as the Stock Payment, (d) on each date that is the yearly anniversary of the Closing Date, an additional ten percent (10%) of the aggregate number of shares of Common Stock issued to Seller pursuant to this Agreement as of such date (including shares of Common Stock issued in satisfaction of any Earn Out Payment), (e) at such time that A. Dale Mayo ceases to be both (A) the chief executive officer of AccessIT and (B) the Chairman of the Board of AccessIT; it being understood that if A. Dale Mayo ceases to hold one or the other of the positions set forth in (A) and (B) above, but continues to hold the other of such positions, the restrictions of the preceding sentence shall continue to apply in full force and effect and (f) a Transfer by Seller to its Affiliates if such Affiliate agrees in writing to be bound by the obligations of Seller under this Article XII; provided, however, that in no event shall Seller Transfer any share of Common Stock issued pursuant to this Agreement (including shares of Common Stock issued in satisfaction of any Earn Out Payment) during any thirty (30) day period which will be the basis of the calculation of VWAP under this agreement.

12.3       Brokers. Seller agrees that any sales of shares of Common Stock issued pursuant to this Agreement will be made using a broker approved by Buyer.

ARTICLE XIII

MISCELLANEOUS

13.1        Press Releases and Announcements. Prior to the Closing Date, neither party hereto shall issue any press release (or make any other public announcement) related to this Agreement or the transactions contemplated hereby or make any announcement to the employees, customers or suppliers of Seller without prior written approval of the other party hereto, except as may be necessary, in the opinion of counsel to the party seeking to make disclosure, to comply with the requirements of this Agreement or applicable law. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

13.2       Expenses. Except as otherwise expressly provided for herein, Seller and Buyer will pay all of their own expenses (including attorneys’ and accountants’ fees, in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).

13.3        Further Assurances. Seller agrees that, on and after the Closing Date, it shall take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof, including, without limitation, putting Buyer in possession and operating control of the Assets and transferring all permits and environmental permits to Buyer that are transferable.

13.4        Cooperation and Exchange of Information. Buyer and Seller shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax return, amended return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or in conducting any audit or proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by Taxing authorities. Each party shall make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Seller upon written request by Buyer, will provide to Buyer such factual information reasonably necessary for filing Tax returns, Tax planning and contesting any Tax audit that Seller possesses as Buyer may reasonably request with respect to the Assets (which information Seller agrees to maintain and preserve for so long as it may be needed by Buyer).

13.5       Amendment and Waiver. This Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

13.6        Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or three Business Days after being mailed by first class U.S. mail, return receipt requested, or when receipt is acknowledged, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to Buyer and Seller will, unless another address is specified in writing, be sent to the address indicated below:

Notices to Buyer:	with a copy to:
Vistachiara Productions, Inc. c/o Access Integrated Technologies, Inc. 55 Madison Ave., Suite 300 Morristown, NJ 07960 Attn: General Counsel Telephone: 973-290-0027 Fax: 973-290-0081	Kelley Drye & Warren LLP 101 Park Avenue New York, NY 10178 Attn: Jonathan Cooperman, Esq. Telephone: 212-808-7800 Fax: 212-808-7897
Notices to Seller:	with a copy to:
The Bigger Picture/Kidtoon Films 21045 Califa Street Suite 101 Woodland Hills, CA 91367 Telephone: (818) 587-4880 Facsimile: (818) 587-4890 Attention: Jonathan Dern, Manager	Stubbs Alderton & Markiles, LLP 15260 Ventura Blvd. 20th Floor Shewrman oaks, California 91403 Telephone: (818) 444-4501 Facsimile: (818) 474-8601 Attention: Scott Alderton

13.7       Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party hereto without the prior written consent of the other party hereto.

13.8        Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

13.9        Complete Agreement. This Agreement and the Related Agreements and the Exhibits hereto, the Disclosure Schedule and the other documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

13.10     Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

13.11     Indemnification; Survival of Representations and Warranties; Limitations of Liability.

(a)          Each of AccessIT and Buyer, on the one hand, and Seller and each Member, on the other hand, agrees to indemnify each other and hold each other harmless against any Losses which the parties may suffer, sustain or become subject to, as a result of any misrepresentation or breach of any of the representations and warranties contained in this Agreement. Seller and each Member agrees to indemnify AccessIT and Buyer and hold each of them harmless against any Losses which any of them may suffer, sustain or become subject to, as a result of the assertion by a third party of any liability that is not an Assumed Liability.

(b)          The representations and warranties set forth in this Agreement shall survive the Closing Date for a period of thirty-nine (39) months, except for the representations and warranties set forth in Sections 5.1 through 5.4 and 5.10 of this Agreement which shall survive the Closing Date indefinitely, and the representations and warranties set forth in Sections 5.12, 5.19 and 5.24 of this Agreement which shall survive the Closing Date for the applicable statute of limitations.

(c)          For purposes hereof, the term “Losses” means any and all losses, liabilities, damages, judgments, penalties, taxes, amounts paid in settlement, costs and expenses (including without limitation fees and expenses of counsel); provided, that Buyer shall not assert a claim for any Losses until the aggregate of such Losses exceeds $50,000, and thereafter only for the amount in excess of such amount; provided further, that any Claims for Losses shall be against the Aggregate Earn Out Payment and the maximum amount of Losses which Buyer or AccessIT shall be entitled to recover shall be one hundred percent (100%) of the dollar value of the Aggregate Earn Out Payment.

13.12     Applicable Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts entered into and to be performed wholly within said State. The parties hereto hereby consent to the jurisdiction of the Federal and State courts located in the New York

County, New York and waive any objections to such courts based on venue in connection with any claim or dispute arising under this Agreement. Each of the parties hereto hereby irrevocably waives any and all right to a trial by jury in any legal proceedings arising out of or relating to this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

VISTACHIARA PRODUCTIONS, INC.

By:	/s/ A. Dale Mayo
Name: A. Dale Mayo
Title: CEO

ACCESS INTEGRATED TECHNOLOGIES, INC.

By:	/s/ A. Dale Mayo
Name: A. Dale Mayo
Title: CEO

BP/KTF, LLC

By:	/s/ Jonathan Dern
Jonathan Dern, Manager

FOR PURPOSES OF SECTION 13.11

KIDTOON FILMS, INC.

By:	/s/ Jonathan Dern
Name: Jonathan Dern
Title: CEO

GREG RUTKOWSKI

By:	/s/ Greg Rutkowski
Greg Rutkowski

EXHIBIT A

REGISTRATION RIGHTS AGREEMENT

KDW DRAFT 1/5/07

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement is entered into as of January __, 2007, by Access Integrated Technologies, Inc., a Delaware corporation (the “Company”), and BP/KTF, LLC (the “Stockholder”).

WITNESSETH

WHEREAS, the Company, Vistachiara Productions, Inc., a wholly-owned subsidiary of the Company, the Stockholder, and each member of the Stockholder have entered into a certain Asset Purchase Agreement, dated as of January __, 2007 (the “Asset Purchase Agreement”), pursuant to which the Company has agreed to issue to the Stockholder up to an aggregate of 500,000 shares of the Company’s Class A common stock, $0.001 par value per share (the “Common Stock”), on terms as set forth in the Asset Purchase Agreement; and

WHEREAS, pursuant to the Asset Purchase Agreement the Company may issue additional shares of Common Stock to the Stockholder in payment of the Earn Out Amount (as defined therein), if any; and

WHEREAS, to induce the Stockholder to enter into the Asset Purchase Agreement and to accept such shares of Common Stock as consideration under the terms of the Asset Purchase Agreement, the Company has agreed to provide registration rights with respect thereto.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, it is agreed as follows:

1.            Definitions. Unless otherwise defined herein, terms defined in the Asset Purchase Agreement are used herein as therein defined, and the following shall have the following respective meanings (such meanings being equally applicable to both the singular and plural form of the terms defined):

“Agreement” shall mean this Registration Rights Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

“Asset Purchase Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Commission” shall mean the Securities and Exchange Commission or any other federal agency then administering the Securities Act and other federal securities laws.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Earn Out Registrable Securities” shall mean the shares of Common Stock issued by the Company to the Stockholder in payment of any or all of the Earn Out Amount pursuant to the Asset Purchase Agreement; provided, however that Earn Out Registrable Securities shall not include any shares of such Common Stock held by the Stockholder that (a) have previously been effectively registered under Section 5 of the Securities Act or disposed of pursuant to a Registration Statement or (b) have been transferred pursuant to Rule 144 under the Securities Act or any successor rule or which have been sold in a private transaction in which the transferor’s rights under the Agreement are not assigned.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

“Indemnified Party” shall mean a party entitled to indemnity in accordance with Section 6.

“Indemnifying Party” shall mean a party obligated to provide indemnity in accordance with Section 6.

“NASD” shall mean the National Association of Securities Dealers, Inc., or any successor corporation thereto.

“Registrable Securities” shall mean the Stock Payment Registrable Securities and the Earn Out Registrable Securities.

“Registration Statement” shall mean a registration statement under the Securities Act on any form (other than a registration statement on Form S-4 or S-8 or any successor form for securities to be offered in a transaction of the type referred to in Rule 145 under the Securities Act or to employees of the Company pursuant to any employee benefit plan, respectively) for the general registration of securities.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

“Stockholder” shall have the meaning set forth in the preamble to this Agreement.

“Stock Payment Registrable Securities” shall mean the shares of Common Stock issued by the Company to the Stockholder in payment of the Stock Payment pursuant to the Asset Purchase Agreement; provided, however that Registrable Securities shall not include any shares of such Common Stock held by the Stockholder that (a) have previously been effectively registered under Section 5 of the Securities Act or disposed of pursuant to a Registration Statement or (b) have been transferred pursuant to Rule 144 under the Securities Act or any successor rule or which have been sold in a private transaction in which the transferor’s rights under the Agreement are not assigned.

2.            Registration Rights for Stock Payment Registrable Securities. As soon as practicable after the Closing, but in no event later than 30 days after the Closing, the Company shall file a Registration Statement with the Commission covering not less than all of the Stock Payment Registrable Securities. The Company shall use commercially reasonable efforts to cause the Registration Statement to be declared effective by the Commission not later than 180 days after filing such Registration Statement.

3.            Registration Rights for Earn Out Registrable Securities. Provided that the Company is eligible to file a registration statement on Form S-3, not later than January 31 following any immediately preceding calendar year in which Earn Out Registrable Securities were issued by the Company to the Stockholder, the Company shall file a Registration Statement with the Commission covering not less than all of the Earn Out Securities so issued during such previous year. The Company shall use commercially reasonable efforts to cause the Registration Statement to be declared effective by the Commission not later than 180 days after filing such Registration Statement.

4.            Registration Procedures. If the Company is required by the provisions of Sections 2 or 3 to use reasonable efforts to effect the registration of any of its securities under the Securities Act, the Company shall promptly:

(a)          prepare and file with the Commission a Registration Statement with respect to such securities and use commercially reasonable efforts to cause such Registration Statement to become and remain effective for two years following the filing of such Registration Statement or until disposition of the securities covered by the Registration Statement, whichever is earlier;

(b)          prepare and file with the Commission such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities covered by such Registration Statement until the earlier of such time as all of such securities have been disposed of in a public offering or the expiration of two years following the filing of such Registration Statement, whichever is earlier;

(c)          furnish to the Stockholder, such number of copies of a summary prospectus or other prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents, as the Stockholder may reasonably request;

(d)          use commercially reasonable efforts to register or qualify the securities covered by such Registration Statement under such other applicable state securities or blue sky laws of such jurisdictions as the Stockholder shall request (provided, however, that the Company shall not be obligated to qualify as a foreign corporation to do business under the laws of any jurisdiction in which it is not then qualified or to file any general consent to service or process), and do such other reasonable acts and things as may be required of it to enable the Stockholder to consummate the disposition in such jurisdiction of the securities covered by such Registration Statement;

(e)          enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities; and

(f)           otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to the Stockholder, as soon as reasonably practicable, but not later than eighteen (18) months after the effective date of the Registration Statement, an earnings statement covering the period of at least twelve (12) months beginning with the first full month after the effective date of such Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act.

At any time before the Registration Statement covering the Stock Payment Registrable Securities or the Earn Out Registrable Securities, as the case may be, becomes effective, the Stockholder may request the Company to withdraw or not to file such Registration Statement. In that event, the Stockholder shall have used its registration rights under Section 2(a) or Section 3(a) of this Agreement, as the case may be, unless the Stockholder shall pay to the Company the expenses incurred in connection therewith by the Company through the date of such request.

It shall be a condition precedent to the obligation of the Company to take any action pursuant to this Agreement in respect of the securities which are to be registered at the request of the Stockholder that the Stockholder shall furnish to the Company such information regarding the securities held by the Stockholder and the intended method of disposition thereof as the Company shall reasonably request and as shall be required in connection with the action taken by the Company.

5.            Expenses. Except as provided for herein, all expenses incurred in complying with this Agreement, including, without limitation, all registration and filing fees (including all expenses incident to filing with the NASD), printing expenses, fees and disbursements of counsel for the Company, expenses of any special audits incident to or required by any such registration and expenses of complying with the securities or blue sky laws of any jurisdiction pursuant to Section 4(d), shall be paid by the Company, except that the Company shall not be liable for any fees, discounts or commissions to any underwriter or any fees or disbursements of counsel for any underwriter or any stock transfer taxes in respect of the securities sold by the Stockholder.

6.	Indemnification and Contribution.

(a)          In the event of any registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Company shall indemnify and hold harmless the Stockholder, the Stockholder’s managers and officers, and each other person (including each underwriter) who participated in the offering of such Registrable Securities and each other person, if any, who controls the Stockholder or such participating person within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which the Stockholder or any such manager or officer or participating person or controlling person may become subject under the Securities Act or any other statute or at common law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any alleged untrue statement of any material fact contained, on the effective date thereof, in any Registration Statement under which such Registrable Securities were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or any free-writing prospectus or (ii) any alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse such holder or such manager, officer or participating person or controlling person for any legal or any other expenses reasonably incurred by the Stockholder or such manager, officer or participating person or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based solely upon any actual or alleged untrue statement or actual or alleged omission made in such Registration Statement, preliminary prospectus, prospectus or amendment or supplement in reliance upon and in conformity with written information furnished to the Company by the Stockholder specifically for use therein. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Stockholder or such manager, officer or participating person or controlling person, and shall as to the Stockholder survive the transfer of such securities by the Stockholder.

(b)          The Stockholder, by acceptance hereof, agrees to indemnify and hold harmless the Company, its directors, officers, agents, employees and each other person, if any, who controls the Company within the meaning of the Securities Act against any losses, claims, damages or liabilities, joint or several, to which the Company or any such director or officer or any such person may become subject under the Securities Act or any other statute or at common law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon information in writing provided to the Company by the Stockholder specifically for use in the following documents and contained, on the effective date thereof, in any Registration Statement under which securities were registered under the Securities Act at the request of the Stockholder, any preliminary prospectus or final prospectus contained therein, or any free-writing prospectus, or any amendment or supplement thereto. Notwithstanding the provisions of this paragraph (b) or paragraph (c) below, the Stockholder shall not be required to indemnify any person pursuant to this Section 6 or to contribute pursuant to paragraph (c) below in an amount in excess of the amount of the aggregate net proceeds received by the Stockholder in connection with any such registration under the Securities Act.

(c)          If the indemnification provided for in this Section 6 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified parties, and the parties’

relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6(c) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(d)          Notices of Claims, Etc. Promptly after receipt by an Indemnified Party of notice of the commencement of any action or proceeding involving a claim referred to in the preceding paragraph (a) or (b) of this Section 6, such Indemnified Party will, if a claim in respect thereof is to be made against an Indemnifying Party pursuant to such paragraphs, give written notice to the latter of the commencement of such action, provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under the preceding paragraphs of this Section 6, except to the extent that the Indemnifying Party is actually prejudiced by such failure to give notice. In case any such action is brought against an Indemnified Party, the Indemnifying Party shall be entitled to participate in and to assume the defense thereof, jointly with any other Indemnifying Party similarly notified to the extent that it may wish, and after notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation; provided that the Indemnified Party may participate in such defense at the Indemnified Party’s expense; and provided further that the Indemnified Party (or Indemnified Parties) shall have the right to employ one counsel and one local counsel to represent it (or them, collectively) if, in the reasonable judgment of the Indemnified Party or Indemnified Parties, it is advisable for it (or them) to be represented by separate counsel by reason of having legal defenses which are different from or in addition to those available to the Indemnifying Party, and in that event the reasonable fees and expenses of such counsel shall be paid by the Indemnifying Party; provided further, however, that if an Indemnified Party (or Indemnified Parties) shall have reasonably concluded, after consultation with counsel, that there may be defenses available to it (or them) that are different from, additional to, or in conflict with those available to one or all of the Indemnified Parties such Indemnified Party (or Indemnified Parties) shall have the right to employ separately one counsel and one local counsel to represent it (or them, collectively), and in that event the reasonable fees and expenses of such counsel, shall also be paid by the Indemnified Party. If the Indemnifying Party is not entitled to, or elects not to, assume the defense of a claim, it will not be obligated to pay the fees and expenses of more than one counsel for the Indemnified Parties with respect to such claim. No Indemnifying Party shall consent to entry of any judgment or enter into any settlement without the consent of the Indemnified Party which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation. No Indemnifying Party shall be subject to any liability for any settlement made without its consent, which consent shall not be unreasonably withheld.

(e)          The obligations of the Company and the Stockholder under this Section 6 survive the completion of any sale of Registrable Securities or termination of registration rights under this Agreement.

7.	Certain Limitations on Registration Rights.

(a)          Notwithstanding the other provisions of this Agreement, the Company shall not be obligated to register the Registrable Securities of the Stockholder if, in the opinion of counsel to the Company reasonably satisfactory to the Stockholder and its counsel, the sale or other disposition of the Stockholder’s Registrable Securities, in the manner proposed by the Stockholder, may be effected without limitation and without registering such Registrable Securities under the Securities Act.

(b)          The Company shall not be obligated to file and cause to become effective (i) more than one (1) Registration Statement initiated pursuant to Section 2 of this Agreement, (ii) more than one (1) Registration Statement initiated pursuant to Section 3 of this Agreement for any particular calendar year or (iii) any registration that would require an audit of the Company to be performed outside of the ordinary course of business.

(c)          If the Company shall furnish to the Stockholder, a certificate signed by an executive officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, the Company shall not be required to effect such a Registration Statement and the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Stockholder, provided that such right to delay a request shall be exercised by the Company not more than once in any twelve (12)-month period.

8.	Delay of Registration; Furnishing Information.

(a)          The Stockholder shall not have any right to obtain or seek an injunction restraining or otherwise delaying any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Agreement.

(b)          It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2 or 3 that the Stockholder shall furnish to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of such securities as shall be required to effect the registration of its Registrable Securities.

9.            Agreement to Furnish Information. The Stockholder agrees to execute and deliver such other agreements as may be reasonably requested by the Company which are consistent with the foregoing or which are necessary to give further effect thereto. In addition, if requested by the Company, the Stockholder shall provide, within ten (10) days of such request, such information as may be required by the Company in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act. The obligations described in this Section 9 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future.

10.	Miscellaneous.

(a)          No Inconsistent Agreements. The Company will not hereafter enter into any agreement with respect to its securities which is inconsistent with the rights granted to the Stockholder in this Agreement.

(b)          Remedies. The Stockholder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

(c)          Amendment and Waiver. This Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

(d)          Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or three business days after being mailed by first class U.S. mail, return receipt requested, or when receipt is acknowledged, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to the Company and the Stockholder will, unless another address is specified in writing, be sent to the address indicated below:

Notices to Company:	with a copy to:
Access Integrated Technologies, Inc. 55 Madison Avenue, Suite 300 Morristown, New Jersey 07960 Attn: General Counsel Telephone: (973) 290-0027 Facsimile: (973) 290-0081	Kelley Drye & Warren LLP 101 Park Avenue New York, New York 10178 Attn: Jonathan Cooperman, Esq. Telephone: (212) 808-7800 Facsimile: (212) 808-7897

Notices to Stockholder:	with a copy to:
The Bigger Picture/Kidtoon Films 21045 Califa Street Suite 101 Woodland Hills, CA 91367 Telephone: (818) 587-4880 Facsimile: (818) 587-4890 Attention: Jonathan Dern, Manager	Stubbs Alderton & Markiles, LLP 15260 Ventura Blvd. 20th Floor Shewrman oaks, California 91403 Telephone: (818) 444-4501 Facsimile: (818) 474-8601 Attention: Scott Alderton

(e)          Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and its successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by the Stockholder without the prior written consent of the other party hereto.

(f)           Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(g)          Complete Agreement. This Agreement, the Asset Purchase Agreement and the other Related Agreements contain the complete agreement between the parties and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

(h)          Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

(i)           Applicable Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts entered into and to be performed wholly within said State. The parties hereto hereby consent to the jurisdiction of the Federal and State courts located in New York County, New York and waive any objections to such courts based on venue in connection with any claim or dispute arising under this Agreement. Each of the parties hereto hereby irrevocably waives any and all right to a trial by jury in any legal proceedings arising out of or relating to this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Access Integrated Technologies, Inc.

By:
Name: A. Dale Mayo
Title: President and Chief Executive Officer

BP/KTF, LLC

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

EXHIBIT B

BILL OF SALE

Exhibit B

Form of Bill of Sale

BILL OF SALE

This BILL OF SALE (the “Bill of Sale”), dated as of January __, 2007, is made and entered into by and among BP/KTF, LLC, a California limited liability company (“Seller”), and Vistachiara Productions, Inc., a Delaware corporation (“Buyer”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement (as defined below).

R E C I T A L S

WHEREAS, pursuant to an Asset Purchase Agreement, dated January ___, 2007, by and among Buyer, Access Integrated Technologies, Inc., Seller and each member of Seller (the “Asset Purchase Agreement”), Seller has agreed to sell, and Buyer has agreed to purchase, the Assets.

NOW, THEREFORE, for value received, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            Seller hereby sells, conveys, assigns, transfers and delivers to Buyer, and Buyer does hereby accept, all of Seller’s right, title and interest in and to the Assets.

2.            Nothing herein contained is intended to or shall expand, diminish or supersede in any way the covenants, representations and warranties of the parties set forth in the Asset Purchase Agreement.

3.            Each party hereby covenants and agrees that, at the reasonable request of the other party, and at the requesting party’s cost and expense, it shall execute and deliver such further instruments and take such further actions as may be reasonably necessary or appropriate in order to more effectively effectuate the transfer of the Assets contemplated herein.

4.            This Bill of Sale and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Bill of Sale nor any of the rights, interests or obligations hereunder may be assigned by either party hereto without the prior written consent of the other party hereto.

5.            This Bill of Sale may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced. No course of dealing between or among any persons having any interest in this Bill of Sale will be deemed effective to modify or amend any part of this Bill of Sale or any rights or obligations of any person under or by reason of this Bill of Sale.

6.            This Bill of Sale shall be governed by, and construed in accordance with, the laws of the state of New York applicable to contracts entered into and to be performed wholly within said state. The parties hereto hereby consent to the jurisdiction of the federal and state courts located in New York County, New York and waive any objections to such courts based on venue in connection with any claim or dispute arising under this Bill of Sale. Each of the parties hereto hereby irrevocably waives any and all right to a trial by jury in any legal proceedings arising out of or relating to this Bill of Sale.

7.            This Bill of Sale may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Bill of Sale effective as of the date first above written.

BP/KTF, LLC

By:
Name:
Title:

VISTACHIARA PRODUCTIONS, INC.

By:
Name:
Title:

EXHIBIT C

ASSIGNMENT AND ASSUMPTION AGREEMENT

Exhibit C

Form of Assignment and

Assumption Agreement

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Assignment”), dated as of January __, 2007, is made and entered into by and among BP/KTF, LLC, a California limited liability company (“Assignor”), and Vistachiara Productions, Inc., a Delaware corporation (“Assignee”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement (as defined below).

R E C I T A L S

WHEREAS, pursuant to an Asset Purchase Agreement, dated January ___, 2007, by and among Assignee, Access Integrated Technologies, Inc., Assignor and the members of Assignor (the “Asset Purchase Agreement”), Assignor has agreed to assign certain obligations and liabilities to Assignee; and

WHEREAS, Assignee has agreed to assume such obligations and liabilities of Assignor.

NOW, THEREFORE, for value received, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            Assignee hereby assumes, and agrees to pay, perform and discharge all of the Assumed Liabilities. Assignor has retained, and is not transferring hereby, all liabilities other than those included in the Assumed Liabilities, and Assignee is not assuming any liabilities or obligations of Assignor other than those included in the Assumed Liabilities.

2.            Nothing herein contained is intended to or shall expand, diminish or supersede in any way the covenants, representations and warranties of the parties set forth in the Asset Purchase Agreement.

3.            Each party hereby covenants and agrees that, at the reasonable request of the other party, and at the requesting party’s cost and expense, it shall execute and deliver such further instruments and take such further actions as may be reasonably necessary or appropriate in order to more effectively effectuate the assumption of the Assumed Liabilities contemplated herein.

4.            This Assignment and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Assignment nor any of the rights, interests or obligations hereunder may be assigned by either party hereto without the prior written consent of the other party hereto.

5.            This Assignment may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced. No course of dealing between or among any persons having any interest in this Assignment will be deemed effective to modify or amend any part of this Assignment or any rights or obligations of any person under or by reason of this Assignment.

6.            This Assignment shall be governed by, and construed in accordance with, the laws of the state of New York applicable to contracts entered into and to be performed wholly within said state. The parties hereto hereby consent to the jurisdiction of the federal and state courts located in New York County, New York and waive any objections to such courts based on venue in connection with any claim or dispute arising under this Assignment. Each of the parties hereto hereby irrevocably waives any and all right to a trial by jury in any legal proceedings arising out of or relating to this Assignment.

7.            This Assignment may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Assumption effective as of the date first above written.

BP/KTF, LLC

By:
Name:
Title:

VISTACHIARA PRODUCTIONS, INC.

By:
Name:
Title:

EXHIBIT D

SELLER’S CERTIFICATE

BP/KTF, LLC

MANAGER’S CERTIFICATE

This Manager’s Certificate is delivered pursuant to Sections 9.1(j)(iii) and (v) of the Asset Purchase Agreement, dated as of January __, 2007 (the “Purchase Agreement”) by and among, VISTACHIARA PRODUCTIONS, INC., a Delaware corporation (“Buyer”), ACCESS INTEGRATED TECHNOLOGIES, INC., a Delaware corporation, the parent of Buyer (“AccessIT”), BP/KTF, LLC, a California limited liability company (the “Seller”) and each member of the Seller. Terms defined in the Purchase Agreement are used herein as therein defined.

The undersigned does hereby certify to Buyer that as of the date hereof:

1.	The undersigned, Jonathan Dern, is the duly elected, qualified and acting manager of the Seller.
2.

The representations and warranties set forth in Article V of the Purchase Agreement are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

3.	The Seller has performed in all material respects all of the covenants and agreements required to be performed and complied with by it under the Purchase Agreement prior to the Closing Date.
4.

Attached hereto as Annex 1 is a true and complete copy of resolutions duly adopted by the Manager and the Members on January 7, 2007; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect.

5.	Attached hereto as Annex 2 is a true and complete copy of the Seller’s Operating Agreement as in full force and effect as of the date hereof.
6.

Attached hereto as Annex 3 is a true and complete copy of the Seller’s Articles of Organization in effect on the date hereof (the “Articles”). The members of the Seller have not authorized any amendment to the Articles.

IN WITNESS WHEREOF, the undersigned has executed this Manager’s Certificate this ___day of January, 2007.

Name: Jonathan Dern
Title: Manager

Annex 1

Resolutions

Approval of Asset Purchase Agreement

WHEREAS, it has been proposed that the Company enter into that certain Asset Purchase Agreement (the “Agreement”) by and among Vistachiara Productions, Inc. (“Buyer”), Access Integrated Technologies, Inc. (“AccessIT”), the Company and each member of the Company, pursuant to which the Company shall sell and assign to Buyer substantially all of assets and certain liabilities of the Company, in consideration for certain stock and earn out payments, all in accordance with the Agreement’s terms and conditions (the “Asset Sale”). Copies of the Agreement have been distributed to the Manager and Members and are hereby ordered to be filed by the Manager of the Company in the permanent records of the Company.

WHEREAS, in connection with the Asset Sale, it has been proposed that the Company enter into various ancillary agreements, including among others, the Registration Rights Agreement, the Bill of Sale and the Assignment and Assumption Agreement, form of which have previously been reviewed by the Manager and Members (collectively, the “Ancillary Agreements,” together with the Agreement, the “Transaction Documents”); and

WHEREAS, the Manager and the Members believe that the Transaction Documents and the transactions contemplated thereby are in the best interests of the Company and its members.

NOW, THEREFORE, BE IT RESOLVED, that the Agreement, the Asset Sale, the Transaction Documents and the transactions contemplated thereby are in the best interest of the Company and its members, and that the forms, terms and provisions of the Agreement, the Asset Sale, the Transaction Documents and the transactions contemplated therein, be, and are hereby are, adopted and approved;

RESOLVED FURTHER, that the Manager or any officer of the Company, be, and hereby is, authorized and directed to execute and deliver to the proper party, in the name and on behalf of the Company and in such number of counterparts as the Manager or such officer executing and delivering the Transaction Documents shall deem proper, the Agreement and the Transaction Documents in such form and containing substantially the terms and provisions hereby approved, with such changes therein and additions thereto as shall be approved by such Manager or officer, such Manager’s or officer’s approval to be conclusively evidenced by the execution and delivery thereof;

RESOLVED FURTHER, that the Manager or any officer of the Company be, and hereby is, authorized and directed to cause the Company to perform its obligations under the Agreement and the Transaction Documents as so executed;

RESOLVED FURTHER, that the actions of the Manager of any officer of this Company, previously taken in connection with the negotiation and/or preparation of the form, terms and provisions of the Agreement and the Transaction Documents be, and they hereby are, ratified and approved; and

RESOLVED FURTHER, that the Manager or any officer of the Company and other persons appointed to act on its behalf or pursuant to the foregoing resolutions, and each of them, are hereby authorized, for and on behalf of the Company, to execute, deliver and/or file any and all documents, instruments, agreements and notices, and to perform or cause to be performed any and all acts as may, in their or his judgment, be necessary or desirable to accomplish the purposes of the foregoing resolutions and the transactions contemplated thereby and by the agreements therein approved, the taking of any such action, and/or the execution, delivery or filing of any such documents or instruments to be conclusive evidence that the officer taking such action or executing, delivering or filing such document or instrument has deemed the same to be necessary or advisable.

Annex 2

Operating Agreement

AMENDED AND RESTATED

OPERATING AGREEMENT

OF

BP/KTF, LLC,

a California limited liability company

DATED AS OF JULY 28, 2006

THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS AGREEMENT IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH HEREIN.

AMENDED AND RESTATED

OPERATING AGREEMENT

OF

BPIKTF, LLC,

a California limited liability company

THIS AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement’) is entered into as of the 28th day of July 2006, by and between Kid Toon Films, Inc., a California corporation, and Greg Rutkowski (each, a “Member”).

R E C I T A L S

A.           Articles of Organization for BP/KTF, LLC (the “Company”), a limited liability company under the laws of the State of California, were filed with the California Secretary of State on June 5, 2006.

B.           The sole Member entered into an Operating Agreement, dated June 5, 2006, to establish the respective rights and responsibilities of the Holders and to govern their relationships as Holders of Interests in the Company, and certain Economic Interests were granted to Michele Martell, James Wang and Robert Winthrop (each a “Holder” and, together with the Members, the “Holders”), as set forth on Exhibit A.

C.           Effective July 28, 2006, Kid Toon Films, Inc. and the Company entered into a Contribution Agreement whereby Kid Toon Films, Inc. contributed certain assets to the Company and the Company assumed certain liabilities of Kid Toon Films, Inc. in exchange for the admission of Kid Toon Films, Inc. as a Member and the issuance of a Membership Interest in the Company.

D.           The Members now desire to enter into this Agreement to amend and restate the Operating Agreement in its entirety to establish the respective rights and responsibilities of the Holders and to govern their relationships as Holders of Interests in the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree as follows:

ARTICLE 1.

FORMATION OF LIMITED LIABILITY COMPANY;

ORGANIZATIONAL MATTERS

1.1          Formation. The Company has been formed as a limited liability company under the provisions of the Beverly-Killea Limited Liability Company Act (the “Act”) and, except as herein otherwise expressly provided, the rights and liabilities of the Holders shall be as provided in that Act, as amended from time to time.

1.2          Name. The business of the Company shall be conducted under the name “BP/KTF, LLC,” or such other name as the Manager shall hereafter designate.

2

1.3          Place of Business. The principal business office of the Company shall be located at such place as may be designated by the Manager from time to time.

1.4          Term. The term of the Company shall commence on the date hereof and shall continue until December 31, 2050, unless sooner terminated pursuant to the Articles of Organization or as otherwise hereinafter provided.

1.5          Covenants Regarding Organization. The Members shall take such steps as are necessary to (a) maintain the Company’s status as a limited liability company formed under the laws of the State of California and its qualification to conduct business in any jurisdiction where the Company does business and is required to be qualified, and (b) ensure that the Company shall continue to be treated as a partnership for tax purposes.

ARTICLE 2.

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

2.1         “Act” means the Beverly-Killea Limited Liability Company Act, Title 2.5 of the Corporations Code of the State of California, as it may be amended from time to time.

2.2         “Adjusted Capital Account Deficit” means, with respect to any Holder, the deficit balance, if any, in such Holder’s Capital Account as of the end of the relevant Fiscal Year of the Company, after giving effect to the following adjustments: (a) Credit to such Capital Account any amounts which such Holder is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and (b) debit to such Capital Account the items described in Regulations Sections 1.704-1 (b)(2)(ii)(d)(4), (5) and (6). This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

2.3         “Affiliate” means, with reference to a specified Holder, any Person controlling, controlled by, or under the common control of a Holder. The term “control,” as used in the immediately preceding sentence, means, with respect to a corporation or limited liability company, the right to exercise, directly or indirectly, fifty percent (50%) or more of the voting rights attributable to the controlled corporation or limited liability company, and, with respect to any individual, partnership, trust or other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

2.4         “Agreement” means this Operating Agreement, as amended, modified or supplemented from time to time.

2.5         “Capital Account” means, with respect to any Holder, the capital account maintained for such Holder in accordance with the following provisions:

(a)          To each Holder’s Capital Account there shall be credited such Holder’s Capital Contributions (including, the Gross Asset Value of any property contributed to the

3

Company), such Holder’s distributive share of Profits and any items in the nature of income or gain that are specially allocated pursuant to Section 6.4 or Section 6.5 hereof, and the amount of any Company liabilities assumed by such Holder or which are secured by any property distributed to such Holder.

(b)          To each Holder’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any property distributed to such Holder pursuant to any provision of this Agreement, such Holder’s distributive share of Losses and any items in the nature of deduction or loss that are specially allocated pursuant to Section 6.4 or Section 6.5 hereof, and the amount of any liabilities of such Holder assumed by the Company or which are secured by any property contributed by such Holder to the Company.

(c)          In the event all or a portion of a Holder’s Interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.

(d)          Where appropriate in determining the amount of any liability for purposes of this Agreement, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Manager shall determine that it is prudent to modify the manner in which the Capital Accounts or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Company or any Holder) are computed in order to comply with such Regulations, the Manager may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Holder pursuant to Article 12 hereof upon the dissolution of the Company. The Manager also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Holders and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Section 1.704-1(b)(2)(iv)(q) of the Regulations, and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

2.6         “Capital Contributions” means, with respect to any Holder, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the capital of the Company with respect to the Interest held by such Holder. The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Company by the maker of the note (or a Person related to the maker of the note within the meaning of Regulations Section 1.704-1 (b)(2)(ii)(c)) shall not be included in the Capital Account of any Person until the Company makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Regulations Section 1 .704-1(b)(2)(iv)(d)(2).

2.7	“Code” means the Internal Revenue Code of 1986, as amended.

4

2.8         “Company” means the limited liability company formed pursuant to this Agreement by the parties hereto, as said company may from time to time be constituted.

2.9         “Company Minimum Gain” has the meaning given “partnership minimum gain” set forth in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

2.10       “Depreciation” means, for each Fiscal Year of the Company, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Manager.

2.11       “Distributable Cash” means the gross amount of cash from Company operations (including sales, dispositions and refinancings of Company property, and all principal and interest payments with respect to any note or other obligation received by the Company in connection with sales or other dispositions of Company property), less the portion thereof used to pay or establish reserves for all Company expenses, debt payments (including debt payments in connection with loans made to the Company by Holders), capital improvements, replacements and contingencies, all as determined by the Manager. “Distributable Cash” shall not be reduced by depreciation, amortization, cost recovery deductions or similar allowances (except to the extent cash is set aside to pay or establish a reserve for such items), but shall be increased by any reductions of reserves previously established under this Section 2.11.

2.12       “Economic Interest” means a Person’s right to share in the income, gains, losses, deductions, credit or similar items of, and to receive Distributable Cash from, the Company, but does not include any other rights of a Member including, without limitation, the right to vote or to participate in management, or, except to the extent provided by law, any right to information concerning the business and affairs of the Company.

2.13       “Fiscal Year” means the fiscal year of the Company, as set forth in Section 8.2 hereof.

2.14       “Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)          The initial Gross Asset Value of any asset contributed by a Holder to the Company shall be the gross fair market value of such asset, as reasonably determined by the Manager;

(b)          The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Manager, as of the following times: (i) the acquisition of an additional Interest by any new or existing Holder in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company

5

to a Holder of more than a de minimis amount of property as consideration for an Interest; (iii) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) and (iv) such other time or times as determined by the Manager to be necessary or appropriate in the interests of equity and fairness;

(c)          The Gross Asset Value of any Company asset distributed to any Holder shall be adjusted to equal the gross fair market value of such asset on the date of distribution, as reasonably determined by the Manager; and

(d)          The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-j(b)(2)(iv)(m) and Section 2.26(f) or 6.4(g) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this Section 2.14(d) to the extent the Manager determines that an adjustment pursuant to Section 2.14(b) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Section 2.14(d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to Section 2.14(a), (b) or (d) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

2.15	“Holder” means a person who holds an Interest in the Company.

2.16       “Holder Nonrecourse Debt” has the meaning given “partner nonrecourse debt” set forth in Section 1 .704-2(b)(4) of the Regulations. The amount of Holder Nonrecourse Deductions with respect to a Holder Nonrecourse Debt for a Fiscal Year of the Company equals the excess (if any) of the net increase (if any) in the amount of Holder Nonrecourse Debt Minimum Gain attributable to such Holder Nonrecourse Debt during that Fiscal Year over the aggregate amount of any distributions during that Fiscal Year to the Member that bears (or is deemed to bear) the economic loss for such Holder Nonrecourse Debt to the extent such distributions are from the proceeds of such Holder Nonrecourse Debt and are allocable to an increase in Holder Nonrecourse Debt Minimum Gain attributable to such Holder Nonrecourse Debt, determined in accordance with Regulations Section 1.704-.2(i)(2).

2.17       “Holder Nonrecourse Debt Minimum Gain” means an amount, with respect to each Holder Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Holder Nonrecourse Debt were treated as a nonrecourse liability, determined in accordance with Section 1 .704-2(i)(3) of the Regulations.

2.18       “Holder Nonrecourse Deductions” has the meaning given “partner nonrecourse deductions” set forth in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

2.19       “Interest” means an ownership interest in the Company, which includes both Economic Interests and Membership Interests.

6

2.20       “Majority-in-Interest” means those Members owning, in the aggregate, more than fifty percent (50%) of the Percentage Interests held by all Members (and excluding for this purpose, the Percentage Interests held by Holders of an Economic Interest), except where otherwise expressly provided in this Agreement.

2.21       “Manager” means the Person selected to manage the Company pursuant to the provisions of this Agreement and the Act, as specified in Article 7 below.

2.22	“Member” means a Person who:

(a)          has been admitted to the Company as a Member in accordance with this Agreement (including each Person whose name is listed on the signature page hereof and each Person who hereafter has been admitted to the Company as a member in accordance with Article 10) or is a transferee or assignee of a Membership Interest who has become a member pursuant to Article 9; and

(b)          has not resigned, withdrawn or been expelled as a member or, if other than an individual, been dissolved.

2.23       “Membership Interest” means a Member’s rights in the Company, collectively, including the Member’s Economic Interest, any right to vote or participate in management, and any right to information concerning the business and affairs of the Company.

2.24       “Nonrecourse Deductions” has the meaning set forth in Section 1.704-2(b)(1) of the Regulations.

2.25       “Percentage Interest” means, with respect to any Holder of an Interest, the percentage set forth opposite such Holder’s name on the signature page hereof.

2.26       “Person” means an individual, general partnership, limited partnership, limited liability company, corporation, trust, estate, real estate investment trust, association or other entity, whether domestic or foreign.

2.27       “Profits” and “Losses” means, for each Fiscal Year of the Company, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (and, for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a)          Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this Section 2.26 shall be added to such taxable income or loss;

(b)          Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(I), and not otherwise taken into account in computing Profits or Losses pursuant to this Section 2.26, shall be subtracted from such taxable income or loss;

7

(c)  In the event the Gross Asset Value of any Company asset is adjusted pursuant to Section 2.14(b) or (c) hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(d)          Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e)          In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with Section 2.10 hereof.;

(f)           To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of an Economic Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

(g)          Notwithstanding any other provisions of this Section 2.26, any items which are specially allocated pursuant to Section 6.4 or Section 6.5 hereof shall not be taken into account in computing Profits or Losses.

The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Sections 6.4 and 6.5 hereof shall be determined by applying rules analogous to those set forth in Sections 2.26(a) through (f) above.

2.28	“Regulations” means the Treasury Regulations promulgated under the Code.

2.29       “Transfer” shall mean any transfer, sale, assignment, gift, pledge or other disposition or encumbrance.

ARTICLE 3.

BUSINESS PURPOSE

3.1          Purpose. The business purpose of the Company is to engage in any activities for which limited liability companies may be organized under the laws of the State of California.

3.2          Waiver of Right of Partition. Except as expressly provided in this Agreement, no Holder may, either directly or indirectly, take any action to require partition of the Company or of any of the Company’s assets or properties or cause the sale of any of the Company’s assets or properties without the consent of the Manager; and, notwithstanding any provision of law to the contrary, each Holder (and his or her legal representative, successor or assign) hereby

8

irrevocably waives any and all right to maintain any action for partition or to compel any sale with respect to his or her Interest, or with respect to any assets or properties of the Company.

ARTICLE 4.

CAPITAL AND CONTRIBUTIONS;

RIGHTS AND OBLIGATIONS OF MEMBERS

4.1          Initial Capital Contributions. No Holder shall be obligated to make any initial contribution to the capital of the Company.

4.2          Maintenance of Capital Accounts. Capital accounts shall be maintained for each Holder in accordance with Section 704(b) of the Code and the Regulations promulgated thereunder.

4.3          Additional Capital Contributions. Except as expressly provided in this Article 4, or as otherwise determined by all of the Members, no Holder shall be liable to creditors of the Company, or shall be required to make additional Capital Contributions to the Company or to restore all or any portion of a deficit balance in such Holder’s Capital Account with the Company.

4.4          No Interest on Contributions. Except as expressly provided herein, no Holder shall have the right to receive interest on Capital Contributions to the Company.

4.5          No Right to Withdraw. No Holder may withdraw or resign from the Company without the consent of the Manager. Notwithstanding the foregoing, a Holder may withdraw and resign from the Company provided that (i) an election is made by the Company under Section 754 of the Code (if determined by the Manager to be in the best interests of the remaining Holders), (ii) if such Holder has a deficit balance in his or her Capital Account, such Holder agrees to be allocated items of gross income for the Fiscal Year of such withdrawal and resignation (and, if necessary, subsequent Fiscal Years) in an amount necessary to decrease to zero the deficit in such Holder’s Capital Account, and (iii) such Holder agrees to forfeit the right to receive from the Company any portion of his or her positive Capital Account balance.

4.6          Loans by Holders. In the event the Manager determines that additional funding is required, the Manager shall request such finding from all, but not less than all, the Holders in accordance with their respective Percentage Interests. In the event that a Holder elects not to fund his or her full proportionate share of such requested funding, the other Holders may fund such share. Any funding provided by a Holder hereunder shall be in the form of a loan bearing interest at eight percent (8%) per annum (or, if greater, but only to the maximum extent permitted by law, the then-prevailing commercial rate for similar loans) with such additional terms as may be determined by the Manager. Notwithstanding anything contained herein to the contrary, no Holder shall be required to provide any such funding, nor shall any creditor of the Company or any other person who is not a Holder have any rights under this Section 4.6.

9

ARTICLE 5.

DISTRIBUTIONS

5.1          Distributable Cash. Subject to applicable law and to limitations contained elsewhere in this Agreement, no later than 30 days after the end of each fiscal quarter of each Fiscal Year of the Company the Manager shall distribute Distributable Cash to and between the Holders, pro rata, in accordance with their respective Percentage Interests.

5.2          Distributions to Holders of Record. All distributions hereunder shall be made only to the Persons who, according to the books and records of the Company, are Holders of record of Interests in respect of which such distributions are made on the actual date of distribution. Neither the Company nor any Holder, Manager or officer shall incur any liability for making distributions in accordance with this Section 5.2.

5.3          Form of Distribution. No Holder, regardless of the nature of the Holder’s Capital Contributions, shall have the right to demand and receive any distribution from the Company in any form other than money. Further, no Holder may be compelled to accept from the Company a distribution of any asset in kind in lieu of a proportionate distribution of money being made to other Holders. A Holder may be compelled, however, to accept an in-kind asset distribution if such asset is being distributed proportionately to all Holders.

5.4          Withholding on Distributions. Each Holder acknowledges and agrees that the Company may be required to deduct and withhold tax or to fulfill other obligations of such Holder on any amount distributed or allocated by the Company to such Holder or to any assignee of an Interest. Each Holder shall promptly furnish the Tax Matters Partner with an Internal Revenue Service Form W-8, Form W-9 or Form 1001, as applicable. All amounts so withheld with respect to such Holder shall be treated as amounts distributed to such Person pursuant to Section 5.1 for all purposes under this Agreement.

5.5          Return of Distributions. Except for distributions made in violation of the Act or this Agreement, no Holder shall be obligated to return any distribution to the Company or pay the amount of any distribution for the account of the Company or to any creditor of the Company. The amount of any distribution returned to the Company by a Holder or paid by a Holder for the account of the Company or to a creditor of the Company shall be added to the account or accounts from which it was subtracted when it was distributed to such Holder.

5.6          Restriction on Distributions. No distribution shall be made if, after giving effect to the distribution:

(a)          The Company would not be able to pay its debts as they become due in the usual course of business; or

(b)          The Company’s total assets would be less than the sum of its total liabilities.

10

ARTICLE 6.

ALLOCATIONS OF PROFITS AND LOSSES

6.1          Allocation of Profits. After giving effect to the special allocations set forth in Section 6.4 and 6.5 hereof, Profits for any Fiscal Year shall be allocated as follows:

(a)          First, to and between the Holders, pro rata, to the extent by which (i) the cumulative Losses allocated to the Holders pursuant to Section 6.2 hereof for all prior Fiscal Years exceeds (ii) the cumulative Profits allocated to the Holders pursuant to this Section 6.1(a) hereof for all prior Fiscal Years, to be allocated in proportion to and in the reverse order of priority by which the Losses being offset were allocated (first, to offset Losses allocated under Section 6.2(b) hereof, to the extent not theretofore charged back hereby, and, thereafter, to offset Losses allocated under Section 6.1(a), to the extent not theretofore charged back hereby, all in the reverse order of priority by which such Losses were so allocated) and

(b)          Thereafter, to and between the Holders, pro rata, in accordance with their respective Percentage Interests.

6.2	Allocation of Losses.

(a)          General Allocations. After giving effect to the special allocations set forth in Sections 6.4.and 6.5 hereof, and except as provided in Section 6.2(b) hereof, Losses shall be allocated to and between the Holders, pro rata, in accordance with their respective Percentage Interests.

(b)          Limitations on Losses, Losses allocated pursuant to Section 6.2(a) shall not exceed the maximum amount of Losses that can be so allocated without causing any Holder to have an, or to increase an existing, Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Holders would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 6.2(a) hereof, the limitation set forth in this Section 6.2(b) shall be applied on a Holder-by-Holder basis so as to allocate the maximum permissible Losses to each Holder under Section 1.704-1(b)(2)(ii)(d) of the Regulations. All Losses in excess of the limitation set forth in this Section 62(b) shall be allocated to and between the Holders, pro rata, in accordance with their respective Percentage Interests.

6.3          Transfers. If there is a change in Holders or in the respective holdings of Interests or in the respective rights or obligations appurtenant to Interests (caused, for example, by an admission of a new Member or the issuance of an Economic Interest), allocations under this Article 6 for a Fiscal Year among the Persons who are or were Holders shall be made in the manner determined to be required under the Code and, if more than one method is determined to be permitted, then by the method selected as appropriate by the Manager, taking into account both the principles of substantial fairness and convenience of administration.

6.4          Special Allocations. The following special allocations shall be made in the following order:

11

(a)          Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Regulations, and notwithstanding any other provision of this Article 6, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Holder shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Holder’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Holder pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1 .704-2(j)(2) of the Regulations. This Section 6.4(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

(b)          Holder Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, and notwithstanding any other provision of this Article 6, if there is a net decrease in Holder Nonrecourse Debt Minimum Gain attributable to a Holder Nonrecourse Debt during any Fiscal Year, each Holder who has a share of the Holder Nonrecourse Debt Minimum Gain attributable to such Holder Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Holder’s share of the net decrease in Holder Nonrecourse Debt Minimum Gain attributable to such Holder Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Holder pursuant thereto. The items to be so allocated shall be determined in accordance with Section 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 6.4(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

(c)          Qualified Income Offset. In the event any Holder unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6) of the Regulations, items of Company income and gain shall be specially allocated to each such Holder in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Holder as quickly as possible, provided that an allocation pursuant to this Section 6.4(c) shall be made only if and to the extent that such Holder would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 6 have been tentatively made as if this Section 6.4(c) were not in the Agreement.

(d)          Gross Income Allocation. In the event any Holder has a deficit Capital Account an the end of any Fiscal Year which is in excess of the sum of’(i) the amount such Holder is obligated to restore pursuant to any provision of this Agreement and (ii) the amount such Holder is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations, each such Holder shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 6.4(d) shall be made only if and to the extent that such Holder would have a deficit Capital Account in excess of such sum after all

12

other allocations provided for in this Article 6 have been made as if Section 6.4(c) hereof and this Section 6.4(d) were not in the Agreement.

(e)          Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to and among the Holders, pro rata, in accordance with their respective Percentage Interests.

(f)           Holder Nonrecourse Deductions. Any Holder Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Holder who bears the economic risk of loss with respect to the Holder Nonrecourse Debt to which such Holder Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

(g)          Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-I(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Holder in complete liquidation of such Holder’s Interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to and among the Holders in accordance with their Interests in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Holder to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

6.5          Curative Allocations. The allocations set forth in Section 6.4 hereof (the “Regu1atory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Holders that, to the extent possible, all Regulatory Allocations will be offset either with other Regulatory Allocations or with special allocations of other items of Company income gain, loss or deduction pursuant to this Section 6.5. Therefore, notwithstanding any other provision of this Article 6 (other than the Regulatory Allocations), the Manager shall make such offsetting special allocations in whatever manner they determine appropriate so that, after such offsetting allocations are made, each Holder’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Holder would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Sections 6.1, 6.2, 6.3 and 6.4(h) hereof. In exercising his discretion under this Section 6.5, the Manager shall take into account future Regulatory Allocations under Sections 6.4(a) and 6.4(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Section 6.4(e) and 6.4(f).

6.6          Nonrecourse Liabilities. Solely for purposes of determining a Holder’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations Section 1.752-3(a)(3), the Holders’ respective interests in Company profits are in proportion to their respective Percentage Interests.

6.7          Section 704(c) Principles. In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated to and among the Holders so as to take account of any variation between the adjusted basis of such

13

property to the Company for federal income tax purposes and its initial Gross Asset Value. In the event the Gross Asset Value of any Company asset is adjusted pursuant to Section 2.14(b) hereof, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Holders in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 6.7 are solely for purposes of federal, state and local taxes and shall not affect or in any way be taken into account in computing any Holder’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

ARTICLE 7.

MANAGEMENT

7.1          The Manager. The business of the Company shall be managed by a Manager (the “Manager”). The initial Manager shall be Jonathan Dern. The Manager shall serve from the date of his appointment until his death, resignation, disability or replacement by a vote of the Majority-in-Interest of the Members. Successor Managers shall be appointed by a vote of the Majority-in-Interest of the Members.

7.2          Management Powers. The Manager shall have the general supervision, direction and control of the business of the Company, and the general powers and duties of management typically vested in the board of directors and president of a corporation, including, but not limited to, the right to enter into and carry out contracts of all kinds; to employ employees, agents, consultants and advisors on behalf of the Company; to lend or borrow money and to issue evidences of indebtedness; to bring and defend actions in law or at equity; to buy, own, manage, sell, lease, mortgage, pledge or otherwise acquire or dispose of the Company property; provided; however, that, unless otherwise agreed upon by all the Members, all contracts, agreements, undertakings and transactions with the Manager, an Affiliate of the Manager or with any other Person having any business, financial or other relationship with the Manager shall be on terms no less favorable to the Company than are generally afforded to the unrelated third parties in comparable transactions and shall comply with the other provisions of this Agreement. Without limiting the generality of this Section 7.2, the Manager shall have the power and authority, subject to the limitations of the Act and the limitations set forth hereinafter:

(a)          To acquire, sell, transfer, exchange, lease or dispose of property, or any portion thereof, from or to any Person as the Manager may determine; and the fact that a Holder or the Manager is directly or indirectly affiliated or connected with any such Person shall not prohibit the Manager from dealing with that Person;

(b)          To borrow money for the Company from a bank, any other lending institution, a Holder, the Manager or any other Person on such terms as the Manager deems appropriate, and in connection therewith, to hypothecate, encumber and grant security interests in the assets of the Company to secure repayment of the borrowed sums;

14

(c)          To purchase liability and other insurance to protect the property and business of the Company;

(d)          To hold and own any Company real and personal properties in the name of the Company;

(e)          To invest any funds of the Company temporarily (by way of example but not limitation) in time deposits, short-term governmental obligations, commercial paper or other investments;

(f)           To execute on behalf of the Company all instruments and documents, including, without limitation, checks, drafts, notes and other negotiable instruments, deeds, mortgages or deeds of trust, security agreements, financing statements, documents providing for the acquisition, mortgage or disposition of property of the Company, assignments, bills of sale, leases, partnership agreements, and any other instruments or documents necessary or appropriate, in the opinion of the Manager, to the business of the Company;

(g)          To employ accountants, legal counsel, managing agents or other experts to perform services for the Company and to compensate them from Company funds;

(h)          To retain and compensate employees and agents generally, and to define their duties;

(i)           With the prior written consent of all the Members, to effectuate a merger of the Company with any other limited liability company, a corporation or a general or limited partnership;

(j)           To enter into any and all other agreements on behalf of the Company, with any other Person for any purpose necessary or appropriate to the conduct of the business of the Company;

(k)          To pay reimbursement from the Company of all expenses of the Company reasonably incurred on behalf of the Company; and

(1)           To do and perform all other acts as may be necessary or appropriate to the conduct of the business of the Company.

7.3          Manager’s Right to Appoint Officers; Appointed Officers. The Manager may appoint a president, chairman, secretary, chief financial officer and such other officers of the Company as appropriate, each of whom shall hold office for such period, have such authority and perform such duties as the Manager determines.

7.4          Bank Accounts. The funds of the Company shall be deposited in such bank account or accounts, or invested in such interest-bearing or non-interest bearing investments, as shall be designated by the Manager. Company funds shall be separately identifiable from and not commingled with those of any other Person.

15

7.5          Reliance Upon Advisors. The Manager may consult with legal counsel chosen by them and any act or omission suffered or taken by them on behalf of the Company or in furtherance of the interests of the Company in good faith in reliance upon and in accordance with the advice of such counsel shall be full justification for any such act or omission and the Manager shall be fully protected in so acting or omitting to act, provided such counsel was chosen with reasonable care.

7.6          Devotion of Time: Non-exclusivity. Neither the Manager nor any officer is obligated to devote all of his or her time or business efforts to the affairs of the Company, but shall devote such time, effort and skill as he deems appropriate for the operation of the Company. The Manager and any officer may engage or possess an interest in, or be employed by, any business venture of any nature or description, including without limitation in or by any business, industry or activity similar to the business in which the Company in or may be engaged, without any accountability or any obligation to report the same to the Company.

7.7          Limited Liability. Neither the Manager nor any officer shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort or otherwise, solely by reason of being the Manager or an officer, provided that such Person acted in good faith and in a manner that was believed to be in the best interests of the Company. Neither the Manager nor any officer shall be liable to the Company or to any Holder for any loss or damage sustained by the Company or any Holder, unless the loss or damage shall have been the result of fraud, deceit, gross negligence, reckless or intentional misconduct, or a knowing violation of law by the Manager or officer.

7.8          Limitation on Holders’ Authority. No Holder shall be an agent of the Company solely by virtue of being a Holder; and no Holder shall have authority to act for or on behalf of the Company solely by virtue of being a Holder, except as may be otherwise expressly provided in this Agreement.

ARTICLE 8.

BOOKS AND RECORDS; TAX MATTERS PARTNER

8.1          Books of Account. There shall be maintained and kept, at all times during the continuation of the Company, proper and usual books of account which shall accurately reflect the condition of the Company and shall account for all matters concerning the management thereof, which books shall be maintained and kept at the principal office of the Company or at such other place or places as the Manager may from time to time determine. The Company’s books and records shall be maintained on the basis selected by the Manager.

8.2          Fiscal Year. The fiscal year of the Company shall end on December 31 of each year.

8.3          Tax Matters Partner. The “tax matters partner” of the Company within the meaning of Code Section 6231(a)(7) shall be Jonathan Dern.

16

ARTICLE 9.

TRANSFER OF INTERESTS

9.1          Transfer Restrictions. No Holder may Transfer any of his or her Interest to any Person (other than another Holder) except with the prior written consent of the Manager, which consent may be unreasonably withheld. Any attempted Transfer of any Interest to any Person that is made without the prior written consent of the Manager shall be invalid and shall not be reflected on the Company’s books.

9.2          Death. Upon the death of a Holder (provided that the deceased Holder’s spouse is not also a Holder), the deceased Holder’s personal representative shall, at the election of the Company, sell to the Company the deceased Holder’s Interest at a price equal to the Appraised Price. If the Company decides, in its sole discretion, not to acquire the Holder’s Interest, such Holder’s Interest may be transferred to such Person or Persons in accordance with such deceased Holder’s will or revocable living trust, or otherwise by law, which transferee or transferees shall be entitled only to the distributions and profits and losses of such deceased Holder’s Interest (as an assignee of an Economic Interest) but shall not become a Member except as provided in Article 10 hereof. For purposes herein, the “Appraised Price” of an Interest means the cash price that an unrelated third party would pay to acquire all of such Interest, in an arm’s-length transaction, assuming that the Company was being sold in a manner reasonably designed to solicit all possible participants and permit all interested Persons an opportunity to participate and to achieve the best value reasonably available to the Holders at that time, taking into account all existing circumstances, including, without limitation, the terms and conditions of all agreements (including this Agreement) to which the Company is then a party, and shall be determined as follows: within sixty (60) days following the Holder’s death (the “Designation Date”), the Company and deceased Holder’s personal representative shall together designate a qualified valuation firm to determine the Appraised Price. If the Company and the deceased Holders personal representative cannot mutually agree on a valuation firm, then the Company and the deceased Holder’s personal representative shall each designate a valuation firm prior to the Designation Date, who shall within five (5) days thereafter mutually select a third qualified valuation firm to determine the Appraised Price. Within sixty (60) days after the Notice Date, the appointed valuation firm shall have determined its final view as to the Appraised Price. The Company shall, provide reasonable access to the designated valuation firm to members of management of the Company and to the books and records of the Company so as to allow such valuation firm to conduct due diligence examinations in scope and duration as are customary in valuations of this kind. Each of the Holders agrees to cooperate with the designated valuation firm and to provide such information as may reasonably be requested. Costs of the appraisal shall be borne equally by the Company and the deceased Holder’s personal representative. If, after receipt of the final determination of the Appraisal Price, the Company elects to purchase the deceased Holder’s Interest, closing of the purchase shall occur within thirty (30) days after the final determination of the Appraisal Price, and the Appraisal Price shall be paid in full in immediately available funds upon closing.

9.3          Divorce of a Member. Upon the divorce of a Member and to the extent the Member’s spouse (who is, not a Member) is awarded by a court or other arbitral body having jurisdiction over the matter, or to the extent the Member’s spouse receives as part of a property settlement, any of the Member’s Membership Interest, such Membership Interest shall

17

automatically convert into an Economic Interest only and the spouse shall be entitled only to the distributions and profits and losses of the Member’s Membership Interest (as an assignee of an Economic Interest) but shall not become a Member except as provided in Article 10 hereof. In addition, the Company may, at its election, purchase the entire portion of such Member’s Membership Interest that was awarded to or received by his or her spouse, if any, at a price equal to the Appraised Price, on the terms and conditions set forth in Section 9.2 above.

9.4          Agreement of Spouse. Upon admission to the Company, each Member shall cause his or her spouse to execute the Agreement of Spouse in the form attached hereto as Exhibit B.

9.5          Rights of Assignee. No person to whom an Interest is properly Transferred, and who is not already a Holder, shall be substituted as a new Holder in place of the transferring Holder except as provided under Article 10.

ARTICLE 10.

ADMISSION OF NEW MEMBERS;

AMENDMENT TO OPERATING AGREEMENT

AND ARTICLES OF ORGANIZATION

10.1       Admission of Members. New members may be admitted to the Company, and new Economic Interests may be granted, only upon the written consent of the Manager and a Majority-In-Interest of the Members, and shall be admitted upon such terms and conditions as the Manager may determine, consistent with this Agreement, the Company’s Articles of Organization and any applicable provision of law or rule of a governmental agency or self-regulating organization which has jurisdiction over the business of the Company.

10.2       Amendments. This Agreement and the Articles of Organization may not be amended in whole or in part except upon the written consent of the Manager and a Majority-In-Interest of the Members.

ARTICLE 11.

LIABILITY AND INDEMNIFICATION

11.1	Definitions. For purposes of this Article 11, the following definitions shall apply:

(a)          “Expenses” shall include without limitation attorneys’ fees, disbursements and retainers, court costs, transcript costs, fees of accountants, experts and witnesses, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating or being or preparing to be a witness or other participant in a Proceeding.

(b)          “Proceeding” shall include any action, suit, arbitration, alternative dispute resolution mechanism, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative or investigative in nature, except a proceeding initiated by a Person pursuant to Section 11.10(b) of this Agreement to enforce such Person’s rights under this Agreement.

18

(c)          “Indemnified Party” shall include any Holder, Manager or officer of the Company who was or is a party or is threatened to be made a party to, or otherwise becomes involved in, any Proceeding (including a Proceeding by or in the right of the Company) by reason of the fact that such Holder, Manager or officer of the Company is or was an agent of the Company.

11.2       Indemnification of Holders, Manager and Officers. The Company shall indemnify each Indemnified Party against all Expenses, amounts paid in settlement, judgments, fines, penalties and ERISA excise taxes actually and reasonably incurred by or levied against such Indemnified Party in connection with such Proceeding if such Indemnified Party acted in good faith and in a manner such Indemnified Party reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal Proceeding, had no reasonable cause to believe such Indemnified Party’s conduct was unlawful. The termination of any Proceeding, whether by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that an Indemnified Party did not act in good faith and in a manner which it reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that an Indemnified Party had reasonable cause to believe that such Indemnified Party’s conduct was unlawful. To the fullest extent permitted by applicable law, an Indemnified Party shall be conclusively presumed to have met the relevant standards of conduct, as defined by the laws of the State of California or other applicable jurisdictions, for indemnification pursuant to this Section 11.2, unless and until a court of competent jurisdiction, after all appeals, finally determines to the contrary, and the Company shall bear the burden of proof of establishing by clear and convincing evidence that such indemnified Party failed to meet such standards of conduct. In any event, the Indemnified Party shall be entitled to indemnification from the Company to the fullest extent permitted by applicable law, including, without limitation, any amendments thereto subsequent to the date of this Agreement that increase the protection of the Holders, the Manager and the officers of the Company allowable under such laws. For purposes herein, an Indemnified Party shall be treated as “acting in good faith and in a manner such Indemnified Party reasonably believed to be in or not opposed to the best interests of the Company” unless such Indemnified Party engaged in gross negligence, bad faith or intentional misconduct.

11.3       Successful Defense. Notwithstanding any other provision of this Agreement, to the extent that an Indemnified Party has been successful on the merits or otherwise in defense of any Proceeding referred to in Section 11.2, or in defense of any claim, issue or matter therein, such Indemnified Party shall be indemnified against Expenses actually and reasonably incurred in connection therewith to the fullest extent permitted by the laws of California or other applicable jurisdictions, including, without limitation, any amendments thereto subsequent to the date of this Agreement that increase the protection of the Holders, the Manager and the officers of the Company allowable under such laws.

11.4       Payment of Expenses in Advance. Expenses incurred by an Indemnified Party in connection with a Proceeding shall be paid by the Company in advance of the final disposition of such Proceeding upon receipt of a written undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified by the Company as authorized in this Article 11.

19

11.5       Indemnification of Other Agents. The Company may, but shall not be obligated to, indemnify any Person (other than an Indemnified Party) who was or is a party or is threatened to be made a party to, or otherwise becomes involved in, any Proceeding (including any Proceeding by or in the right of the Company) by reason of the fact that such Person is or was an agent of the Company, against all Expenses, amounts paid in settlement, judgments, fines, penalties and ERISA excise taxes actually and reasonably incurred by such Person in connection with such Proceeding under the same circumstances and to the same extent as is provided for or permitted in this Article 11 with respect to an Indemnified Party, or with respect to such circumstances and on such terms as the Manager may determine.

11.6       Indemnity Not Exclusive. The indemnification and advancement of Expenses provided by or granted pursuant to the provisions of this Article 11 shall not be deemed exclusive of any other rights to which any Person seeking indemnification or advancement of Expenses may be entitled under any agreement, vote of the Members, determination of the Manager or otherwise, both as to action in such Person’s capacity as an agent of the Company and as to action in another capacity while serving as an agent.

11.7       Insurance. The Company shall have the power to purchase and maintain insurance or other financial arrangement on behalf of any Person who is or was an agent of the Company against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as an agent, whether or not the Company would have the power to indemnify such Person against such liability under the provisions of this Article 11 or of Section 17155 of the Act, In the event a Person shall receive payment from any insurance carrier or from the plaintiff in any action against such Person with respect to indemnified amounts after payment on account of all or part of such indemnified amounts having been made by the Company pursuant to this Article 11, such Person shall reimburse the Company for the amount, if any, by which the sum of such payment by such insurance carrier or such plaintiff and payments by the Company to such Person exceeds such indemnified amounts; provided, however, that such portions, if any, of such insurance proceeds that are required to be reimbursed to the insurance carrier under the terms of its insurance policy shall not be deemed to be payments to such Person hereunder. In addition, upon payment of indemnified amounts under the terms and conditions of this Agreement, the Company shall be subrogated to such Person’s rights against any insurance carrier with respect to such indemnified amounts (to the extent permitted under such insurance policies). Such right of subrogation shall be terminated upon receipt by the Company of the amount to be reimbursed by such Person pursuant to the first sentence of this Section 11.7.

11.8       Heirs, Executors and Administrators. The indemnification and advancement of Expenses provided by, or granted pursuant to, this Article 11 shall, unless otherwise provided when authorized or ratified, continue as to a Person who has ceased to be an agent of the Company and shall inure to the benefit of such Person’s heirs, executors and administrators.

11.9	Right to Indemnification Upon Application.

(a)          Any indemnification or advance under Section 11.2 or Section 11.4 shall be made promptly, and in no event later than sixty (60) days, after the Company’s receipt of the written request of an Indemnified Party therefor, unless, in the case of an indemnification, a

20

determination shall have been made as provided in Section 11.2 that such Indemnified Party has not met the relevant standard for indemnification set forth in that Section.

(b)          The right of a Person to indemnification or an advance of Expenses as provided by this Article 11 shall be enforceable in any court of competent jurisdiction. The burden of proving by clear and convincing evidence that indemnification or advances are not appropriate shall be on the Company. Neither the failure by the Manager or Members of the Company or its independent legal counsel to have made a determination that indemnification or an advance is proper in the circumstances, nor any actual determination by the Manager or the Members of the Company or its independent legal counsel that indemnification or an advance is not proper, shall be a defense to the action or create a presumption that the relevant standard of conduct has not been met. In any such action, the Person seeking indemnification or advancement of Expenses shall be entitled to recover from the Company any and all expenses of the types described in the definition of Expenses in Section 11.1(a) of this Agreement actually and reasonably incurred by such Person in such action, but only if such Person prevails therein. A Person’s Expenses incurred in connection with any Proceeding concerning such Person’s right to indemnification or advances in whole or in part pursuant to this Agreement shall also be indemnified by the Company regardless of the outcome of such a Proceeding, unless a court of competent jurisdiction finally determines that each of the material assertions made by such Person in the Proceeding was not made in good faith or was frivolous.

11.10     Limitations on Indemnification. No payments pursuant to this Agreement shall be made by the Company:

(a)          To indemnify or advance funds to any Person with respect to a Proceeding initiated or brought voluntarily by such Person and not by way of defense, except as provided in Section 11.9(b) with respect to a Proceeding brought to establish or enforce a right to indemnification under this Agreement, otherwise than as required under California law; provided, however, that indemnification or advancement of Expenses may be provided by the Company in specific cases if a determination is made that such indemnification or advancement is appropriate, which determination shall be made (1) by the Manager or (ii), if such determination shall be made with respect to a Manager, by the other Manager or Manager (if any) or (iii), if such determination shall be made with respect to all the Manager, by independent legal counsel chosen by a Majority-in-Interest of the Members;

(b)          To indemnify or advance funds to any Person for any Expenses, judgments, amounts paid in settlement, fines, penalties or ERISA excise taxes resulting from the such Person’s conduct which is finally adjudged to have been willful misconduct, knowingly fraudulent or deliberately dishonest; or

(c)          If a court of competent jurisdiction finally determines that any indemnification or advance of Expenses hereunder is unlawful.

11.11     Partial Indemnification. If a Person is entitled under any provision of this Article 11 to indemnification by the Company for a portion of Expenses, amounts paid in settlement, judgments, fines, penalties or ERISA excise taxes incurred by such Person in any Proceeding, but not, however, for the total amount thereof, the Company shall nevertheless indemnify such

21

Person for the portion of such Expenses, amounts paid in settlement, judgments, fines, penalties or ERISA excise taxes to which such Person is entitled.

ARTICLE 12.

DISSOLUTION OF THE COMPANY

12.1       Events Causing Dissolution. The Company shall be dissolved on the earlier of the following events:

(a)	The decision to dissolve of the Manager;

(b)          The sale or liquidation of all or substantially all the assets of the Company; or

(c)	The expiration of the term of the Company.

12.2       Application of Company Assets. The assets of the Company on winding-up shall be applied in the following order:

(a)	First, to the expenses of the winding-up, liquidation and dissolution;

(b)          Second, to creditors (including Holders, in their capacity as creditors), in order of priority as provided by law; and

(c)          Thereafter, to and among the Holders, pro rata, in accordance with their positive Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods. Such liquidating distributions to the Holders shall be made by the end of the Company’s Fiscal Year in which the Company is liquidated or, if later, within ninety (90) days after the date of such liquidation.

12.3       Distributions in Kind. Any non-cash asset distributed to one or more Holders shall first be valued at its fair market value to determine the Profit or Loss that would have resulted if such asset were sold for such value. Such Profit or Loss shall then be allocated pursuant to Article 6, and the Holders’ Capital Accounts shall be adjusted to reflect such allocations.

12.4       Negative Capital Account Balances. If any Holder has a deficit balance in his or her Capital Account (after giving effect to all contributions, distributions and allocations for all Fiscal Years, including the Fiscal Year during which such liquidation occurs), such Holder shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.

12.5       No Personal Liability. No Holder shall be personally liable for any debts, liabilities or obligations of the Company, whether to the Company, any Holder or to the creditors of the Company, beyond the amount contributed by such Holder to the capital of the Company, such Holder’s share of the accumulated but undistributed profits of the Company, if any, and the amount of any distribution (including the return of any capital contribution) made to such Holder

22

required to be returned to the Company pursuant to this Agreement or under the Act; and no Manager shall be personally liable for any debts, liabilities or obligations of the Company, whether to the Company, any Holder or to the creditors of the Company. Each Holder shall look solely to the assets of the Company for all distributions with respect to the Company and for the return of his or her capital contributions and shall have no recourse therefore against any other Holder or Manager. The Holders shall not have any right to demand or receive property other than cash upon dissolution and termination of the Company or to demand the return of their capital contributions to the Company prior to dissolution and termination of the Company.

ARTICLE 13.

MISCELLANEOUS

13.1       Counsel to the Company. Counsel to the Company may also be counsel to any Holder or Manager, or any Affiliate of a Holder or Manager. The officers of the Company at the direction of the Manager may execute on behalf of the Company and the Holders any consent to the representation of the Company that counsel may request pursuant to the California Rules of Professional Conduct or similar rules in any other jurisdiction (“Rules”). The Company has initially selected Stubbs Alderton & Markiles, LLP (“Company Counsel”) as legal counsel to the Company in connection with its formation and organization, including the preparation of this Agreement. Each Holder acknowledges that Company Counsel does not represent any Holder in the absence of a clear and explicit agreement to such effect between the Holder and Company Counsel, and that in the absence of any such agreement Company Counsel shall owe no duties directly to a Holder. In the event any dispute or controversy arises between any Holders and the Company, or between any Holders or the Company, on the one hand, and a Holder or Manager (or Affiliate of a Holder or Manager) that Company Counsel represents, on the other hand, then each Holder agrees that Company Counsel may represent either the company or such Holder or Manager (or its Affiliate), or both, in any such dispute or controversy to the extent permitted by the Rules, and each Holder hereby consents to such representation.

13.2       Entire Agreement. Except as herein provided, this Agreement constitutes the entire agreement among the parties relating to the subject matter hereof. It supersedes any prior agreement or understandings between them relating to the subject matter hereof, and it may not be modified or amended in any manner other than as set forth herein.

13.3       Parties in Interest. Except as expressly provided in the Act, nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any Persons other than the Holders and their respective successors and assigns nor shall anything in this Agreement relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

13.4       Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of California. All terms used herein shall have the meaning given them under the Act, as such may be amended from time to time, except as otherwise provided herein.

23

13.5       Successors and Assigns. Except as herein otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, heirs, administrators, executors, successors and assigns.

13.6       Headings; Pronouns. Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision thereof. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Person may require in the context thereof.

13.7       Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement, or the application of such provision to any Person or circumstances shall be held invalid; the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those to which it is held invalid, shall not be affected hereby.

13.8       Interpretation. In the event any claim is made by any Holder relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Holder or its counsel.

13.9       Attorneys’ Fees. In the event of any litigation or arbitration between the parties hereto respecting or arising out of this Agreement, the prevailing party, whether or not such litigation or arbitration proceeds to final judgment or determination, shall be entitled to recover all of the attorneys’ fees incurred with respect to such legal efforts, in each and every such action, suit or other proceeding, including any and all appeals or petitions therefrom; provided, however, that in the case of any negotiated settlement of any litigation or arbitration between the parties, there shall be no “prevailing party” for purposes of this Section 13.9. As used herein, the term “attorneys’ fees” shall be deemed to mean the full and actual cost of any legal services actually performed in connection with the matters involved, calculated on the basis of usual fees charged by the attorneys performing such services.

13.10     Due Authorization. Each Person executing this Agreement on behalf of an entity represents and warrants that he or she has been duly authorized to enter into this Agreement on behalf of such entity, and that such entity is thereby fully bound,

13.11     Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

13.12     Arbitration. Any controversy or dispute arising out of or relating to (a) this Agreement (including the interpretation of any of the provisions hereof), (b) the parties’ rights under the Act, whether arising in contract, tort or any other legal theory, or (c) the action or inaction of any Holder, Manager or officer, and whether based on federal, state or local statute or common law and regardless of the identities of any other defendants, other than requests for immediate equitable relief, (a “Dispute”), then such Dispute shall be settled by arbitration in accordance with Exhibit C hereto. No action at law or in equity based upon any claim arising out of or related to this Agreement shall be instituted in any court by any Holder except (i) an

24

action to compel arbitration pursuant to this Section 13.12 or (ii) an action to enforce an award obtained in an arbitration proceeding in accordance with this Section 13.12.

13.13     Waiver of Jury. WITH RESPECT TO ANY DISPUTE ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED AGREEMENT, AS TO WHICH NO HOLDER INVOKES THE RIGHT TO ARBITRATION HEREINABOVE PROVIDED, OR AS TO WHICH LEGAL ACTION NEVERTHELESS OCCURS, EACH HOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHTS HE OR SHE MAY HAVE TO DEMAND A JURY TRIAL. THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY THE HOLDERS AND EACH HOLDER ACKNOWLEDGES THAT NONE OF THE OTHER HOLDERS NOR ANY PERSON ACTING ON BEHALF OF THE OTHER PARTIES HAS MADE ANY REPRESENTATION OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. THE HOLDERS EACH FURTHER ACKNOWLEDGE THAT HE OR SHE HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF HIS OR HER OWN FREE WILL, AND THAT HE OR SHE HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL EACH OF THE HOLDERS FURTHER ACKNOWLEDGES THAT HE OR SHE READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER PROVISION.

13.14     Exhibits. Exhibits attached to this Agreement are incorporated and shall be treated as if set forth herein.

13.15     Investment Representation. Each Holder hereby represents and warrants to and agrees with the other Holders and the Company that he or she is acquiring the Interest for investment purposes for his or her own account only and not with a view to or for sale in connection with any distribution of all or any part of the Interest. Each Holder hereby represents and warrants to and agrees with the other Holders and the Company that he or she is financially able to bear the economic risk of an investment in the Interest, including the total loss thereof Each Holder has either (1) a preexisting personal or business relationship with the Manager and the Company, or (ii) by reason of the Holder’s business or financial experience, or by reason of the business or financial experience of the Holder’s financial advisor who is unaffiliated with and who is not compensated, directly or indirectly, by the Company or any Affiliate or selling agent of the Company, the Holder is capable of evaluating the risks and merits of an investment in the Interests and of protecting the Holder’s own interests in connection with this investment. Each Holder hereby represents and warrants to and agrees with the other Holders and the Company that such Holder has not seen, received, been presented with, or been solicited by any leaflet, public promotional meeting, newspaper or magazine article or advertisement, radio or television advertisement, or any other form of advertising or general solicitation with respect to the sale of the Interest.

25

IN WITNESS WHEREOF, the Members of BP/KTF, LLC, a California limited liability company, have executed this Agreement, effective as of the date written above.

KID TOON FILMS, INC.
By:
Jonathan Dern, Co-CEO

Greg Rutkowski

26

EXHIBIT A

INTERESTS

Member	Type of Interest	Percentage Interest

KID TOON FILMS, INC.	Membership	70.0%
Greg Rutkowski	Membership	20.0%
Michele Martell	Economic Interest	5-1/3%
Robert Winthrop	Economic Interest	3-1/3%
James Wang	Economic Interest	1-1/3%

FORM OF AGREEMENT OF SPOUSE

I, _____________________, spouse of_______________________ (“________”), hereby represent and agree that:

I have read and understand the provisions of the Operating Agreement of 13600 Roscoe Blvd., LLC (the “Agreement”), and the effect of the provisions contained therein on any community property or other interest I may have in the Membership Interest held in the name of ___________ (“________’s Membership Interest”), including, among other things, the options of Company to purchase _________’s Membership Interest (or any interest I may have therein) pursuant to the Agreement and the restrictions on transfer of _________’s Membership Interest pursuant the Agreement.

In the event of dissolution of my marriage to ___________, the entire interest in ________’s Membership Interest shall be allocated to him as his share of the community property, and I shall not enter into any property settlement agreement or take any other action to effect any other allocation of ________’s Membership Interest, If, notwithstanding my agreement herein, any or all portion of _______’s Membership Interest is allocated to me as part of my share of the community property, I acknowledge and agree that _________ and the Company shall have the option to purchase my interest in __________’s Membership Interest in accordance with the provisions of Section 9.3 of the Agreement.

As long as I am married to ___________, I shall provide in my Will or revocable trust that, should I predecease ________, any community property interest I may have in ___________’s Membership Interest shall be bequeathed to _____________, and that any residuary clause in my will or trust shall not be deemed to apply to any community property interest I may have in ____________’s Membership Interest.

___________’s Membership Interest constitutes “a business or any interest in a business” which is and shall be operated by ________, and I waive any rights I may have to the management and control of _________’s Membership Interest pursuant to section 5125 of the Civil Code of the State of California. I have read and understand the provisions of section 5125 of the Civil Code, a copy of which has been attached to this Agreement of Spouse.

Dated: ___________________

[spouse]

EXHIBIT B

ARBITRATION PROVISIONS

1.            Rules; Jurisdiction. Any Dispute shall be settled by arbitration that must be conducted in the County of Los Angeles, California, and, except as herein specifically stated, in accordance with the commercial arbitration rules of the American Arbitration Association. (“AAA Rules”) then in effect (but not under the auspices of the AAA), and subject to the provisions of Title 9 of Part 3 of the California Code of Civil Procedure or any successor statute (“Title 9”). To the extent the AAA Rules conflict with, or are supplemented by, the provisions of Title 9, the provisions of Title 9 shall govern and be applicable. However, in all events the arbitration provisions provided herein shall govern over any conflicting rules that may now or hereafter be contained in either the AAA Rules or Title 9. Any judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction of the subject matter thereof. The arbitrators shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a Dispute. The parties hereby submit to the in personam jurisdiction of the Superior Court of the State of California for the County of Los Angeles and the United States District Court for the Central District of California for purposes of confirming or enforcing an arbitral award, including without limitation an award of equitable relief, and entering judgment thereon. The parties hereto waive any and all objections that they my have as to jurisdiction or venue in any of the above courts,

2.            Compensation of Arbitrators. Any such arbitration shall be conducted before a panel of three arbitrators who shall be compensated for their services at a rate to be determined by the parties, but based upon reasonable and customary hourly or daily consulting rates for the neutral arbitrator in the event the parties are not able to agree upon the arbitrators’ rate of compensation.

3.            Selection of Arbitrators. Within fifteen (15) calendar days of notice by a party seeking arbitration under this provision, the party requesting arbitration shall appoint one person as an arbitrator and within fifteen (15) calendar days thereafter the other party shall appoint the second arbitrator. Within fifteen (15) days after the appointment of the second arbitrator, the two arbitrators so chosen shall mutually agree upon the selection of the third impartial and neutral arbitrator, who must be a partner or principal of a nationally recognized firm of independent certified public accountants from the management advisory services department (or comparable department or group) of such firm; provided, however, that such firm cannot be the firm of certified public accountants that has audited the books and records of either party or provided management or advisory services for either party within the last three years.

In the event the chosen arbitrators cannot agree upon the selection of the third arbitrator, the AAA Rules for the selection of such an arbitrator shall be followed, except that the selection shall be from such departments or groups and certified accounting firms as are described in the immediately preceding paragraph. If the other party shall fail to designate the second arbitrator, the sole arbitrator appointed shall have the power to appoint, in his, her or its sole discretion, both the second and third arbitrators. If a party fails to appoint a successor to its appointed arbitrator within fifteen (15) days of the death, resignation or other incapacity of such arbitrator, the remaining two arbitrators shall appoint such successor. The majority decision of the arbitrators will be final and conclusive upon the parties hereto.

4.            Payment of Costs. Each party hereby agrees to pay one half the costs of the compensation of the arbitrators, the costs of transcripts and all other expenses of the arbitration proceedings; provided, however, that the prevailing party in any arbitration, which shall be determined by the arbitrators, shall be entitled to an award of attorneys’ fees and costs, and the arbitrators’ fees and costs, and all other costs of the arbitration shall be paid by the losing party.

5.            Evidence; Discovery. All testimony of witnesses at any arbitration proceeding held pursuant to these provisions shall be taken under oath, and under the rules of evidence as set forth under the Evidence Code of California and judicial interpretations thereunder. The parties shall be entitled to conduct discovery proceedings in accordance with the provisions of Section 1283.05 of the California Code of Civil Procedure.

6.            Burden of Proof; Basis of Decision. For any claim submitted to arbitration, the burden of proof shall be as it would be if the claim were litigated in a judicial proceedings except where otherwise specifically provided in the Agreement to which this is attached, and the decision shall be based on the application of California law (as determined from statutes, court decisions, and other recognized authorities) to the facts found by the arbitrators.

7.            Judgment. Upon the conclusion of any arbitration proceedings hereunder, the arbitrators shall render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached by them and shall deliver such documents to each party to the Agreement along with a signed copy of the award in accordance with Section 1283.6 of Title 9.

8.            Terms of Arbitration. The arbitrators chosen in accordance with these provisions shall not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of the Agreement.

9.            Exclusive Remedy. Except as specifically provided in this Exhibit C or in the Agreement to which it is attached, arbitration shall be the sole and exclusive remedy of the parties for any Dispute.

10.          Arbitration Confidential. Neither party will disclose the existence of any arbitration proceedings hereunder, nor the outcome thereof, except: (a) insofar as such disclosure is reasonably necessary to carry out and make effective the terms of this Agreement, including without limitation, pleadings or other documents filed seeking entry of judgement upon an award of the arbitrators; (b) insofar as a party hereto is required by law to respond to any demand for information from any court, governmental entity, or governmental agency, or as may be required by federal or state securities laws; (c) insofar as disclosure is necessary to be made to a party’s independent accountants for tax or audit purposes; (d) insofar as disclosure is necessary to be made to a party’s attorneys for purposes of rendering advice or services relating to this Agreement; and (e) insofar as the parties may mutually agree in writing.

11.          Notice; Language. Notice of arbitration sent to the other party by using the following means shall be deemed good and sufficient notice of service: Notices shall be in writing, shall be seat by certified or registered air mail with postage prepaid, return receipt requested, or by hand delivery. Such communications shall be deemed given and received upon delivery, if hand delivered; or within five (5) days of mailing, if sent by certified or registered mail. Notices to any Holder shall be sent to such Holder’s last known business address appearing on the books of the Company.

Annex 3

Articles of Organization

State of California
Secretary of State

LIMITED LIABILITY COMPANY ARTICLES OF ORGANIZATION

File # 200614710063

ENDORSED - FILED
in the office of the Secretary of State
of the State of California

MAY 25 2006

A $70.00 filing fee must accompany this form.

IMPORTANT – Read instructions before completing this form.

This Space For Filing Use Only

ENTITY NAME (End the name with the words "Limited Liability Company," "Ltd. Liability Co.," or the abbreviations "LLC" or "L.L.C.")

1. NAME OF LIMITED LIABILITY COMPANY

BP/KTF, LLC

PURPOSE (The following statement is required by statute and may not be altered.)

2. THE PURPOSE OF THE LIMITED LIABILITY COMPANY IS TO ENGAGE IN ANY LAWFUL ACT OR ACTIVITY FOR WHICH A LIMITED LIABILITY COMPANY MAY BE ORGANIZED UNDER THE BEVERLY-KILLEA LIMITED LIABILITY COMPANY ACT.

INITIAL AGENT FOR SERVICE OF PROCESS (If the agent is an individual, the agent must reside in California and both Items 3 and 4 must be completed. If the agent is a corporation, the agent must have on file with the California Secretary of State a certificate pursuant to Corporations Code section 1505 and Item 3 must be completed (leave Item 4 blank).

3. NAME OF INITIAL AGENT FOR SERVICE OF PROCESS

Scott W. Alderton

4. IF AN INDIVIDUAL, ADDRESS OF INITIAL AGENT FOR SERVICE OF PROCESS IN CALIFORNIA	CITY	STATE	ZIP CODE
15260 Ventura Boulevard, 20th Floor	Sherman Oaks	CA	91403

MANAGEMENT (Check only one)

5. THE LIMITED LIABILITY COMPANY WILL BE MANAGED BY:

- [x] ONE MANAGER
- [ ] MORE THAN ONE MANAGER
- [ ] ALL LIMITED LIABILITY COMPANY MEMBER(S)

ADDITIONAL INFORMATION

6. ADDITIONAL INFORMATION SET FORTH ON THE ATTACHED PAGES, IF ANY, IS INCORPORATED HEREIN BY THIS REFERENCE AND MADE A PART OF THIS CERTIFICATE.

EXECUTION

7. I DECLARE I AM THE PERSON WHO EXECUTED THIS INSTRUMENT, WHICH EXECUTION IS MY ACT AND DEED.

[signature]
SIGNATURE OF ORGANIZER

May 25, 2006
DATE

Christine Morigi
TYPE OR PRINT NAME OF ORGANIZER

RETURN TO (Enter the name and the address of the person or firm to whom a copy of the filed document should be returned.)

8. NAME: Christine Morigi
FIRM: 15260 Ventura Boulevard, 20th Floor
ADDRESS: Sherman Oaks,, CA 91403
CITY/STATE/ZIP:

OFFICE OF THE SECRETARY OF STATE

LLC-1 (REV 03/2005)

APPROVED BY SECRETARY OF STATE

EXHIBIT E

SD SERVICES AGREEMENT

SERVICES AGREEMENT

This Agreement (this “Agreement”) is entered into effective as of January __, 2007 (the “Effective Date”), by and between SD Entertainment, Inc., a California corporation (“SDE”) and VISTACHIARA PRODUCTIONS, INC., a Delaware corporation (“VP”).

RECITALS

WHEREAS, SDE will provide certain services and other resources to VP in consideration of the payment by VP of certain fees as described herein; and

WHEREAS, VP and SDE desire to memorialize the terms and conditions under which SDE shall provide such services and other resources to VP.

NOW, THEREFORE, in consideration of the mutual covenants, premises and agreements herein contained and the mutual benefits to be derived therefrom, SDE and VP agree as follows:

Provision of Services.

During the term of this Agreement, SDE shall make available to VP the services (collectively, the “Services” and, individually, a “Service”) described on Schedule A attached hereto, as such Services may be changed, amended or supplemented from time to time.

The Services shall be provided in a manner that reasonably supports the competent, cost-efficient operation, management and administration of VP’s operations, and shall meet the standards of services utilized or provided by SDE in its own operations. SDE will supervise and manage, or cause to be supervised and managed, the individuals providing the services in a manner consistent with the supervision and management of individuals (including its employees) performing services in their own operations. SDE shall consult with VP on an ongoing basis while rendering the Services. VP shall, as needed, furnish SDE with all information reasonably necessary to permit SDE to render the Services. SDE shall have the right to make all day-to-day decisions required by the exigencies of operation and provision of the Services as long as such decisions are consistent with the terms set forth herein.

In performing the Services, SDE may provide the Services directly or may retain qualified outside parties to provide the Services, subject to approval by VP, which approval shall not be unreasonably withheld or delayed.

VP may discontinue use of any or all of the Services in its sole and absolute discretion at any time, by providing SDE thirty (30) days prior written notice.

Payment for Services.

In consideration for providing the Services, VP shall pay to SDE, SDE’s actual cost of providing such service, as reasonably determined by SDE.

2.2          VP is solely responsible for payment of any and all local, state and federal taxes, other than local, state or federal income taxes (the “Taxes”), resulting from its purchase or use of the Services provided to it hereunder. If SDE shall be required to pay any Tax on account of VP in connection with the performance of Services hereunder or with respect to payments pursuant to this Agreement, VP shall promptly reimburse SDE for such Taxes.

Relationship of the Parties.

Nothing contained herein shall be construed to constitute or appoint SDE or any of its officers or employees as agents or employees of VP. On the basis of this Agreement, none of the parties hereto nor any of their officers, employees, agents or independent contractors shall have or possess, or hold himself out as having or possessing, any power or authority to contract, obligate, act for, represent or otherwise create or attempt to create any obligation or liability, for or on behalf of the other party.

In the provision of the Services hereunder, SDE shall be an independent contractor with respect to VP and no relationship of employer and employee or principal and agent shall arise or exist between SDE and VP. None of the parties hereto nor any of their officers or employees shall hold themselves out to be the employee or agent of any other party by reason of this Agreement.

No party other than SDE and VP shall be entitled to any rights whatsoever by virtue of the relationships created by or arising under this Agreement, including, without limitation, rights as a third party beneficiary. The duties of SDE hereunder shall accrue only to the benefit of VP, and no other party may base a claim on a breach of SDE’s duties contained herein. SDE acknowledges, agrees and undertakes that the results and proceeds of (i) SDE’s Services hereunder and (ii) of any party rendering services and/or supplying material at SDE’s request in connection with the Services shall be considered a “work made for hire” for VP (to the extent permissible under U.S. copyright law and any other jurisdiction recognizing such doctrine) and that therefore VP shall be ab initio the author and copyright proprietor thereof.

Term of Agreement.

This Agreement shall be effective as of the Effective Date and shall continue in effect until the fifth (5th) year anniversary of the Effective Date. Thereafter, this Agreement shall automatically renew for additional one-year terms unless either party gives written notice to the other, within thirty days of the applicable termination date, of its intent to withdraw from this Agreement upon such termination date.

VP may terminate this Agreement by giving SDE written notice of such termination at least thirty (30) days prior to the effective date thereof. SDE may terminate this Agreement, by VP giving written notice of such termination at least ninety (90) days prior to the effective date thereof.

The obligations of the parties under Articles 6 and 7 shall survive the termination of this Agreement.

Representations and Warranties.

Each party represents and warrants to the other party that (i) it has the right and authority to enter into this Agreement and to perform all of its respective obligations and undertakings herein; (ii) the rights and privileges granted or to be granted hereunder are and shall at all times be free and clear of any liens, claims, charges or encumbrances; and (iii) it has not done or omitted to do, nor will do or omit to do, any act or thing that would or might impair, encumber, or diminish the other parties’ full enjoyment of the rights and privileges granted and to be granted under this Agreement.

Limitation of Liability.

TO THE MAXIMUM EXTENT PERMISSIBLE UNDER APPLICABLE LAW, EXCEPT FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON BEHALF OF ANY PARTY, NO PARTY SHALL HAVE ANY LIABILITY TO ANY OTHER PARTY FOR LOST PROFITS OR OTHER CONSEQUENTIAL, SPECIAL, INDIRECT OR INCIDENTAL DAMAGES, BASED UPON A CLAIM OF ANY TYPE OR NATURE (INCLUDING BUT NOT LIMITED TO CONTRACT, TORT INCLUDING NEGLIGENCE, WARRANTY OR STRICT LIABILITY), OR CLAIMS ARISING FROM THE TERMINATION OF THIS AGREEMENT EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Nothing herein shall be construed to prohibit or restrict the carrying on by SDE of any other operations, business or activities. Officers and employees of SDE who are allocated to perform the Services shall devote such of their time and efforts as may be necessary for the proper and efficient performance of such obligations.

DISCLAIMER OF WARRANTIES

Disclaimer of Warranties. THE WARRANTIES SET FORTH HEREIN ARE LIMITED WARRANTIES AND ARE THE ONLY WARRANTIES MADE BY SDE. SDE EXPRESSLY DISCLAIMS, AND VP HEREBY EXPRESSLY WAIVES, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

Miscellaneous.

Notices. All legal notices required or permitted hereunder will be given in writing addressed to the respective parties as set forth below and will either be (i) personally delivered; (ii) transmitted by postage prepaid certified mail, return receipt requested; (iii) transmitted by nationally recognized private express courier; or (iv) transmitted by facsimile and will be deemed to have been given on the date of receipt. Either party may change its address for purposes hereof by written notice to the other in accordance with the provisions of this Section 8.1. The addresses for the parties are as follows:

Notices to VP	with a copy to:
Vistachiara Productions, Inc. c/o Access Integrated Technologies, Inc. 55 Madison Ave., Suite 300 Morristown, NJ 07960 Attn: General Counsel Telephone: 973-290-0027 Fax: 973-290-0081	Kelley Drye & Warren LLP 101 Park Avenue New York, NY 10178 Attn: Jonathan Cooperman, Esq. Telephone: 212-808-7800 Fax: 212-808-7897
Notices to SDE:	with a copy to:
SD Entertainment, Inc. 21045 Califa Street Suite 101 Woodland Hills, CA 91367 Telephone: (818) 587-4880 Facsimile: (818) 587-4890 Attention: Jonathan Dern, President	Stubbs Alderton & Markiles, LLP 15260 Ventura Blvd. 20th Floor Sherman oaks, California 91403 Telephone: (818) 444-4501 Facsimile: (818) 474-8601 Attention: Scott Alderton

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to its conflicts of laws principles.

Entire Agreement. This Agreement, including any exhibits or attachments, constitute the entire agreement and understanding between the parties, and integrates all prior discussions between the parties related to the subject matter hereof.

Assignment. This Agreement may not be assigned by any party without the other parties’ prior written consent, which consent will not be unreasonably withheld, except that any party may assign this Agreement without the other parties’ prior written consent in the event of the merger, reorganization, change-in-control or sale of all or substantially all of such party’s assets; provided that written notice of such assignment is delivered to the other parties within thirty (30) days after the effective date of such assignment and the assignee automatically assumes all the responsibilities and obligations provided herein. Notwithstanding the foregoing, any party may freely transfer or sublicense any of its rights or obligations set forth in this Agreement to a subsidiary, provided that such party shall at any and all times remain liable and responsible for the obligations set forth hereunder during such transfer or sublicense.

Waiver; Severability. The waiver by any party of the breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach of the same or other provision hereof. If any provision of this Agreement is held to be unenforceable for any reason, the unenforceability thereof shall not affect the remainder of this Agreement, which shall remain in full force and effect and be enforceable in accordance with its terms.

Amendment. This Agreement may not be amended or modified except pursuant to a written instrument signed by all parties. No changes in or additions to this Agreement shall be recognized unless incorporated herein by written amendment, such amendment to become effective on the date stipulated, or unless otherwise permitted herein.

Force Majeure. No party to this Agreement shall be liable or deemed to be in default for any delay or failure of performance under this Agreement or other interruption resulting directly or indirectly from acts of God, civil or military authority, acts of public enemy, war, accidents, fires, explosions, earthquakes, floods, failure of transportation, strikes or other work interruptions by any party’s employees or agents or any similar or dissimilar cause beyond the reasonable control of any party.

Cooperation in Drafting. All parties have cooperated in the drafting and preparation of this Agreement, and it will not be construed more favorably for or against any party.

Headings. The headings to the Sections of this Agreement are included merely for convenience of reference and will not affect the meaning of the language included therein.

Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original. Facsimile signatures constitute original signatures for purposes of the execution of this Agreement.

IN WITNESS WHEREOF, this Agreement was entered into effective as of the day and year first above written.

SD ENTERTAINMENT, INC.

By:
Name: Jonathan Dern
Title: President

VISTACHIARA PRODUCTIONS, INC

By:
Name:
Title:

SCHEDULE A

DESCRIPTION OF SERVICES

Provide office space, and related utilities

Provide phone and web service – allocation of costs

Provide office supplies, fax machines, copiers, scanners

Provide personnel for the following areas:

1.	Administration
2.	Receptionist
3.	Messenger
4.	Production services
5.	Art creation and supervision
6.	Content review & acquisition
7.	Accounting/payroll
8.	Legal & business affairs
9.	Information technology services

ACCOUNT	EMPLOYEE	FUNCTION	% of WORK	MONTHLY
STAFF / MISC		BIGGER PICTURE’S % OF SD OUT-OF-POCKET COSTS	ON BP/KTF	AMOUNT

	SABELLA/PAUL	ARTISTIC/CREATIVE - reviews & provides notes on content, creative and branding elements, incl. logos, website, key art	5%	1,041.67
	MONROE/CAROL	CONTENT / ACQUISITIONS - solicits & review all incoming KTF submissions, features, shorts, videos and recommends accepting/passing - gives coverage	20%	2,666.66
	WINTHROP/ROBERT	PRODUCTION SUPPORT - supervises & coordinates production elements between producers, post-house & BP	10%	1,300.00
	BIGLER/JOHN	ACCOUNTING / BUS. AFFAIRS - performs all BP accounting functions	25%	2,708.33
	GURESKY/KENT	ACCOUNTING - assistant to Accountant	10%	260.00
	NEW HIRE	ADMINISTRATIVE ASST. - assistant for Jonathan and Michele, replacing Deena Eskenas who has become Exhibitor Relations	90%	4,290.00
	PLATTER/SEAN	ARTISTIC/CREATIVE - senior art director, assists with creative material creation and production	10%	910.00
	GRUSD/JOHN	PRODUCTION SUPPORT - senior producer, manages production of trailers and short-form programs, and tying entire program together	25%	2,166.67
	STEMWELL/ROBERT	PRODUCTION SUPPORT - additional production support	5%	216.67
	NADSADY/ROBERT	RUNNER - in-house messenger, pick-up & delivery of production and marketing materials to post houses, fulfillment centers etc	30%	780.00
	MURRAY/IAN	RECEPTION - answer phones, make copies, prepare materials	25%	541.67
	FRINGES	FRINGES		4,051.60
		MISC: * see below	35%	6,445.83
		STAFF/MISC	TOTAL	27,379.10

		MISCELLANEOUS
		SD MONTHLY AMOUNT
	RENT	12,000.00	35%	4,200.00
	PHONES	2,240.00	35%	784.00
	COPIERS	1,775.00	35%	621.25
	SUPPLIES	900.00	35%	315.00
	COMPUTERS	1,500.00	35%	525.00

The 35% allocation is based on a flat % of BP staff to SD staff, and undercounts some areas. For example, BP uses the major color copier/biz hub machine to print thousands of flyers & other materials, compared to the smaller & more infrequent SD use.

				6,445.25

EXHIBIT F

EMPLOYMENT AGREEMENT

KDW DRAFT 12/27/06

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), dated as of ___________, 2006, by and between Vistachiara Productions, Inc., a Delaware corporation (the “Company”), and ____________ (“Executive”).

WHEREAS, pursuant to the asset purchase agreement (the “Purchase Agreement”), dated as of _____ __, 2006, by and among the Company, Access Integrated Technologies, Inc., the Company’s parent (“AccessIT”), and BP/KTF, LLC (“BP”), the Company agreed to acquire all of the assets of BP, for the consideration set forth in the Purchase Agreement, on the condition that Executive enter into this Employment Agreement, including, the Confidentiality, Inventions and Noncompete Agreement, the form of which is attached as Exhibit A hereto;

WHEREAS, Executive was -[insert position] of ________;

WHEREAS, the Company desires to enter into an agreement with Executive, effective as of the date hereof (the “Commencement Date”), to set out the terms and conditions of Executive's employment by the Company from and after the Commencement Date; and

WHEREAS, Executive desires to provide services to the Company and the Company desires to retain the services of Executive.

NOW, THEREFORE, the Company and Executive hereby agree as follows:

1.	Employment.

1.1.        General. The Company hereby employs Executive in the capacity of __________ of the Company or in such other executive position as may be mutually agreed upon by Executive and the Company. Executive hereby accepts such employment, upon the terms and subject to the conditions herein contained.

1.2.        Duties. During Executive’s employment with the Company, Executive will report directly to A. Dale Mayo (“Mayo”), the Company’s Chief Executive Officer (“CEO”), or such other person that shall be appointed as CEO of the Company from time to time. Executive will be responsible for those duties consistent with Executive’s position as may from time to time be assigned to or requested of Executive by the CEO or the Board of Directors of the Company (the “Board”). Executive shall perform such responsibilities faithfully and effectively. Executive shall conduct all of his activities in a manner so as to maintain and promote the business and reputation of the Company.

1.3.         Full-Time Position. Executive, during his employment with the Company, will devote all of his business time, attention and skills to the business and affairs of the Company.

2.	Compensation and Benefits.

2.1.        Base Salary. The Company shall pay to Executive as full compensation for any and all services rendered in any capacity during the term of his employment under this Agreement, an annualized, minimum base salary of $____,000 (“Base Salary”), subject to such increases, if any, as the Board shall determine, in its sole discretion. Executive’s Base Salary shall be payable in accordance with the regular payroll practices of the Company, as in effect from time to time.

2.2.        Additional Compensation. Except as set forth in Section 2.3, Executive shall have no guaranteed bonus or stock options. Any bonus or stock options payable to Executive shall be determined by the Board in its sole and absolute discretion based upon performance targets and/or other criteria, if any, which may be adopted by the Board.

2.3.         Stock Options. Subject to requisite Board approval, Executive shall receive stock option grants to purchase 10,000 shares of common stock of AccessIT at an exercise price per share equal to the fair market value on the date of this Agreement (hereinafter, “AccessIT Options”) in accordance with the First Amended and Restated 2000 Stock Option Plan of AccessIT, as amended (the “AccessIT Stock Option Plan”). The grant of these options will be evidenced by, and subject to the terms of, a stock option agreement (the “Access IT Option Agreement”) between Executive and AccessIT. The AccessIT Options will vest and become exercisable over time in accordance with the vesting schedule in the AccessIT Option Agreement and subject to the terms and conditions of the AccessIT Stock Option Plan.

2.4.	Executive Benefits.

2.4.1.     Expenses. The Company will reimburse Executive for expenses he necessarily and reasonably incurs in connection with the performance of his duties (including business travel and entertainment expenses) upon the presentation of appropriate documentation therefor, all subject to and in accordance with the Company's policies with respect thereto, as in effect from time to time.

2.4.2.     Benefit Plans. As long as Executive remains a full-time employee of the Company, Executive shall be entitled to participate in such executive benefit plans and programs the Company may from time to time offer or provide to executives of the Company at similar levels, including, but not limited to, any life insurance, health and accident, medical and dental, disability and retirement plans and programs, stock option plans, 401(k) or similar profit sharing or pension plans.

2.4.3.     Vacation. Executive shall be eligible for _____ weeks of paid vacation per year. All vacation must be used by December 31 of each year of Executive’s employment at which time any unused vacation shall expire and Executive shall no longer be entitled to such vacation. Except as may be required by applicable law, no compensation shall be payable in respect of any unused vacation days.

2. 5.      Employment Term. Executive’s employment by the Company pursuant to this Agreement shall commence on the Commencement Date and, except as provided in Section 3.1 hereof, will continue for thirty-nine (39) months (the “Initial Term”). Thereafter, this Agreement shall be automatically renewed for successive one year periods (the Initial Term, together with any subsequent employment period, being referred to herein as the “Employment Term"); provided, however, that either party may elect to terminate this Agreement as of the end of the then current Employment Term, by written notice to such effect delivered to the other party at least 90 days prior to the end of the then such Employment Term.

3.	Termination of Employment.

3.1.        Events of Termination. Executive's employment with the Company will terminate upon the occurrence of any one or more of the following events:

3.1.1.     Death. In the event of Executive's death, Executive's employment will terminate on the date of death.

3.1.2.     Disability. In the event of Executive's Disability (as hereinafter defined), the Company will have the option to terminate Executive's employment by giving a notice of termination to Executive. The notice of termination shall specify the date of termination, which date shall not be earlier than thirty (30) days after the notice of termination is given. For purposes of this Agreement, “Disability” means the inability of Executive to substantially perform his duties hereunder for either 90 consecutive days or a total of 120 days out of 365 consecutive days as a result of a physical or mental illness, all as determined in good faith by the Board.

3.1.3.     Termination by the Company for Cause. The Company may, at its option, terminate Executive's employment for “Cause” determined in good faith by a majority of the Board (exclusive of Executive if Executive shall then serve as a member of the Board) by giving a notice of termination to Executive specifying the reasons for termination and if Executive shall fail to cure same within thirty (30) days of him receiving the notice of termination his Employment shall terminate at the end of such thirty (30) day period; provided, however, that in the event the Board in good faith determines that the underlying reasons giving rise to such determination cannot be cured, then said cure period shall not apply and Executive's employment shall terminate on the date of Executive's receipt of the notice of termination. “Cause” shall mean (i) Executive's conviction of, guilty or no contest plea to, or confession of guilt of, a felony or other crime involving moral turpitude; (ii) an act or omission by Executive in connection with his employment which constitutes gross negligence, malfeasance or willful misconduct which is materially injurious to the Company; (iii) a material breach by Executive of this Agreement; or (iv) Executive’s taking any action in conflict of interest with the Company or any of its affiliates given Executive’s position with the Company but only to the extent that such action results in material harm to the Company.

3.1.4      Termination by Executive for Good Reason. Executive may, at his option, terminate his employment for Good Reason by giving a notice of termination to the Company specifying the reasons for termination and, if the Company shall fail to cure same within thirty (30) days of it receiving the notice of termination, his Employment shall terminate at the end of such thirty (30) day period; provided, however, that in the event Executive in good faith determines that the underlying reasons giving rise to such determination cannot be cured, then said cure period shall not apply and Executive’s employment shall terminate on the date of the Company’s receipt of the notice of termination. “Good Reason” shall mean (i) reduction by the Company of Executive’s Base Salary, (ii) Mayo ceasing to be both (A) the CEO and (B) the Chairman of the Board of AccessIT within six (6) months following a “Change in Control” of AccessIT; it being understood that if Mayo ceases to hold one or the other of the positions set forth in (A) and (B) above, but continues to hold the other of such positions, such circumstances shall not be “Good Reason,” (iii) the Company’s requiring Executive to be based anywhere more than fifty (50) miles from where Executive’s principal place of employment is located on the date of this Agreement, (iv) a material and substantial change in Executive’s responsibilities resulting in a demotion from Executive’s current position that is inconsistent in any material adverse respect with Executive’s duties as in effect on the date of this Agreement; or (iv) the Company’s material breach of this agreement. Notwithstanding the foregoing, a termination shall not be treated as a termination for Good Reason if Executive shall have consented in writing to the occurrence of the event giving rise to the claim of termination for Good Reason. For purposes of this Agreement, a “Change of Control” occurs when any “person” or “persons” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than AccessIT, an affiliate of AccessIT (as defined in Rule 12b-2 under the Exchange Act), any stockholder of AccessIT (or affiliate thereof) as of the date of this Agreement, or any employee benefit plan of the AccessIT (including any trustee of such plan acting as trustee), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of AccessIT representing more than fifty percent (50%) of the combined voting power of AccessIT’s then outstanding securities.

3.2.         Certain Obligations of the Company Following Termination of the Executive's Employment. Following the termination of Executive's employment under the circumstances described below, the Company shall pay to Executive in accordance with its regular payroll practices the following compensation and provide the following benefits in full satisfaction and final settlement of any and all claims and demands that Executive now has or hereafter may have hereunder against the Company under this Agreement:

3.2.1.     Death; Disability. In the event that Executive's employment is terminated by reason of Executive's death or Disability, Executive or his estate, as the case may be, shall be entitled to the following payments:

(i) continuing payments of Base Salary through the date of death of Executive or the date of termination due to Executive’s Disability in accordance with the Company’s regular payroll practices;

(ii) any additional compensation (including compensation pursuant to Section 2.2 and reimbursement pursuant to Section 2.4.1 hereof) earned but not yet paid with respect to the calendar year of termination, or, if based on annual performance, annualizing such performance to the date of death of Executive or the date of termination due to Executive's Disability and pro rating such additional compensation for the portion of the calendar year prior to such termination, payable at the time such additional compensation would have been payable but for such death or Disability; and

(iii)       The Company shall pay to Executive or his estate, as the case may be, the amounts and shall provide all benefits generally available under the employee benefit plans, and the policies and practices of the Company, determined in accordance with the applicable terms and provisions of such plans, policies and practices, in each case, as accrued to the date of termination or otherwise payable as a consequence of Executive's death or Disability.

3.2.2.     Termination by the Company for Cause. In the event Executive's employment is terminated by the Company pursuant to Section 3.1.3 hereof, Executive shall be entitled to no further compensation or other benefits under this Agreement except that portion of any unpaid Base Salary accrued and earned by him hereunder up to and including the effective date of such termination.

3.2.3      Termination by Company Without Cause or by Executive for Good Reason. In the event the Company terminates Executive Without Cause, or Executive terminates his employment for Good Reason, Executive shall be entitled to the following payments:

(i) continuing payments of Base Salary through the expiration of the Employment Term, but in no event for a period of less than twelve (12) months, in accordance with the Company’s regular payroll practices;

(ii) any additional compensation (including compensation pursuant to Section 2.2 and reimbursement pursuant to Section 2.4.1 hereof) earned but not yet paid with respect to the calendar year of termination, or, if based on annual performance, through the end of the applicable year, payable at the time such additional compensation would have been payable but for such termination;

(iii)       The Company shall pay to Executive the amounts and shall provide all benefits generally available under the employee benefit plans, and the policies and practices of the Company, determined in accordance with the applicable terms and provisions of such plans, policies and practices, in each case, as accrued to the date of termination; and

(iv)      The Company shall, to the extent legally permissible, continue to participate in any life insurance, health insurance, and accident, medical and dental, disability and retirement plans and programs through the end of the then current Employment Term, but in no event for a period of less than twelve (12) months. To the extent that such participation is not legally permissible, the Company shall make or reimburse Executive for any continuation benefits under COBRA for the balance of the then current Employment Term, but in no event for a period of less than twelve (12) months.

3.3.         Nature of Payments. All amounts to be paid by the Company to Executive pursuant to this Section 3 are considered by the parties to be severance payments. In the event such payments are treated as damages, it is expressly acknowledged by the parties that damages to Executive for termination of employment would be difficult to ascertain and the above amounts are reasonable estimates thereof. Notwithstanding anything to the contrary contained in this Agreement, Executive understands and agrees that in the event continuing payments of Base Salary are paid to Executive under 3.2.3(i) above for a period greater than twelve (12) months, he is obligated to mitigate his damages by seeking and attempting to secure alternate employment such that the payments due pursuant to Section 3.2.3(i) in excess of a period of twelve (12) months shall be reduced by the amount of any income received by Executive for services rendered as an employee to any other business or entity during the remainder of the Employment Term beyond such twelve (12) months; provided, however, that in no case shall any reduction be made as a result of investment or other income earned by Executive in connection with activities other than the provision of employment or consulting services by Executive. Executive agrees to provide, upon request by the Company, information and documents reflecting his attempts to mitigate and copies of any Forms W-2 received by Executive for services rendered during any period in which Executive is entitled to receive payment pursuant to Section 3.2.3(i) of this Agreement.

4.	Confidentiality; Inventions; Non-Compete.

Executive and Company shall enter into a Confidentiality, Inventions and Noncompete Agreement, the form of which is attached as Exhibit A hereto. The terms of that agreement and the duties and obligations thereunder shall be a part of this Agreement and Executive agrees to perform its duties thereunder.

5.	Miscellaneous Provisions.

5.1.         Severability. If in any jurisdiction any term or provision hereof is determined to be invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired, (b) any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, and (c) the invalid or unenforceable term or provision shall, for purposes of such jurisdiction, be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

5.2.        Execution in Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement (and all signatures need not appear on any one counterpart), and this Agreement shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

5.3.         Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed duly given when delivered by hand, or when delivered if mailed by registered or certified mail or overnight delivery, postage prepaid, return receipt requested as follows:

If to the Company, to:

Attention: President

Copy to:

Access Integrated Technologies, Inc.

55 Madison Avenue, Suite 300

Morristown, NJ 07960

Facsimile No.: 973-290-0081

Attention: President

Copy to:

Kelley Drye & Warren LLP

101 Park Avenue

New York, NY 10178

Facsimile No.: 212-808-7897

Attention: Jonathan Cooperman, Esq.

If to Executive, to:

NAME

[Address]

or to such other address(es) as a party hereto shall have designated by like notice to the other parties hereto.

5.4.        Amendment. No provision of this Agreement may be modified, amended, waived or discharged in any manner except by a written instrument executed by the Company and Executive.

5.5.        Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties hereto, oral or written, with respect to the subject matter hereof.

5.6.        Applicable Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California applicable to contracts entered into and to be performed wholly within said State. Executive and the Company hereby consent to the jurisdiction of the Federal and State courts located in the city of Los Angeles, California and waive any objections to such courts based on venue in connection with any claim or dispute arising under this Agreement.

5.7.        Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

5.8.        Binding Effect; Successors and Assigns. Executive may not delegate his duties or assign his rights hereunder. This Agreement will inure to the benefit of,

and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

5.9.         Waiver, etc. The failure of either of the parties hereto to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of either of the parties hereto to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party against whom or which enforcement of such waiver is sought, and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

5.10.      Representations and Warranties. Executive and the Company hereby represent and warrant to the other that: (a) he or it has full power, authority and capacity to execute and deliver this Agreement, and to perform his or its obligations hereunder; (b) such execution, delivery and performance will not (and with the giving of notice or lapse of time or both would not) result in the breach of any agreements or other obligations to which he or it is a party or he or it is otherwise bound; and (c) this Agreement is his or its valid and binding obligation in accordance with its terms; and (d) Executive represents and warrants that he is under no other obligations, contractual or otherwise, that could impair his ability to perform his obligations under this Agreement.

5.11.      Enforcement. If any party institutes legal action to enforce or interpret the terms and conditions of this Agreement, the prevailing party shall be awarded reasonable attorneys' fees at all trial and appellate levels, and the expenses and costs incurred by such prevailing party in connection therewith.

5.12.      Continuing Effect. Where the context of this Agreement requires, the respective rights and obligations of the parties shall survive any termination or expiration of the term of this Agreement.

5.13       Expenses. Each party to this Agreement agrees to bear his or its own expenses in connection with the negotiation and execution of this Agreement.

5.14       Full Understanding. Executive declares and represents that Executive has carefully read and fully understands the terms of this Agreement, has had the opportunity to obtain advice and assistance of counsel with respect thereto, and knowingly and of Executive’s own free will, without any duress, being fully informed and after due deliberation, voluntarily accepts the terms of this Agreement and represents that the execution, delivery and performance of this Agreement does not violate any agreement to which Executive is subject.

(a) This Agreement was entered into at arm's length, without duress or coercion, and is to be interpreted as an agreement between parties of equal bargaining strength. Both the Company and the Executive agree that this Agreement is clear and unambiguous as to its terms, and that no parol or other evidence will be used or admitted to alter or explain the terms of this Agreement, but that it will be interpreted based on the language within its four corners in accordance with the purposes for which it is entered into.

(b) The parties hereto expressly agree that any rule or contractual interpretation, as applied under any law or, that would allow parol or extrinsic evidence to attempt to show fraud in the inducement or duress to contradict the plain, unambiguous terms of this Agreement shall not apply to this Agreement and its performance and enforcement. This provision is a material part of this Agreement and, should any party try to introduce evidence contrary to this provision, any other party shall be entitle to consider it a breach and to rescind this contract in full.

[Signature Page to Follow]

                              IN WITNESS WHEREOF, this Employment Agreement has been executed and delivered by the parties hereto as of the date first above written.

VISTACHIARA PRODUCTIONS, INC.

By:
Name:
Title:

EXECUTIVE:

Name:

EXHIBIT A

FORM OF CONFIDENTIALITY, INVENTIONS AND

NONCOMPETE AGREEMENT

EXHIBIT G

NON-COMPETITION AGREEMENT

Form of Executive Confidentiality,

Inventions and Noncompete Agreement

EXECUTIVE CONFIDENTIALITY, INVENTIONS

AND NONCOMPETE AGREEMENT

EXECUTIVE CONFIDENTIALITY, INVENTIONS AND NONCOMPETE AGREEMENT (this “Agreement”), dated as of _________, 2006, made by [_______________] (“Executive”) in favor of Access Integrated Technologies, Inc., a Delaware corporation (together with its wholly-owned subsidiary Vistachiara Productions, Inc., a Delaware corporation, the “Company”).

BACKGROUND

WHEREAS, the undersigned Executive recognizes that the day-to-day performance of his duties while in the employment of the Company is likely to give or require access to confidential and trade secret Company records and sources of information and to bring Executive into contact with others engaged in confidential and trade secret work for the Company;

WHEREAS, the Executive further recognizes that by reason of being employed by the Company, Executive may create or develop intellectual property (including inventions, ideas, discoveries, trade secrets and copyrightable works) resulting from or arising out of the work performed by Executive within the scope of Executive’s responsibilities, or with the Company’s facilities, equipment or supplies, or resulting from Executive’s use or knowledge of confidential or trade secret information which is proprietary to the Company;

WHEREAS, the Company entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) as defined in the Employment Agreement, dated the date hereof, under which the Company, subject to the terms and conditions stated in the Asset Purchase Agreement, purchased all of the assets and goodwill of BP/KTF, LLC and

WHEREAS, a material term and condition of the Asset Purchase Agreement is the Executive’s agreement to execute and be bound by the within Agreement;

WHEREAS, on the date of the Asset Purchase Agreement, the Executive was the owner of capital stock in _________________, and by virtue of the Asset Purchase Agreement has received or will receive payment from ________ in accordance with that ownership interest, as a result of the sale of _______________’s operating assets and goodwill to the Company.

NOW, THEREFORE, as partial consideration for the Company entering into the Asset Purchase Agreement, and as consideration of employment by the Company and of prospective assignments to work on confidential and trade secret matters, which Executive acknowledges is sufficient consideration for this Agreement, Executive agrees to the following continuing obligations:

1.	Confidentiality.

(a)          Executive acknowledges that Executive will be entrusted with Trade Secret Information (as hereinafter defined) of the Company during the course of the Executive’s employment relationship with the Company. Executive further acknowledges that this Trade Secret Information represents a valuable asset of the Company, and that the Company has the right to protect such Trade Secret Information. Executive acknowledges that such Trade Secret Information is the sole property of the Company.

(b)          Trade Secret Information, as defined herein, is considered secret and is disclosed to Executive in confidence. During the period of Executive’s employment with the Company, Executive agrees, except in the course of Executive’s duties on behalf of the Company, not to disclose, directly or indirectly, Trade Secret Information to any person or entity without prior written authorization by the Company.

(c)          “Trade Secret Information” is any non-public information in which the Company has property rights and which has commercial value in the business of the Company. “Trade Secret Information” includes not only information disclosed by the Company to Executive, but non-public information developed, created or learned by Executive during the course of or as a result of Executive’s employment with the Company. “Trade Secret Information” specifically includes, but is not limited to, (i) all information of the Company pertaining to Company customers and prospective customers, customer requirements, customer financial information, and other such confidential information compiled or maintained internally by the Company concerning its customers or prospective customers and (ii) all information pertaining to Company products, costs, marketing plans and contemplated activities, financial matters, research and development, production, engineering, product design, and other such confidential information compiled or maintained internally by the Company concerning its business, operations and activities. By way of illustration, but not limitation, Trade Secret Information includes inventions, processes, formulae, data, computer programs (whether in source or object code form) and all information relating to programs now existing or under development, computer program listings, know-how, improvements, discoveries, developments, designs, techniques, marketing plans, strategies, forecasts, new products, unpublished financial statements, budgets, projections, licenses, prices, costs, customer and supplier lists and compilations of information. Trade Secret Information does not include information (i) which is or becomes generally known to the public (other than through a breach of this agreement); (ii) made available to Executive by a person or entity not affiliated with the Company; provided, that such party is not under any obligation of confidentiality to the Company which is known to Executive; (iii) required by law or court order to be disclosed; provided, that Executive shall, if legally permitted to do so, give the Company prompt written notice of any such legal or judicial process requiring disclosure of Trade Secret Information and shall reasonably cooperate with the Company at the Company’s expense, in any lawful action which the Company desires to take to limit the disclosure required by such legal or judicial process and shall permit to attempt, by appropriate legal means to limit and/or delay such disclosure, or (iv) represents general conceptual information, not particularly identifiable with the Company, which is incidentally retained in the unaided memory of Executive.

2.	Confidentiality Upon Termination.

(a)          Executive agrees that all obligations and restrictions in this Agreement with respect to the use of Trade Secret Information will continue to apply for a period of three (3) years following the termination of the Executive’s relationship with the Company, regardless of the manner in which the relationship with the Company is terminated, whether voluntarily or involuntarily and for whatever reason.

(b)          Executive agrees, upon termination of employment with the Company, to promptly return to the Company any and all documents made or obtained by Executive in the course of his or her employment pertaining to or containing any of the Trade Secret Information of the Company referred to in Section 0 above.

3.            Confidential Relationship. Executive acknowledges that this Agreement provides notice that the Company regards it to be vital to its interest that its Trade Secret Information be safeguarded by its Executives. Executive understands that this Agreement establishes a confidential relationship between Executive and the Company, and that Executive has a duty under the law not to breach the confidential relationship by using or disclosing Company Trade Secret Information. Executive further understands that the Company relies upon Executive honoring such duty of confidence when the Company entrusts Executive with access to the Company’s Trade Secret Information.

4.            Invention Disclosure and Assignment. Executive acknowledges that the Company is engaged in a continuous program of research, development, production and marketing in respect of its business, present and future, and that as part of Executive's continued relationship with the Company hereunder, Executive is or may be expected to make new contributions and inventions of value to the Company. Executive also acknowledges that the Company possesses and will continue to possess information that has been created, discovered or developed by, or otherwise become known to, the Company (including, without limitation, information created, discovered, developed, or made known to the Company by Executive during the period of or arising out of Executive’s relationship with the Company) or in which proprietary rights have been assigned or otherwise conveyed to the Company, which information has commercial value in the business in which the Company is engaged and is treated by the Company as confidential (all such information is hereinafter called “Proprietary Information” ). Proprietary Information includes, without limitation, data, programs, know-how, improvements, discoveries, developments, designs, inventions, techniques, marketing plans, strategies, forecasts, new products or services, unpublished financial statements, budgets, projections, licenses, prices, costs and customer and supplier lists, in the field of digital cinema, or otherwise). Executive acknowledges that Proprietary Information, as defined in this Section 0, is one type of Trade Secret Information and is subject to the restrictions placed on disclosure of Trade Secret Information.

In consideration for the compensation received by Executive from the Company from time to time, and other valuable consideration, the Company and Executive therefore hereby agree as follows:

(a)          All Proprietary Information is and shall be the sole and exclusive property of the Company and its assigns, and the Company and its assigns are and shall be the sole owners of all patents, copyrights, and other rights in connection therewith. Executive hereby assigns to the Company any and all rights Executive may now have or hereafter acquire in any Proprietary Information.

(b)          In the event of the termination of Executive’s relationship with the Company for any reason, Executive shall deliver to the Company at such place as the Company shall designate, any and all documents, notes, drawings, specifications, programs, data and other materials of any nature pertaining to Executive’s work with the Company, and Executive will not take any of the foregoing, any reproduction of any of the foregoing, or any Proprietary Information that is embodied in a tangible medium of expression.

(c)          Executive will promptly disclose in writing to the Company all discoveries, developments, designs, improvements, inventions, formulae, processes, techniques, programs, know-how, and data, products or services, in the field of digital cinema advertising, whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by Executive, either alone or jointly with others, during the term of Executive’s relationship with the Company (whether prior to, on or after the date hereof) relating to or useful in the business of the Company, resulting from tasks assigned to Executive by the Company, or resulting from the use of premises owned, leased or contracted for by the Company (all such discoveries, developments, designs, improvements, inventions, formulae, processes, techniques, programs, know-how, products, services and data being hereinafter referred to as “Inventions”); provided, Inventions shall not include any work, invention or creation that fully qualifies under California Labor Code Section 2870, which provides that any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information, except for those inventions that either: (1) relate, at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) result from any work performed by the employee for the employer.

(d)          All Inventions shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole and exclusive owners of all other rights in connection therewith. Executive hereby assigns to the Company any rights Executive may now have in and to any Inventions and Executive shall be deemed to have assigned to the Company any and all rights Executive may hereafter acquire in and to any Inventions, at the time they are deemed to accrue to the Executive, without the payment of any additional consideration therefor. Executive shall assist the Company in every proper way to obtain, and from time to time enforce, patents, copyrights and other rights and protections (including, but not limited to, divisional, continuation, continuation-in-part, substitute and/or reissue applications) relating to any Inventions in any and all countries, and, to that end, to execute all documents requested by the Company to be executed by Executive for use in applying for, obtaining and enforcing such patents, copyrights and other rights and protections, as the Company may desire, together with any assignments thereof to the Company or persons designated by it. Executive’s obligation to assist the Company in obtaining and enforcing patents, copyrights, and other rights and protections relating to any Inventions, in any and all countries, shall continue beyond the termination of Executive’s employment. In the event the Company is unable, after reasonable effort, to secure Executive’s signature on any document or documents needed to apply for or prosecute any patent, copyright or other right or protection relating to an Invention, whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and in Executive’s behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or similar protections thereon with the same legal force and effect as if executed by Executive.

(e)          Executive represents and covenants that the performance of the terms of this Agreement does not and will not breach any agreement to keep in confidence Proprietary Information acquired by Executive in confidence or in trust prior to Executive’s relationship with the Company, and that Executive has not, and will not enter into any agreement either written or oral in conflict herewith.

(f)           Executive represents and covenants that Executive has not brought and will not bring to the Company or use in the performance of Executive’s responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless Executive has obtained express written authorization from the former employer for their possession and use.

(g)          Except as disclosed on Schedule 4.5 attached hereto, Executive covenants that there are no unpatented inventions, discoveries, ideas, technical or business innovations and works of authorship or information currently held by Executive which are to be outside the scope of this Agreement.

5.            Non-Competition; Non-Solicitation. For a period of three (3) years after the Closing Date (as defined in the Asset Purchase Agreement), notwithstanding the termination or expiration of the relationship between the Company and Executive for any reason, whether with or without cause, the Executive will not directly or indirectly:

(a)          engage, as an individual proprietor, partner, stockholder, officer, Executive, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than two percent (2%) of the total outstanding stock of a corporation the shares of which are publicly traded on a national securities exchange), or assist or otherwise participate in any Competitive Business in any geographic area where the Company is then marketing or selling its products or providing services. “Competitive business” is defined herein as any business of developing, producing, marketing or selling products or providing services of the kind or type developed or being developed, produced, marketed, sold or provided by the Company; or

(b)          recruit, solicit or induce, or attempt to recruit, solicit or induce, any Executive or employee of the Company to terminate their employment with, or otherwise cease their relationship with, the Company; or

(c)          solicit, divert or take away, or attempt to solicit, divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients,

customers or accounts, of the Company which were contracted, solicited or served by the Executive while employed by the Company.

Executive agrees that all of the restrictions contained in this Section 0 are necessary for the protection of the business and goodwill of the Company and Executive considers such restrictions to be reasonable for such purposes. If, however, any restriction set forth in this Section 0 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

In addition, Executive acknowledges that Executive’s education, background, skills, and experience are such that the enforcement of the restrictions in this Section 0 will not unreasonably interfere with Executive’s ability to earn a living.

6.            Non-Disparagement. Executive agrees not to make any remarks or take any action which would demean, disparage or criticize (A) the Company or any of its current or former affiliates, partners, officers, directors, employees, agents, suppliers or customers, or (B) any product or service sold, marketed or distributed by the Company.

7.            Termination. In the event of termination of employment for any reason, Executive agrees to sign and deliver the “Termination Certification” attached to this Agreement as Exhibit A. Executive also agrees that the Company may give notice to Executive’s new employer of Executive’s duties under this Agreement.

8.	Miscellaneous.

(a)          All of the covenants and provisions herein contained are severable; in the event that any of said covenants or provisions shall be held by any court of competent jurisdiction to be invalid or unenforceable, this Agreement shall be construed as if any such invalid or unenforceable covenant or provision were not herein contained.

(b)          Executive acknowledges and agrees that any breach or threatened breach by Executive of any provision of this Agreement would cause irreparable injury to the Company and could not be remedied solely by monetary damages. In addition to any other available remedies in enforcing this Agreement, the Company shall be entitled to equitable relief, including, without limitation, injunctive relief and specific performance, without proof of actual damages. Should Executive breach Section 0 of this Agreement, without exclusion of any of the other rights and remedies available to the Company at law or in equity, the Company shall be entitled to equitable relief in the form of a temporal extension of the restrictions in Section 0, which is equal to the time period during which Executive was in breach thereof.

(c)          No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A written waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(d)          This Agreement shall be governed by and construed in accordance with the laws of the State of California Executive agrees that notwithstanding Executive’s place of residence at the time of or subsequent to any breach by undersigned of this Agreement, that he or she shall be subject to suit in the state or federal courts located in Los Angeles and Executive and the Company hereby consent to the jurisdiction of the federal and state courts located in Los Angeles county and waive any objections to such courts based on venue in connection with any claim or dispute arising under this Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Executive Confidentiality, Inventions and Noncompete Agreement as of the day and year first above written.

Executive:

Form of Executive Confidentiality,

Inventions and Noncompete Agreement

SCHEDULE 4.5

Unpatented inventions, discoveries, ideas, technical or business innovations and works of authorship or information currently held by Executive that are outside the scope of this Agreement.

Form of Executive Confidentiality,

Inventions and Noncompete Agreement

EXHIBIT A

Termination Certification

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, computer programs or listings, other documents or property or any reproductions of any of these materials belonging to ____________________, its subsidiaries, affiliates, successors or assigns (collectively, the “Company”).

I further certify that I have complied with the terms of the Company’s Executive Confidentiality, Inventions and Noncompete Agreement signed by me, including the reporting of any intellectual property (as defined in that Agreement) conceived or made by me (solely or jointly with others) covered by that Agreement.

I further agree that, in compliance with the Executive Confidentiality, Inventions and Noncompete Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to intellectual property or products, including but not limited to unannounced products, research and development activities, requirements and specifications of specific customers and potential customers, non-public financial information, and quotations or proposals given to customers, including any information disclosed to the Company in confidence by any third party.

I further agree that for a period of three (3) years after the Closing Date (as defined in the Asset Purchase Agreement), I will not (i) solicit, induce, or encourage any of the Company’s employees to leave their employment (ii) solicit, divert or take away any clients or potential clients of the Company or (iii) compete with the Company in violation of the Executive Confidentiality, Inventions and Noncompete Agreement.

Name: ____________________________________

(Please Print)

Signature: _________________________________

Date: _____________________________________

SCHEDULES

BP/KTF, LLC

SCHEDULES TO THE ASSET PURCHASE AGREEMENT

BY AND AMONG

VISTACHIARA PRODUCTIONS, INC.,

ACCESS INTEGRATED TECHNOLOGIES, INC, AND

BP/KTF, LLC

DATED AS OF JANUARY 7, 2007

The following are exceptions to the representations and warranties of BP/KTF, LLC, a California limited liability company (the “Sellers”), contained in that certain Asset Purchase Agreement (the “Agreement”) among the Sellers, VISTACHIARA PRODUCTIONS, INC., a Delaware corporation (“Buyer”) and Access Integrated Technologies, Inc., a Delaware corporation, the parent of Buyer (“AccessIT”), dated January 7, 2007.

Unless otherwise noted herein, any capitalized term in these Schedules shall have the same meaning assigned to such term in the Agreement. Disclosures made under the heading of one section may apply to, augment or qualify disclosures under all sections to which such disclosures reasonably relate. Section and schedule headings are provided herein for convenience only. All other schedules specifically referred to in Article V of the Agreement but not attached to the Agreement are incorporated herein by reference and the information therein shall be deemed to be disclosed for any and all purposes required pursuant to the Agreement. The inclusion of any item herein shall not be deemed to be an admission of any obligation of liability to any third party.

SCHEDULE 2.2	EXCLUDED ASSETS

Consulting Agreement with Bob Weiss dated as of December 4, 2006

Consulting Agreement with David Johnson dated as of December 11, 2006

E&O policy for distribution with National Casualty 11/23/05 – 11/23/06 (application for renewal accepted; renewal in process)

All cash and accounts receivable in excess of $650,000

SCHEDULE 2.3      ASSUMED LIABILITIES

Liabilities of BP/KTF, LLC under the Digital Distribution Services Agreement, dated October 1, 2005, by and between Screenvision Exhibition, Inc. and Kidtoon Films, Inc., as assigned to BP/KTF, LLC on July 28, 2006.

SCHEDULE 5.4	AUTHORITY, NO BREACH

The Agreement would constitute a default under that certain Digital Distribution Services Agreement between Screenvision Exhibition, Inc. and Kidtoon Films, Inc. dated as of October 1, 2005.

SCHEDULE 5.5	GOVERNMENTAL AUTHORITIES; CONSENTS

Consents for the following agreements:

1)            Digital Distribution Services Agreement between Screenvision Exhibition, Inc. and Kidtoon Films, Inc. dated as of October 1, 2005

2) Fox Faith Promotional Theatrical Exhibition Agreement dated as of July 28, 2006

3) Fox Urban Promotional Theatrical Exhibition Agreement dated as of November __, 2006 (execution copies awaiting signature at Fox)

4) Fox Kids Promotional Theatrical Exhibition Agreement dated as of November __, 2006 (execution copies awaiting signature at Fox)

5) Digital Cinema Agreement by and between Christie/AIX, Inc. and BP/KTF, LLC dated as of September 18, 2006

6) Fox Home Entertainment & The Bigger Picture Term Sheet Faith and Values Pictures, dated as of February 2, 2006.

7) Hasbro – “Candyland” dated as of November 1, 2004

8) Hasbro – “My Little Pony” dated as of November 1, 2004

9) American Greetings – “Holly Hobbie” dated as of August 31, 2006

SCHEDULE 5.6           FINANCIAL STATEMENTS AND ABSENCE OF CERTAIN DEVELOPMENTS

The Financial Statements are attached.

SCHEDULE 5.7	ABSENCE OF UNDISCLOSED LIABILITIES

None

SCHEDULE 5.9	ABSENCE OF CERTAIN DEVELOPMENTS

Seller has made certain disclosures of confidential information pursuant to that certain Consulting Agreement with Bob Weiss dated as of December 4, 2006, and that certain Consulting Agreement with David Johnson dated as of December 11, 2006.

Seller has made certain capital expenditures for the purchase of new computer equipment for the Business, which capital expenditures are less than $10,000 in the aggregate.

SCHEDULE 5.10	TITLE TO PROPERTIES

The Real Property consists of the premises at 21045 Califa St., #101, Woodland Hills CA 91367 which are leased to SD Entertainment and the use thereof is provided by SD Entertainment to Seller pursuant to the Services Agreement dated as of July 28, 2006.

Liens pursuant to the Digital Distribution Services Agreement between Screenvision Exhibition, Inc. and Kidtoon Films, Inc. dated as of October 1, 2005, and the Security Interest Agreement with Screenvision and Kidtoon Films, Inc. dated as of August 31, 2005, which grants a security interest in the Seller’s assets to Screen Vision.

The Seller’s fixed assets consist of 7 Dell Latitude Laptop Computers. All other equipment, machinery, furniture, fixtures, furnishings and leasehold improvements are owned by SD Entertainment, and the use thereof is provided by SD Entertainment to Seller pursuant to the Services Agreement dated as of July 28, 2006.

SCHEDULE 5.11	ACCOUNTS RECEIVABLE

INVOICE #	VENDOR	DESCRIPTION	AMOUNT	INVOICED

RAVE01	Rave Cinemas	Formatting Costs - Nemo, Cndylnd, Pinocchio	$5,030.25	08/11/06
CAR04	Carmike Cinemas	Shared Advertising Cost 'My Little Pony'	$1,949.18	12/26/06
FOX105	20th Cent. Fox	KTF release 'Little Robots'	$250,000.00	12/08/06
FOX106	20th Cent. Fox	KTF release 'Strawberry Shortcake'	$250,000.00	12/08/06
FOX06	20th Cent. Fox	Prod'n & Prep 'Love's Abiding Joy'	$97,382.00	10/30/06
FOX09	20th Cent. Fox	Mktg & Promo 'Thr3e' 1st 50%	$75,000.00	11/29/06
FOX10	20th Cent. Fox	Mktg & Promo 'Last Sin Eater' 1st 50%	$75,000.00	11/29/06
FOXU01	20th Cent. Fox	Fox Urban Release 'Constellation'	$250,000.00	12/07/06

		TOTAL	$1,004,361.43

SCHEDULE 5.12	TAX MATTERS

None

SCHEDULE 5.14	CONTRACTS AND COMMITMENTS

Digital Distribution Services Agreement between Screenvision Exhibition, Inc. and Kidtoon Films, Inc. dated as of October 1, 2005

Security Interest Agreement with Screenvision and Kidtoon Films, Inc. dated as of August 31, 2005

Non-Compete Agreement between Screenvision and each of Greg Rutkowski, Jonathan Dern and Michele Martell, dated as of August 31, 2005

Carmike Alternative Content Theatrical Program Exhibition Term Sheet dated as of May 18, 2006 (covers KTF and Fox Faith programs)

Fox Faith Promotional Theatrical Exhibition Agreement dated as of July 28, 2006

Side Letter for Fox Faith agreement dated as of November 8, 2006

Fox Urban Promotional Theatrical Exhibition Agreement dated as of November __, 2006 (execution copies awaiting signature at Fox)

Side Letter for Fox Urban agreement dated as of November 8, 2006

Fox Kids Promotional Theatrical Exhibition Agreement dated as of November __, 2006 (execution copies awaiting signature at Fox)

Anime Channel Term Sheet by and between FUNimation and Kidtoon Films, Inc. dated as of November 18, 2005

Professional Services Agreement by and between Access IT and BP/KTF, LLC dated as of September 19, 2005

Term Sheet by and between Access IT and BP/KTF, LLC dated as of September 18, 2006

Digital Cinema Agreement by and between Christie/AIX, Inc. and BP/KTF, LLC dated as of September 18, 2006

Put Agreement by and between SD Entertainment, Inc. and BP/KTF, LLC dated as of July 28, 2006.

Amendment to Put Agreement dated as of January 5, 2007, by and between SD Entertainment, Inc. and BP/KTF, LLC.

Trademark registration for Kidtoon Films name & logo

Trademark registration for The Bigger Picture name

Theatrical Distribution Agreements

Fox Home Entertainment & The Bigger Picture Term Sheet Faith and Values Pictures, dated as of February 2, 2006.

Terms of Discussion with Maple Pictures Corp., for Canadian distribution. (Parties have not entered into a definitive agreement)

Hasbro – “Tonka” dated as of September 1, 2004

Holiday Hills Farms – “Spookley the Square Pumpkin” dated as of September 21, 2004

Hasbro – “Candyland” dated as of November 1, 2004

Hasbro – “My Little Pony” dated as of November 1, 2004

Warner Bros. – “Golden Blaze” dated as of March 17, 2005

Warner Bros. – “Tom & Jerry” and “Scooby Doo” dated as of March 28, 2005

Lionsgate – “Pinocchio 3000” dated as of January 1, 2006

Lionsgate – “Arthur” dated as of January 1, 2006

Entertainment Rights – “Secret of the Sword” dated as of April 13, 2006

American Greetings – “Holly Hobbie” dated as of August 31, 2006

BKN Home Ent – “Christmas Carol” dated as of November 1, 2006

Dr. Mitroff Consulting Agreement dated as of February 1, 2005

Website agreement with Cass Creative dated as of November 10, 2005

E&O policy for distribution with National Casualty 11/23/05 – 11/23/06 (application for renewal accepted; renewal in process)

Consulting Agreement with Bob Weiss dated as of December 4, 2006

Consulting Agreement with David Johnson dated as of December 11, 2006

From time to time Seller enters into oral agreements with exhibitors regarding the booking of films or other entertainment content, which agreements include terms such as the box office split,

the duration and timing of the runs, co-op marketing responsibilities and such other matters as are standard in the exhibition business relating to the specific film or entertainment content that is the subject of the oral agreement

Mutual NDA between Access IT and BP/LTF, LLC dated as of May 16, 2006

Mutual NDA between Relativity Media & Seller dated as of July 17, 2006

Mutual NDA between David Braun Productions and SD Entertainment & Kidtoon Films, Inc. dated as of October 3, 2005

Mutual NDA between Ambergate Associates and SD Entertainment & Kidtoon Films, Inc. dated as of October 3, 2005

Nondisclosure and Proprietary Rights Agreement (Mutual) between Humongous, Inc. and SD Entertainment & Kidtoon Films, Inc. dated as of September 30, 2005

Mutual NDA between Screenvision Cinema Network LLC and Kidtoon Films, Inc. dated as of April 5, 2005; Mutual NDA between Cookie Jar Entertainment, Inc. and SD Entertainment & Kidtoon Films, Inc. dated as of August 20, 2004

Mutual NDA between Educational Adventures, Inc. and SD Entertainment & Kidtoon Films, Inc., dated as of July 19, 2004

SCHEDULE 5.15	INTELLECTUAL PROPERTY; DOMAIN NAMES

Seller claims all intellectual property rights in connection with the names “The Bigger Picture” and “Kidtoon Films,” and their related logos and trade dress.

All internet domain names owned or used by Seller:

www.kidtoonfilms.com

www.kidtoonfilms.net

www.kidtoonfilms.org

www.thebiggerpicture.us

Seller’s trademark rights in Kidtoon Films are subject to a security interest pursuant to the Digital Distribution Services Agreement between Screenvision Exhibition, Inc. and Kidtoon Films, Inc. dated as of October 1, 2005 and the Security Interest Agreement with Screenvision and Kidtoon Films, Inc. dated as of August 31, 2005.

SCHEDULE 5.16	LITIGATION

None

SCHEDULE 5.18	EMPLOYEES

None

SCHEDULE 5.19	EMPLOYEE BENEFIT PLANS

None

SCHEDULE 5.20	INSURANCE

The Company maintains an E&O policy for distribution with National Casualty 11/23/05 – 11/23/06 (application for renewal accepted; renewal in process)

SCHEDULE 5.21	AFFILIATE TRANSACTIONS

Pursuant to the Put Agreement between SD Entertainment, Inc. and BP/KTF, LLC dated as of July 28, 2006, SD Entertainment has a right to put up to three (3) pictures into Seller’s theatrical distribution platform in exchange for payment to Seller of distribution fees and a profit participation.

Pursuant to the Services Agreement, SD Entertainment owns and provides Seller with the use of certain real and personal property, and provides the services of certain employees, for the conduct of Seller’s business, as more fully set out in that Agreement.

SCHEDULE 5.22 CUSTOMERS AND SUPPLIERS

Fiscal Year ended December 31, 2005

Seller’s largest customers were: Regal Entertainment Group, Mann Theatres, Colorado Cinema Group, Dickinson, Ultrastar, Galaxy, Malco, Emagine, National Amusements.

Seller’s largest providers were: Warner Bros. Home Entertainment, Lionsgate Home Entertainment, Classic Media, Fox Home Entertainment, Chorion, FUNimation, Paramount Home Entertainment, Hasbro.

11-months ended November 30, 2006

Seller’s largest customers were: Carmike Cinemas, AMC, Regal Entertainment Group, Mann Theatres, Colorado Cinema Group, Dickinson, Ultrastar, Galaxy, Emagine, National Amusements.

Seller’s largest providers were: Fox Home Entertainment, Lionsgate Home Entertainment, Chorion, FUNimation, Paramount Home Entertainment, Hasbro, American Greetings, Sony Home Entertainment, Mattel, Entertainment Rights.

SCHEDULE 5.23	COMPLIANCE WITH LAWS; PERMITS

None

SCHEDULE 7.9	ACCOUNTS PAYABLE

VENDOR	INVOICE #	SERVICE	AMOUNT

ACCESS IT	6148	TRAILER DELIVERY - THREE	6,200.00
ACCESS IT	6163	MISC POST PROD'N - MODERN VIDEO *	12,047.75
ACCESS IT	6164	MISC POST PROD'N - MODERN VIDEO *	17,947.80
ACCESS IT	6223	ALT.CONTENT/FILM PLAYWEEKS	11,775.00
ACCESS IT	6224	THREE DISTRIBUTION	17,550.00

			65,520.55